Exhibit 2.1

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

among

TENAX AEROSPACE ACQUISITION, LLC

AIR INDUSTRIES GROUP

and

TRANSITORY AIR SUB LLC

Dated as of July 2, 2026

i

Schedules
Schedule A	Key AIR Stockholders

Exhibits
Exhibit A	Form of AIR Stockholder Support Agreement
Exhibit B	Form of Tenax Member Support Agreement
Exhibit C	Form of Tenax Member Lock-Up Agreement
Exhibit D	Form of Limited Liability Company Agreement of the Surviving Company
Exhibit E	Form of AIR Charter Amendment
Exhibit F	Form of Redemption Rights Agreement
Exhibit G	Form of Registration Rights Agreement

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of July 2, 2026 (this “Agreement”), among Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”); Air Industries Group, a Nevada corporation (“AIR”); and Transitory Air Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of AIR (“Merger Sub”).

WHEREAS, Tenax, AIR and Merger Sub entered into that certain Agreement and Plan of Merger, dated as of February 16, 2026 (such date, the “Original Execution Date”, and such agreement, the “Original Agreement”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of June 8, 2026 (the Original Agreement, as so amended, the “Existing Agreement”);

WHEREAS, the parties hereto desire to amend and restate the Existing Agreement in its entirety on the terms and subject to the conditions set forth herein, and this Agreement shall, upon effectiveness, supersede the Existing Agreement in its entirety;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DLLCA, Tenax, AIR and Merger Sub have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Tenax, with Tenax continuing as the Surviving Company in such merger (the “Merger”);

WHEREAS, in consideration for the Merger, AIR will issue shares of AIR Common Stock constituting the Merger Consideration to each holder of membership units of Tenax (the “Tenax Members”);

WHEREAS, the Tenax Board has (a) unanimously approved this Agreement and declared its advisability and (b) resolved to recommend the approval of this Agreement by the Tenax Members;

WHEREAS, the AIR Board has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, AIR and its stockholders; (b) adopted this Agreement and approved the Transaction Documents and the Transactions; (c) resolved to recommend that the stockholders of AIR vote in favor of approving the AIR Charter Amendment and the issuance of AIR Common Stock in connection with the Merger (the “AIR Stock Issuance”, and such recommendation, the “AIR Recommendation”); and (d) directed that the AIR Charter Amendment and the AIR Stock Issuance be submitted to the stockholders of AIR for approval at a duly held meeting of such stockholders to be called for such purpose (the “AIR Stockholders Meeting”);

WHEREAS, AIR, as the sole member of Merger Sub, has approved this Agreement by written consent;

WHEREAS, each holder of AIR Stock listed on Schedule A (the “Key AIR Stockholders”) has delivered to Tenax a support agreement in the form attached hereto as Exhibit A (the “AIR Stockholder Support Agreement”);

WHEREAS, Tenax Members holding a majority in voting power of the outstanding membership units of Tenax (the “Consenting Tenax Members”) have delivered to AIR support agreements in the form attached hereto as Exhibit B (the “Tenax Member Support Agreements”);

WHEREAS, concurrently with the execution and delivery of the Original Agreement and as a condition and inducement to AIR and Merger Sub’s willingness to enter into the Original Agreement, each of Thomas Foley and Taran Bakker executed and delivered a lock-up agreement in the form attached hereto as Exhibit C (the “Tenax Member Lock-Up Agreements”), in each case to be effective as of and contingent upon the Closing;

WHEREAS, as of or prior to the Closing, AIR and Broadridge Corporate Issuer Solutions, LLC (the “Rights Agent”) will enter into the Redemption Rights Agreement, pursuant to which the AIR Stockholders as of the Business Day prior to the Closing will have the right to cause AIR to redeem their shares of AIR Common Stock for an amount in cash equal to 107.3% of the Debt Adjusted AIR Share Price (such amount, the “Redemption Price”) following the first anniversary of the Closing Date;

WHEREAS, as of or prior to the Closing, AIR and the Tenax Members will enter into the Registration Rights Agreement, pursuant to which AIR will provide the Tenax Members with customary registration and demand rights for their shares of AIR Common Stock;

WHEREAS, following the filing and effectiveness of the AIR Charter Amendment with Nevada Secretary of State but prior to the Closing, AIR will file a certificate of change (the “AIR Certificate of Change”) with the Nevada Secretary of State to effect, pursuant to NRS 78.207, a reverse stock split of the issued and outstanding shares of AIR Common Stock at a ratio of one post-split share of AIR Common Stock for every five pre-split shares of AIR Common Stock, while simultaneously reducing the number of authorized shares of AIR Common Stock under the articles of incorporation of AIR (after giving effect to the AIR Charter Amendment) by a corresponding factor, with any fractional share of AIR Common Stock otherwise resulting from the split rounded up to the nearest whole share (collectively, the “AIR Reverse Stock Split”); and

WHEREAS, the parties hereto intend that the Merger (a) qualifies as a tax-free exchange pursuant to Section 351(a) of the Code and (b) shall be treated in a manner consistent with Situation 3 of IRS Revenue Ruling 84-111.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Tenax, AIR and Merger Sub hereby agree as follows:

Article I

DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“Acceptable AIR Confidentiality Agreement” means a customary confidentiality agreement between AIR and a Person who has made a proposal satisfying the requirements of Section 7.02(c) that contains terms no less favorable to AIR than those contained in the Confidentiality Agreement and does not include provisions requiring exclusive negotiations.

“Acceptable Tenax Confidentiality Agreement” means a customary confidentiality agreement between Tenax and a Person who has made a proposal satisfying the requirements of Section 7.02(h) that contains terms no less favorable to Tenax than those contained in the Confidentiality Agreement and does not include provisions requiring exclusive negotiations.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“Adverse Liquidity Event” means (a) an involuntary case or other proceeding shall have been commenced and is continuing against AIR or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to its debts under any federal, state or foreign bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or an Order for relief shall have been entered against AIR or any of its Subsidiaries under any such bankruptcy Laws as in effect on or after the date hereof; (b) AIR or any of its Subsidiaries shall have (i) voluntarily commenced any proceeding or filed any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar Law in effect on or after the date hereof, (ii) consented to the institution of, or failed to contest in a timely and appropriate manner, any case or other proceeding described in clause (a) of this definition, (iii) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the AIR or any of its Subsidiaries or for a substantial part of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) made a general assignment for the benefit of creditors or (vi) taken any corporate action to authorize any of the foregoing clauses (i) through (v); or (c) AIR or any of its Subsidiaries (i) fails to make any payment required under the Webster Loan or any AIR Subordinated Note in a timely manner or (ii) fails to observe or perform any other agreement or condition relating to the Webster Loan or any AIR Subordinated Note, or any other event occurs, and such failure or other event results in the lender(s) under the Webster Loan or the holders of the AIR Subordinated Notes accelerating repayment of the Webster Loan (or any portion thereof) or any of the AIR Subordinated Notes such that the Webster Loan (or any portion thereof) or any AIR Subordinated Note is obligated to be repaid prior to its respective stated maturity.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“AIR 6% Convertible Notes” means AIR’s outstanding 6% Subordinated Notes, issued on January 1, 2021, and with a maturity date of October 1, 2026, which are convertible into shares of AIR Common Stock.

“AIR 7% Convertible Notes” means AIR’s outstanding 7% Senior Subordinated Convertible Notes, issued on January 1, 2021, and with a maturity date of October 1, 2026, which are convertible into shares of AIR Common Stock.

“AIR 12% Subordinated Notes” means AIR’s outstanding 12% Subordinated Notes, issued on January 1, 2021, and February 1, 2024, and with a maturity date of October 1, 2026.

“AIR Benefit Plan” means every Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by AIR or any of its Subsidiaries or any of its ERISA Affiliates, to which AIR or any of its Subsidiaries or any of its ERISA Affiliates is a party, or with respect to which AIR or any of its Subsidiaries or any of its ERISA Affiliates may have any obligation or liability, whether actual or contingent.

“AIR Board” means the Board of Directors of AIR.

“AIR Collective Bargaining Agreement” means each Collective Bargaining Agreement covering any AIR Service Provider or to which AIR or any of its Subsidiaries is a party or bound by.

“AIR Common Stock” means the common stock, par value $0.001 per share, of AIR.

“AIR Convertible Notes” means, collectively, the AIR 6% Convertible Notes and the AIR 7% Convertible Notes.

“AIR Disclosure Letter” means the disclosure letter dated as of the Original Execution Date and delivered by AIR to Tenax simultaneously with the signing of the Original Agreement.

“AIR Equity Awards” means, collectively, the AIR RSU Awards and the AIR Stock Options.

“AIR Government Bid” means any pending bid, proposal, offer or quote for supplies or services made by AIR or any of its Subsidiaries that, if accepted, would result in an AIR Government Contract.

“AIR Government Contract” means any prime contract, subcontract, grant, subaward, other transaction agreement or contract, basic ordering agreement, blanket purchase agreement, teaming agreement, letter contract, purchase order, task order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto, awarded (a) to AIR or any of its Subsidiaries by any Governmental Authority or by a prime contractor or higher-tier subcontractor (or proposed prime contractor or higher-tier subcontractor) under or in relation to such Contracts or (b) by AIR or any of its Subsidiaries under or in relation to such contracts to a subcontractor (or proposed subcontractor) at any tier. For the avoidance of doubt, a task order, purchase order or delivery order under an AIR Government Contract shall not constitute a separate AIR Government Contract for purposes of this definition, but shall be a part of the AIR Government Contract to which it relates.

“AIR IP” means all AIR Owned IP together with all Intellectual Property licensed by AIR or any of its Subsidiaries and used, held for use or planned for use in AIR’s business.

“AIR IP Agreements” means any contract: (a) pursuant to which any third-party Intellectual Property is licensed or provided to AIR or any of its Subsidiaries, other than (i) confidentiality and non-disclosure agreements entered into in the ordinary course of business, (ii) non-exclusive licenses for generally commercially available, off-the-shelf non-customized Software under standard, non-negotiated terms for a one-time or annual aggregate fee of less than $250,000, (iii) licenses to Public Software, (iv) non-exclusive licenses granted to AIR or any of its Subsidiaries in the ordinary course of business and (v) contracts in which the license or grant of rights to use Intellectual Property is ancillary or incidental to the transaction contemplated by such contract; (b) pursuant to which AIR or any of its Subsidiaries has granted to any person any right or interest in any material AIR IP, including any right to use, or any option to acquire title to, any item of material AIR IP, other than (i) confidentiality and non-disclosure agreements entered into in the ordinary course of business, (ii) non-exclusive licenses granted in the ordinary course of business and (iii) contracts in which the license or grant of rights to use Intellectual Property is non-exclusive and merely ancillary or incidental to the transaction contemplated by such contract; or (c) to which AIR or any of its Subsidiaries is a party containing any covenant not to sue, concurrent use agreement, settlement agreement, co-existence agreement or other consent, in each case, with respect to any Intellectual Property.

“AIR IT Assets” means all IT Assets owned, licensed, leased or used or held for use by AIR or any of its Subsidiaries.

“AIR Leased Real Property” means all real property (together with any buildings, improvements and fixtures thereon) leased, subleased, licensed or otherwise occupied by AIR or any of its Subsidiaries, as tenant, subtenant, licensee or occupant.

“AIR Material Adverse Effect” means (a) the occurrence of an Adverse Liquidity Event or (b) any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of AIR and its Subsidiaries taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether an AIR Material Adverse Effect has occurred pursuant to this clause (b)(i): (A) any change in the market price, trading volume or credit ratings of AIR Common Stock or any failure, in and of itself, to meet internal or public revenue or earnings projections, forecasts, guidance, estimates, milestones or budgets for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether an AIR Material Adverse Effect has occurred); (B) changes in general economic, legal, regulatory or political conditions, or in the financial, credit or capital markets in general; (C) changes in applicable Law or GAAP, or in any interpretation thereof; (D) changes in the markets or industries in which AIR and its Subsidiaries operate (including legal and regulatory changes); (E) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of the date of this Agreement; (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic; (G) any changes resulting or arising from the identity of Tenax or any of its Affiliates; or (H) the public announcement, pendency or performance of this Agreement; provided that, in each of clauses (B) through (F), AIR and its Subsidiaries, taken as a whole, are not affected disproportionately relative to other participants in the industries in which they operate; or (ii) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transactions by AIR or Merger Sub or otherwise prevent either of AIR or Merger Sub from performing its obligations under this Agreement.

“AIR Owned IP” means all Intellectual Property owned or purported to be owned or exclusively licensed by AIR or any of its Subsidiaries (whether solely or jointly with one or more other Persons) as of the Original Execution Date.

“AIR Owned Real Property” means all real property (together with any buildings, improvements and fixtures thereon) owned in fee simple by AIR or any of its Subsidiaries.

“AIR Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for AIR and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“AIR Preferred Stock” means the preferred stock, par value $0.001 per share, of AIR.

“AIR Real Property Leases” means all leases, subleases, licenses, occupancy agreements and other agreements under which AIR or any of its Subsidiaries uses or occupies, or has the right to use or occupy, any AIR Leased Real Property (including all guaranties and assignments thereof and all modifications, amendments, supplements and side letters thereto).

“AIR RSU Awards” means restricted stock units with respect to shares of AIR Common Stock granted pursuant to the AIR Stock Plans or otherwise.

“AIR Service Provider” means each of the directors, officers, employees and independent contractors of AIR and each of its Subsidiaries.

“AIR Stock” means, collectively, the AIR Common Stock and the AIR Preferred Stock.

“AIR Stock Options” means options to purchase shares of AIR Common Stock granted pursuant to the AIR Stock Plans or otherwise.

“AIR Stock Plans” means the AIR 2022 Equity Incentive Plan, the AIR 2017 Equity Incentive Plan, the AIR 2016 Equity Incentive Plan and the AIR 2015 Equity Incentive Plan, each as amended or amended and restated from time to time.

“AIR Stockholder Approvals” means, collectively, (a) the approval of the AIR Charter Amendment at the AIR Stockholders Meeting by such proportion of the voting power of the holders of the AIR Common Stock as is required therefor under the NRS and the articles of incorporation and bylaws of AIR; and (b) the approval of the AIR Stock Issuance at the AIR Stockholders Meeting by such proportion of the voting power of the holders of the AIR Common Stock as is required therefor under the NRS and the articles of incorporation and bylaws of AIR.

“AIR Subordinated Notes” means, collectively, the AIR 6% Convertible Notes, the AIR 7% Convertible Notes and the AIR 12% Subordinated Notes.

“Artificial Intelligence Tools” means technologies or tools involving deep learning, machine learning, computer vision, natural language processing (or large language models), including any and all Software and systems that employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, k-means clustering) or reinforcement learning.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Blue Sky Laws” means state securities “blue sky” Laws.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Capitalization Date” means September 30, 2025.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means each collective bargaining, works council or other labor union contract or labor arrangement.

“Competing AIR Proposal” means any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the Merger), (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving AIR or any of its Subsidiaries pursuant to which any Person or the shareholders of any Person would own 15% or more of any class of equity securities of AIR or of any resulting parent company of AIR; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of AIR and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of AIR; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of AIR; (e) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger; or (f) any combination of the foregoing.

“Competing AIR Transaction Agreement” means a binding letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other Contract or agreement which contemplates or which would reasonably be expected to lead to any Competing AIR Proposal (other than an Acceptable AIR Confidentiality Agreement).

“Competing Tenax Proposal” means any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the Merger), (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Tenax or any of its Subsidiaries pursuant to which any Person or the shareholders of any Person would own 15% or more of any class of equity securities of Tenax or of any resulting parent company of Tenax; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of Tenax and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Tenax; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of Tenax; (e) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger; or (f) any combination of the foregoing.

“Competing Tenax Transaction Agreement” means a binding letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other Contract or agreement which contemplates or which would reasonably be expected to lead to any Competing Tenax Proposal (other than an Acceptable Tenax Confidentiality Agreement).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 25, 2025, between AIR and Tenax or their Representatives or Affiliates.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, deed of trust, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is intended by the parties thereto to be legally binding, in each case, including all amendments, supplements, restatements or other modifications thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Debt Adjusted AIR Share Price” means $3.05, subject to adjustment in accordance with Section 3.03 ($15.25 after giving effect the AIR Reverse Stock Split).

“Encumbrances” means mortgages, deeds of trust, pledges, liens, security interests, hypothecations, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights or disposition rights or any option, right of first refusal or right of first offer.

“Environmental Law” means any Law relating to pollution or protection of the environment, climate, natural resources, threatened or endangered species or, as it relates to exposure to hazardous or toxic materials, human health and safety.

“Environmental Permits” means all permits, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by a party hereto or its Affiliates, or on its or their behalf, or for which it or they are liable, in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the solicitation of securityholder approvals, the filing of any required notices under applicable foreign, federal or state antitrust, competition, fair trade or similar Laws or other similar regulations and all other matters related to the closing of the Transactions, including the Merger, but, for the avoidance of doubt, shall not include the cost of grants of stock or other compensation paid to management or directors.

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction. For purposes of Section 4.21 and Section 5.21, the term “Governmental Authority” shall also include any entity owned or controlled by a Governmental Authority.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials, medical wastes, asbestos, polychlorinated biphenyls, per- and poly-fluorinated substances, hazardous or toxic substances and any other chemical, material, substance or waste that is regulated or that forms the basis of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, all obligations or undertakings by such Person (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, debentures, notes or similar instruments; (c) for capitalized leases or to pay the deferred and unpaid purchase price of property, equipment or services; (d) pursuant to securitization or factoring programs or arrangements; (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness; (f) to maintain or cause to be maintained the financing or financial position of others; (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); (h) letters of credit, bank guarantees and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon; and (i) all Indebtedness of a type referred to in clauses (a) through (h) above of any Person secured by (or for which the holder of such Indebtedness has a right, contingent or otherwise, to be secured by) any Encumbrance on any property or assets owned by such Person or any of its Subsidiaries.

“Intellectual Property” means all worldwide rights in or to patents and patent applications, including, in each case, any provisionals, substitutions, divisionals, continuations, continuations-in-part, re-examinations, renewals, extensions, reissues and equivalents thereof in any jurisdiction; (b) registered or unregistered trademarks, trade dress, trade names, brand names, corporate names, service marks, certification marks, designs, logos, slogans and other indications of origin, the goodwill associated with the foregoing and registrations and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application; (c) works of authorship and copyrights (including copyrights in Software and websites), whether published or unpublished and copyright registrations, applications for registration, and extensions thereof; (d) rights associated with domain names, uniform resource locators, internet protocol addresses, social media handles and other names, identifiers and locators associated with internet addresses, sites and services; (e) trade secrets, know-how (including all ideas, concepts, research and development) and other proprietary information, whether or not patentable, including inventions, discoveries, prototypes, results or data in any jurisdiction with respect to the foregoing, in each case, that derives economic value, whether actual or potential, from not being generally known to other persons (collectively, “Trade Secrets”); (f) Software; (g) analyses, development tools, information (including scientific, technical, or regulatory information), testing procedures, testing results and business, financial, sales and marketing plans, compilations, processes, methods, compositions, formulae, designs, drawings, tolerances, comparisons, specifications, techniques and know-how and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries); and (h) any and all other similar or equivalent intellectual property rights anywhere in the world.

“Intervening Event” means any material event, fact, circumstance, effect, development or occurrence that (a) was not known to, or reasonably foreseeable by, the AIR Board as of the date hereof or, if known, the material consequences of which were not known or reasonably foreseeable as of the date hereof and (b) does not involve or relate to the receipt, existence or terms of any Competing AIR Proposal; provided, however, that no event, fact, circumstance, effect, development or occurrence arising out of, or resulting from, the following should constitute or be taken into account in determining whether an Intervening Event has occurred: (i) any Competing AIR Proposal or any actual or potential acquisition of assets or businesses from AIR or any of its Subsidiaries or (ii) any of the following: (A) any change in the market price, trading volume or credit ratings of AIR Common Stock or any failure, in and of itself, to meet internal or public revenue or earnings projections, forecasts, guidance, estimates, milestones or budgets for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether an Intervening Event has occurred); (B) changes in general economic, legal, regulatory or political conditions, or in the financial, credit or capital markets in general; (C) changes in applicable Law or GAAP, or in any interpretation thereof; (D) changes in the markets or industries in which AIR and its Subsidiaries operate (including legal and regulatory changes); (E) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of the date of this Agreement; (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic; (G) any changes resulting or arising from the identity of Tenax or any of its Affiliates; or (H) the public announcement, pendency or performance of this Agreement.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all (a) computers (including, servers, firewalls, workstations, desktops, laptops and handheld devices), Software, hardware (whether general or special purpose), networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, information security and telecommunications capabilities, data centers, operating systems and all other information technology equipment and other similar or related items of information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services, and (b) any business systems software or applications (including CRM, ERP, HR, IT support and accounting systems), whether hosted in “on prem” and/or in the cloud, or provided as a service (e.g., “Software-as-a-Service”), and the documentation, reference and resource materials relating thereto and all Contracts and contractual rights required in connection with the foregoing.

“knowledge of AIR” means the actual knowledge of the individuals listed in Section 1.02 of the AIR Disclosure Letter or what such individuals would reasonably be expected to know after making reasonable inquiry of the executives and managers having primary responsibility for the applicable matter.

“knowledge of Tenax” means the actual knowledge of the individuals listed in Section 1.01 of the Tenax Disclosure Letter or what such individuals would reasonably be expected to know after making reasonable inquiry of the executives and managers having primary responsibility for the applicable matter.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Merger Consideration” means 126,900,000 shares of AIR Common Stock, subject to adjustment in accordance with Section 3.03 (25,380,000 shares of AIR Common Stock after giving effect to the AIR Reverse Stock Split).

“NRS” means the Nevada Revised Statutes.

“NYSE American” means the NYSE American stock exchange.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Outside Date” means September 30, 2026.

“Permitted Encumbrances” means (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over any real property which are not violated in any material respect by the current use and operation of such real property; (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance or old age pension programs mandated under applicable Laws; (e) covenants, conditions, restrictions, easements and other similar non-monetary matters of record that would not reasonably be expected to, individually or in the aggregate, adversely affect the current occupancy or use of the subject real property in any material respect; (f) restrictions on the transfer of securities arising under federal and state securities Laws; and (g) any Encumbrances caused by state statutes or specific provisions of real property leases, in each case, with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject leased real property.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Personal Data” means (a) any information defined as “personal data”, “personally identifiable information” or “personal information” under any Privacy and Data Security Requirement or (b) any information that can reasonably be used to identify an individual natural person or relating to an identified or identifiable natural person, directly or indirectly, including name, a unique identification number, government-issued identifier (including Social Security number and driver’s license number), physical address, gender and date of birth. Personal Data that has been pseudonymized shall also be considered Personal Data to the extent treated as such under any Privacy and Data Security Requirement.

“Plan” means (a) each “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) each other employment, independent contractor, consulting, pension, retirement, supplemental retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance, vacation, bonus, incentive, disability, medical, vision, dental, health, life insurance, perquisite, fringe benefit or other compensation or benefit plan, program, agreement, arrangement, policy, trust, fund or Contract, whether written or unwritten.

“Privacy and Data Security Requirements” means (a) any Laws regulating the collecting, accessing, using, disclosing, transmitting, transferring, securing, sharing, storing, maintaining, retaining, deleting, disposing, modifying, protecting, privacy of, breach of or processing (collectively, “Processing”) of Personal Data; (b) obligations under all contracts to which AIR or any of its Subsidiaries is a party or is otherwise bound that relate to Personal Data; and (c) all of AIR’s and its Subsidiaries’ internal and publicly posted policies and representations regarding the collection, access, use, disclosure, transmission, transfer, storage, maintenance, retention, deletion, disposal, modification, protection or Processing of Personal Data.

“Public Software” means (a) any Software used under a license identified as an open source license by the Open Source Initiative (www.opensource.org) and (b) any other Software that is distributed as freeware or under similar licensing or distribution models.

“Redemption Rights Agreement” means a redemption rights agreement between AIR and the Rights Agent in the form attached hereto as Exhibit F.

“Registered AIR IP” means all Intellectual Property included in AIR Owned IP that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority or internet domain name registrar.

“Registered Tenax IP” means all Intellectual Property included in Tenax Owned IP that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority or internet domain name registrar.

“Registration Rights Agreement” means a registration rights agreement among AIR and the Tenax Members in the form attached hereto as Exhibit G.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Required Tenax Member Approval” means the affirmative vote (at a meeting or by written consent) of holders of not less than a majority in voting power of the issued and outstanding Tenax Units.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Software” means all computer software, programs (whether in source code, object code, human readable form or other form); applications; algorithms; user interfaces; application programming interfaces; diagnostics; software development tools and kits; templates; menus; analytics and tracking tools; compilers; library functions; version control systems; operating system virtualization environments; databases and compilations, including data and collections of data, whether machine-readable or otherwise; technology supporting the foregoing, together with all boot, compilation, configuration, debugging, performance analysis and runtime files; libraries; data; documentation, including user manuals and training materials, related to any of the foregoing; and any cloud storage containing any of the foregoing.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing AIR Proposal (other than pursuant to clause (e) of such definition) which the AIR Board reasonably determines, in its good-faith judgment, after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel, to be (a) more favorable to the stockholders of AIR from a financial point of view (after taking into account all of the terms and conditions of such proposal, including the sources and terms of any financing, financing market conditions and the existence of a financing contingency) than the Merger (after taking into account any changes to the financial terms of this Agreement proposed by Tenax in response to such offer or otherwise) and (b) reasonably expected to be consummated on the terms so proposed. For the purposes of the definition of “Superior Proposal”, each reference to “15%” in the definition of “Competing AIR Proposal” shall be replaced with “75%”.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding a party to this Agreement or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability (excluding any agreements or arrangements the principal subject matter of which is not Taxes).

“Taxes” means all taxes or similar duties, fees or charges or assessments thereof imposed by any Governmental Authority, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Tenax Benefit Plan” means every Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Tenax or any of its Subsidiaries or any of its ERISA Affiliates, to which Tenax or any of its Subsidiaries or any of its ERISA Affiliates is a party, or with respect to which Tenax or any of its Subsidiaries or any of its ERISA Affiliates may have any obligation or liability, whether actual or contingent.

“Tenax Board” means the Board of Managers of Tenax.

“Tenax Disclosure Letter” means the disclosure letter dated as of the Original Execution Date and delivered by Tenax to AIR and Merger Sub simultaneously with the signing of the Original Agreement.

“Tenax Government Bid” means any pending bid, proposal, offer or quote for supplies or services made by Tenax or any of its Subsidiaries that if accepted, would result in a Tenax Government Contract.

“Tenax Government Contract” means any prime contract, subcontract, grant, subaward, other transaction agreement or contract, basic ordering agreement, blanket purchase agreement, teaming agreement, letter contract, purchase order, task order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto, awarded (a) to Tenax or any of its Subsidiaries by any Governmental Authority or by a prime contractor or higher-tier subcontractor (or proposed prime contractor or higher-tier subcontractor) under or in relation to such Contracts or (b) by Tenax or any of its Subsidiaries under or in relation to such contracts to a subcontractor (or proposed subcontractor) at any tier. For the avoidance of doubt, a task order, purchase order or delivery order under a Tenax Government Contract shall not constitute a separate Tenax Government Contract for purposes of this definition, but shall be a part of the Tenax Government Contract to which it relates.

“Tenax IP” means all Tenax Owned IP together with all Intellectual Property licensed by Tenax or any of its Subsidiaries and used, held for use or planned for use in Tenax’s business.

“Tenax IP Agreements” means any contract: (i) pursuant to which any third-party Intellectual Property is licensed or provided to Tenax or any of its Subsidiaries, other than (a) confidentiality and non-disclosure agreements entered into in the ordinary course of business, (b) non-exclusive licenses for generally commercially available, off-the-shelf non-customized Software under standard, non-negotiated terms for a one-time or annual aggregate fee of less than $500,000, (c) licenses to Public Software, (d) non-exclusive licenses granted to Tenax or any of its Subsidiaries in the ordinary course of business and (e) contracts in which the license or grant of rights to use Intellectual Property is ancillary or incidental to the transaction contemplated by such contract; (ii) pursuant to which Tenax or any of its Subsidiaries has granted to any person any right or interest in any material Tenax IP, including any right to use, or any option to acquire title to, any item of material Tenax IP, other than (a) confidentiality and non-disclosure agreements entered into in the ordinary course of business, (b) non-exclusive licenses granted in the ordinary course of business and (c) contracts in which the license or grant of rights to use Intellectual Property is non-exclusive and merely ancillary or incidental to the transaction contemplated by such contract; or (iii) to which Tenax or any of its Subsidiaries is a party containing any covenant not to sue, concurrent use agreement, settlement agreement, co-existence agreement or other consent, in each case, with respect to any Intellectual Property.

“Tenax IT Assets” means all IT Assets owned, licensed, leased or used or held for use by Tenax or any of its Subsidiaries.

“Tenax Leased Real Property” means all real property (together with any buildings, improvements and fixtures thereon) leased, subleased, licensed or otherwise occupied by Tenax or any of its Subsidiaries, as tenant, subtenant, licensee or occupant.

“Tenax Material Adverse Effect” means any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Tenax and its Subsidiaries taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether a Tenax Material Adverse Effect has occurred: (i) any change in the market price, trading volume or credit ratings of Tenax equity interests or any failure, in and of itself, to meet internal or public revenue or earnings projections, forecasts, guidance, estimates, milestones or budgets for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Tenax Material Adverse Effect has occurred); (ii) changes in general economic, legal, regulatory or political conditions, or in the financial, credit or capital markets in general; (iii) changes in applicable Law or GAAP or in any interpretation thereof; (iv) changes in the markets or industries in which Tenax and its Subsidiaries operate (including legal and regulatory changes); (v) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of the date of this Agreement; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic; (vii) any changes resulting or arising from the identity of AIR or any of its Affiliates; or (viii) the public announcement, pendency or performance of this Agreement; provided that, in each of clauses (ii) through (vi), Tenax and its Subsidiaries, taken as a whole, are not affected disproportionately relative to other participants in the industries in which they operate; or (b) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transactions by Tenax or otherwise prevent Tenax from performing its obligations under this Agreement.

“Tenax Nominee” means NTC Equity Holdings, LLC.

“Tenax Owned IP” means all Intellectual Property owned or exclusively licensed by Tenax or any of its Subsidiaries (whether solely or jointly with one or more other Persons) as of the Original Execution Date.

“Tenax Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for Tenax and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Tenax Real Property Leases” means all leases, subleases, licenses, occupancy agreements and other agreements under which Tenax or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (including all guaranties and assignments thereof and all modifications, amendments, supplements and side letters thereto).

“Tenax Service Provider” means each of the directors, officers, employees and independent contractors of Tenax and each of its Subsidiaries.

“Tenax Warrantholders” means AEAMF Aero Funding LLC, ACSF Aero Funding LLC, MMPDFII Aero Blocker, LLC and MetLife Middle Market Private Debt Fund II, LP; provided that a Tenax Warrantholder shall become a Tenax Member to the extent it exercises its Warrant prior to the Closing.

“Trading Day” means a day on which shares of AIR Common Stock are traded on the NYSE American.

“Transaction Documents” means, collectively, this Agreement, the AIR Stockholder Support Agreement, the Tenax Member Support Agreements, the Tenax Member Lock-Up Agreements, the Redemption Rights Agreement, the Registration Rights Agreement, the Certificate of Merger and all other Contracts delivered or required to be delivered by any party hereto at or prior to the Closing pursuant to this Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents, including the Merger.

“Warrants” means, collectively, (i) Warrant to Purchase Class A-2 Units No. W-1, dated as of January 7, 2026, held by AEAMF Aero Funding LLC; (ii) Warrant to Purchase Class A-2 Units No. W-2, dated as of January 7, 2026, held by ACSF Aero Funding LLC; (iii) Warrant to Purchase Class A-2 Units No. W-3, dated as of January 7, 2026, held by MMPDFII Aero Blocker, LLC; and (iv) Warrant to Purchase Class A-2 Units No. W-4, dated as of January 7, 2026, held by MetLife Middle Market Private Debt Fund II, LP.

“Webster Loan” means the Loan and Security Agreement, dated as of December 31, 2019, by and among Air Industries Machining, Corp., a New York corporation, Nassau Tool Works, Inc., a New York corporation, and The Sterling Engineering Corporation, a Connecticut corporation, as borrowers, AIR and Air Realty Group, LLC, a Connecticut limited liability company, as guarantors and Webster Bank, National Association, as lender, as amended from time to time.

Section 1.02  Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

Agreement	Preamble
AIR	Preamble
AIR Certificate of Change	Recitals
AIR Charter Amendment	Section 2.05
AIR Financial Statements	Section 4.06(b)
AIR Material Contracts	Section 4.17(a)

Defined Term	Location of Definition

AIR Recommendation	Recitals
AIR Related Parties	Section 9.03(h)
AIR Reverse Stock Split	Recitals
AIR SEC Reports	Section 4.06(a)
AIR Stock Issuance	Recitals
AIR Stockholder Support Agreement	Recitals
AIR Stockholders Meeting	Recitals
AIR Termination Fee	Section 9.03(a)(iii)
Anti-Corruption Laws	Section 4.21(a)
Antitrust Laws	Section 7.07(a)
Certificate of Merger	Section 2.03
Change in the AIR Recommendation	Section 7.02(d)
Charter Amendment Effective Time	Section 7.20
Closing	Section 2.02
Consenting Tenax Members	Recitals
Continuing Employees	Section 7.04(a)
D&O Insurance	Section 7.05(b)
Effective Time	Section 2.03
Existing Agreement	Recitals
Export Control Laws	Section 4.21(d)
Filed AIR SEC Reports	Article IV
Key AIR Stockholders	Recitals
Merger	Recitals
Merger Sub	Preamble
Money Laundering Laws	Section 4.21(b)
Notice of Adverse Recommendation	Section 7.02(d)
Original Agreement	Recitals
Original Execution Date	Recitals
Pass-Through Tax Matter	Section 7.12(c)
Pass-Through Tax Return	Section 7.12(b)
Payoff Amount	Section 7.13
Payoff Debt	Section 7.13
Payoff Letters	Section 7.13
Proxy Statement/Prospectus	Section 4.04(b)
R&D Sponsor	Section 4.14(h)
Redemption Price	Recitals
Registration Statement	Section 4.04(b)
Restraint	Section 8.01(c)
Restriction	Section 7.07(a)
Rights Agent	Recitals
Sanctioned Person	Section 4.21(c)
Sanctions	Section 4.21(c)
Surviving Company	Section 2.01
Tenax	Preamble

Defined Term	Location of Definition

Tenax Closing Capitalization Schedule	Section 3.01(a)
Tenax Financial Statements	Section 5.06(a)
Tenax Material Contracts	Section 5.17(a)
Tenax Member Lock-Up Agreements	Recitals
Tenax Member Support Agreements	Recitals
Tenax Members	Recitals
Tenax Related Parties	Section 9.03(h)
Tenax Termination Fee	Section 9.03(b)
Tenax Units	Section 3.02(a)
Tenax Warrantholder Allocation	Section 3.01(a)(ii)
Transfer Agent	Section 3.06(a)

Section 1.03  Interpretation; Headings. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. When reference is made to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive (i.e., it means “and/or”). Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. The phrases “delivered”, “provided to”, “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, mean, with respect to any statement to the effect that any information, document or other material has been “delivered”, “provided to”, “made available to” or “furnished to” Tenax or AIR, as applicable, that such information, document or material was made available for review in an unredacted form by Tenax or AIR, as applicable, or any of its Representatives no later than 5:00 p.m., New York City time, on the Original Execution Date in the virtual data room established by AIR or Tenax, as applicable, in connection with this Agreement.

Article II

THE MERGER

Section 2.01  The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DLLCA and this Agreement, at the Effective Time, Merger Sub shall be merged with and into Tenax. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Tenax shall continue as the surviving limited liability company in the Merger (the “Surviving Company”) and, following the Merger, Tenax shall be a wholly owned Subsidiary of AIR.

Section 2.02  Closing. The closing of the Transactions (the “Closing”) shall take place on the third Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless another date is agreed to in writing by Tenax and AIR. The Closing shall be held at the offices of Cravath, Swaine & Moore LLP, Two Manhattan West, 375 Ninth Avenue, New York, New York 10001, or such other place as the parties shall agree.

Section 2.03  Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, (a) Tenax will cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DLLCA (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later date and time as is specified in the Certificate of Merger and as is agreed to by AIR and Tenax in writing, being the “Effective Time” and (b) each of AIR, Merger Sub and Tenax shall make all other filings or recordings required under the NRS or the DLLCA (if any).

Section 2.04  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DLLCA.

Section 2.05  Organizational Documents. (a) At the Effective Time, (i) the certificate of formation of the Surviving Company shall be the certificate of formation of Tenax as of immediately prior to the Effective Time and (ii) the limited liability company agreement in the form set forth in Exhibit D to this Agreement shall be the limited liability company agreement of the Surviving Company, in each case until thereafter amended in accordance with applicable Law; (b) at the Charter Amendment Effective Time, the articles of incorporation of AIR shall be amended pursuant to an amendment in the form attached as Exhibit E to this Agreement (the “AIR Charter Amendment”) and, as so amended, shall be the articles of incorporation of AIR until thereafter amended as provided therein or in accordance with applicable Law; and (c) AIR shall amend its bylaws effective at the Closing to delete Section 1.11 thereof.

Section 2.06  Directors of AIR. The parties shall take all requisite action (including to the extent necessary increasing the size of the AIR Board) so that, from and after the Effective Time, the AIR Board shall include no fewer than eight directors, which shall consist only of (a) no fewer than six individuals designated by Tenax and (b) two individuals to be mutually agreed upon by Tenax and AIR, each to hold office in accordance with the articles of incorporation and bylaws of AIR.

Section 2.07  Officers. The officers of Tenax immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

Article III

MERGER CONSIDERATION

Section 3.01  Pre-Closing Deliveries.

(a)  No less than two Business Days prior to the Closing, Tenax shall deliver to AIR a statement prepared in good faith, substantially in the form of Section 3.01 of the Tenax Disclosure Letter (which has been illustratively prepared as if the Effective Time occurred on the Original Execution Date) (the “Tenax Closing Capitalization Schedule”), setting forth, in each case, as of the Effective Time, with reasonable supporting detail:

(i)  a list of all Tenax Members and Tenax Warrantholders, and each Tenax Member and Tenax Warrantholder’s address; and

(ii)  (A) the portion of the Merger Consideration payable to each Tenax Member and (B) the portion of the Merger Consideration that would be payable to each Tenax Warrantholder if such Tenax Warrantholder had exercised its Warrant (if and to the extent it remains outstanding) immediately prior to the Effective Time (a “Tenax Warrantholder Allocation”), in each case which will (1) be calculated in accordance with the terms and conditions of this Agreement and the limited liability company agreement of Tenax and (2) specifically identify the number of shares of AIR Common Stock payable to each Tenax Member and Tenax Warrantholder; provided that, notwithstanding anything otherwise to the contrary in this Agreement, the aggregate number of shares of AIR Common Stock allocated to the Tenax Members and Tenax Warrantholders shall not exceed the number of shares of AIR Common Stock constituting the Merger Consideration.

(b)  AIR and its Representatives, including the Transfer Agent, shall be entitled to conclusively rely on the amounts and calculations set forth in the Tenax Closing Capitalization Schedule.

Section 3.02  Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Tenax, AIR or Merger Sub:

(a)  Each membership unit of Tenax (“Tenax Units”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the portion of Merger Consideration allocated in respect thereof in accordance with the Tenax Closing Capitalization Schedule, and each holder of a Tenax Unit immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such Tenax Unit except the right to receive the Merger Consideration in respect thereof, in consideration therefor pursuant to the terms of this Agreement. The Merger Consideration issued (and paid) in accordance with the terms of this Article III upon conversion of the Tenax Units will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such Tenax Units, and after the Effective Time there will be no further registration of transfers on the transfer books (or equivalent) of the Surviving Company of Tenax Units that were outstanding immediately prior to the Effective Time.

(b)  All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into 100% of the membership interests of the Surviving Company.

Section 3.03  Certain Adjustments. Without limiting the obligations of AIR pursuant to Section 6.01, if, at any time on or after the Original Execution Date and prior to the Closing, AIR makes (or any record date occurs with respect thereto) (i) any subdivision, stock dividend or split of any AIR Common Stock (including the AIR Reverse Stock Split) or (ii) combination, recapitalization, exchange of shares, reclassification or similar transaction of AIR Common Stock into a different number of shares of AIR Common Stock or different class, then the Merger Consideration, the Debt Adjusted AIR Share Price and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted to reflect such event and provide the same economic effect for the Tenax Members as contemplated by this Agreement prior to such event.

Section 3.04  Repayment of Payoff Debt. At the Closing, Tenax or one of its Affiliates shall repay, or cause to be repaid, on behalf of AIR and its Subsidiaries, the outstanding balance of the Payoff Debt in accordance with the Payoff Letters furnished to Tenax pursuant to Section 7.13 by wire transfer of immediately available funds to the account designated in the applicable Payoff Letter.

Section 3.05  Reservation of Shares. Prior to the Closing, AIR shall reserve for future issuance upon exercise of the Warrants a number of shares of AIR Common Stock equal to the aggregate amount of the Tenax Warrantholder Allocations set forth on the Tenax Closing Capitalization Schedule.

Section 3.06  Exchange of Shares.

(a)  Transfer Agent. At or prior to the Effective Time, AIR shall deposit, or shall cause to be deposited, with Broadridge Corporate Issuer Solutions, LLC (the “Transfer Agent”), in trust for the benefit of the Tenax Members, a number of shares of AIR Common Stock, in book-entry or certificated form, equal to the portion of the Merger Consideration issuable to the Tenax Members in accordance with the Tenax Closing Capitalization Schedule for the purpose of exchanging Tenax Units for the Merger Consideration.

(b)  Exchange Procedures. Prior to the Effective Time, Tenax will provide to each Person who is or will be, as of immediately prior to the Effective Time, a Tenax Member a letter of transmittal, which shall contain customary representations and warranties of the type commensurate with a private placement of securities exempt from registration under the Securities Act and such other provisions as Tenax may reasonably specify (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of such letter of transmittal). Upon delivery to the Transfer Agent of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Transfer Agent or Tenax, the Tenax Member will be entitled to receive (following the Effective Time) in exchange such Tenax Member’s Tenax Units, the portion of the Merger Consideration allocated to such Tenax Member in accordance with the Tenax Closing Capitalization Schedule (together with cash in lieu of fractional shares), and such Tenax Member’s Tenax Units will forthwith be canceled. Until exchanged as contemplated by this Section 3.06, any Tenax Units will be deemed at any time after the Effective Time to represent only the right to receive upon such exchange Merger Consideration as contemplated by this Section 3.06. No interest will be paid or accrue on any cash payable upon exchange of any Tenax Units.

Section 3.07  No Fractional Shares.

(a)  No certificates or scrip representing fractional shares of AIR Common Stock will be issued upon the conversion of Tenax Units pursuant to Section 3.06, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of AIR Common Stock. For purposes of this Section 3.07, all fractional shares to which a single record holder would be entitled will be aggregated, and calculations will be rounded up to three decimal places.

(b)  Fractional shares of AIR Common Stock that would otherwise be allocable to any former Tenax Members in the Merger will be aggregated, and no Tenax Members will receive cash in exchange therefor equal to or greater than the value of one full share of AIR Common Stock. The Transfer Agent will cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by AIR, and in no case later than 20 Business Days after the Effective Time (assuming all Tenax Units have been surrendered pursuant to Section 3.05 by such date). The Transfer Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the Tenax Members entitled to receive such cash. Payment of cash in lieu of fractional shares of AIR Common Stock will be made solely for the purpose of avoiding the expense and inconvenience to AIR of issuing fractional shares of AIR Common Stock and will not represent separately bargained-for consideration.

Section 3.08  No Liability. None of the parties hereto, the Surviving Company or the Transfer Agent will be liable to any Person in respect of any shares of AIR Common Stock properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.09  Further Action. If, at any time after the Effective Time, any further action is determined by AIR or Tenax to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession, and to all rights and property, of Merger Sub and Tenax, the officers and directors of the Surviving Company and AIR shall be fully authorized (in the name of Merger Sub, in the name of Tenax, and otherwise) to take such action.

Section 3.10  AIR Equity Awards. Each AIR Equity Award that is then outstanding as of immediately prior to the Effective Time shall continue on the same terms and conditions as were applicable to such AIR Equity Award as of immediately prior to the Effective Time. At or prior to the Effective Time, AIR, the AIR Board and the Compensation Committee of the AIR Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.10.

Article IV

REPRESENTATIONS AND WARRANTIES OF AIR AND MERGER SUB

AIR and Merger Sub jointly and severally represent and warrant to Tenax that, except as (A) set forth in the AIR Disclosure Letter (it being understood that any information, item or matter set forth in one section or subsection of the AIR Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent based upon the face of such disclosure that such information, item or matter is relevant to such other section or subsection; provided, however, that only items disclosed in Section 4.02, Section 4.04(b) and Section 4.07 of the AIR Disclosure Letter shall be deemed disclosed with respect to Section 4.02, Section 4.04(b) and Section 4.07, respectively); or (B) disclosed in any report, schedule, form, statement or other document (including exhibits and other information incorporated therein) filed with, or furnished to, the SEC from and after January 1, 2023 by AIR and publicly available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system prior to the Original Execution Date (the “Filed AIR SEC Reports”), other than in any disclosures in any such Filed AIR SEC Reports contained in the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and “Quantitative and Qualitative Disclosures about Market Risk” sections thereof or under similarly titled captions or sections thereof (in each case other than any statements of fact) or other similarly cautionary, forward-looking or predictive statements in such Filed AIR SEC Reports; provided that nothing in the Filed AIR SEC Reports shall be deemed to be disclosures against Section 4.01(a), Section 4.02 and Section 4.03.

Section 4.01  Organization and Qualification; Subsidiaries.

(a)  Each of AIR and its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental authorizations and approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except (i) with respect to AIR’s Subsidiaries other than Merger Sub, where the failure to be in good standing or to have such power, authority and governmental authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect and (ii) with respect to AIR and Merger Sub, where the failure to possess such governmental authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. Each of AIR and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have an AIR Material Adverse Effect.

(b)  Section 4.01(b) of the AIR Disclosure Letter sets forth a true and complete list of each Subsidiary of AIR, the jurisdiction of incorporation or formation of each such Subsidiary and the ownership interest of AIR and any third parties in each such Subsidiary.

(c)  AIR has made available to Tenax, prior to the execution of this Agreement, a true and complete copy of AIR’s articles of incorporation and bylaws and the equivalent organizational documents of each of its Subsidiaries, in each case, as amended to the date of this Agreement. Such articles of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither AIR nor any of its Subsidiaries is in violation of any of the provisions of its articles of incorporation, bylaws or equivalent organizational documents.

Section 4.02  Capitalization.

(a)  The authorized capital stock of AIR consists of (i) 20,000,000 shares of AIR Common Stock and (ii) 3,000,000 shares of AIR Preferred Stock. As of the Capitalization Date and as of the Original Execution Date, (i) 4,771,954 and 4,781,054 shares, respectively, of AIR Common Stock were issued and outstanding (with no shares of AIR Common Stock issued and held in the treasury of AIR), (ii) no shares of AIR Preferred Stock were issued and outstanding and (iii) 665,281 shares of AIR Common Stock were reserved and available for issuance pursuant to the AIR Stock Plans, of which (A) 425,703 and 485,703 shares, respectively, of AIR Common Stock were subject to outstanding AIR Stock Options (with a weighted-average exercise price of $6.01 as of the Capitalization Date), (B) 190,420 and 431,591 shares, respectively, of AIR Common Stock were subject to outstanding AIR RSU Awards and (C) 361,697 shares of AIR Common Stock were reserved for issuance upon conversion of the AIR Convertible Notes. Except as set forth in this Section 4.02, there are no authorized, issued, reserved for issuance or outstanding (i) shares of capital stock, voting securities or other equity interests of AIR; (ii) options, calls, warrants, convertible debt, other convertible or exchangeable instruments or rights, agreements, arrangements or commitments of any character made or issued by AIR or any of its Subsidiaries obligating AIR or any of its Subsidiaries to issue, deliver or sell any shares of capital stock, voting securities or other equity interests of AIR or any of its Subsidiaries other than the AIR Convertible Notes; or (iii) “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests issued by AIR or any of its Subsidiaries, or rights to acquire such interests from AIR or any Subsidiary. All shares of AIR Stock subject to issuance as aforesaid and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, and each outstanding share of AIR Stock has been and is, (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to or issued in violation of any preemptive rights, purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right created by applicable Law, the organizational documents of AIR or any agreement to which AIR is a party or otherwise bound; and (iii) free of any Encumbrances created by AIR in respect thereof. There are no outstanding contractual obligations of AIR or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of AIR or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of AIR or any other Person.

(b)  All AIR Stock Options and AIR RSU Awards are evidenced by award agreements, in each case, in the forms made available to Tenax by AIR, and no award agreement contains terms that are inconsistent with the applicable forms. There are no declared or accrued unpaid dividends with respect to any AIR Stock. Each AIR Stock Option and each AIR RSU Award may, by its terms, be treated as provided for in Section 3.10. Each AIR Stock Option has an exercise price equal to or greater than the fair market value of a share of AIR Common Stock on the date such AIR Stock Option was granted.

(c)  Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of AIR is duly authorized, validly issued, fully paid and non-assessable; each such share or interest is owned by AIR or another of its wholly owned Subsidiaries free and clear of all Encumbrances and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests; and each such share or interest was not issued in violation of any preemptive rights, purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right under applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which AIR or any Subsidiary is a party or otherwise bound. Except for the capital stock of, or other equity interest in, its Subsidiaries, AIR does not own, directly or indirectly, any capital stock of, or other equity or similar interest in, any corporation, partnership, joint venture, association or other entity.

(d)  As of the date of this Agreement, other than the AIR Convertible Notes, no bonds, debentures, notes or other Indebtedness of AIR having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of AIR may vote are issued or outstanding. The AIR 6% Convertible Notes are convertible into shares of AIR Common Stock at a conversion price of $10.50 per share, and the AIR 7% Convertible Notes are convertible into shares of AIR Common Stock at a conversion price of $9.30 per share.

(e)  As of the Capitalization Date and as of the Original Execution Date, there was (i) $2,519,068 aggregate principal amount outstanding under the AIR 6% Convertible Notes, (ii) $1,802,000 aggregate principal amount outstanding under the AIR 7% Convertible Notes and (iii) $550,000 aggregate principal amount outstanding under the AIR 12% Subordinated Notes. As of the date of this Agreement, AIR has no outstanding obligations in respect of Indebtedness evidenced by bonds, debentures, notes or similar instruments other than the AIR Subordinated Notes.

(f)  Except as provided in the AIR Stockholder Support Agreement, none of AIR or any of its Subsidiaries is party to any stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings with respect to the voting or transfer, or requiring registration, of the AIR Common Stock or the AIR Preferred Stock or other voting or equity interests in AIR or any of its Subsidiaries.

(g)  The shares of AIR Common Stock constituting Merger Consideration being issued hereunder, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and free of any Encumbrances on transfer other than restrictions under AIR’s articles of incorporation (as amended by the AIR Charter Amendment and the AIR Certificate of Change) and under applicable Law, including Blue Sky Laws and the Securities Act.

(h)  AIR owns one hundred percent (100%) of the issued and outstanding limited liability company interests of Merger Sub, free and clear of any Encumbrances (other than restrictions imposed by applicable securities Laws or the organizational documents of Merger Sub), and all of such interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, in each case, in all material respects. Merger Sub does not own any shares of AIR Common Stock.

Section 4.03  Authority Relative to This Agreement; Vote Required.

(a)  Each of AIR and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and such other Transaction Documents by AIR and Merger Sub and the consummation by AIR and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action or equivalent, and no other proceedings on the part of AIR or Merger Sub are necessary to authorize this Agreement or such other Transaction Documents or to consummate the Transactions other than (i) filing the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DLLCA, (ii) receipt of the AIR Stockholder Approvals and (iii) filing the AIR Charter Amendment with the Nevada Secretary of State in accordance with the NRS. This Agreement has been duly and validly executed and delivered by AIR and Merger Sub and, assuming due authorization, execution and delivery by Tenax, constitutes a legal, valid and binding obligation of each of AIR and Merger Sub, enforceable against each of AIR and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)  The AIR Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded, modified or withdrawn in any way prior to the date of this Agreement, has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, AIR and its stockholders; (ii) adopted this Agreement and approved the Transaction Documents and the Transactions; (iii) resolved to recommend that the stockholders of AIR vote in favor of approving the AIR Charter Amendment and the AIR Stock Issuance; and (iv) directed that the AIR Charter Amendment and the AIR Stock Issuance be submitted to AIR’s stockholders for approval at the AIR Stockholders Meeting.

(c)  The only votes of the holders of any class or series of capital stock of AIR necessary to approve the AIR Charter Amendment and the AIR Stock Issuance are the AIR Stockholder Approvals.

Section 4.04  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by each of AIR and Merger Sub do not, and the performance of this Agreement and such other Transaction Documents by each of AIR and Merger Sub, and the consummation of the Transactions, will not, (i) conflict with or violate the articles of incorporation, bylaws or other equivalent organizational documents of (A) AIR, (B) Merger Sub or (C) any Subsidiaries of AIR other than Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained or taken and all filings and obligations described in Section 4.04(b) have been made or satisfied, conflict with or violate any Law applicable to AIR or any of its Subsidiaries or by which any property or asset of AIR or any of its Subsidiaries is bound or affected or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of AIR or any of its Subsidiaries pursuant to, any Contract, AIR Permit or other instrument or obligation to which AIR or any of its Subsidiaries is a party or by which AIR or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (i)(C), (ii) and (iii) of this Section 4.04(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(b)  The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by each of AIR and Merger Sub do not, and the performance of this Agreement and such other Transaction Documents by each of AIR and Merger Sub, and the consummation of the Transactions, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of a registration statement on Form S-4 to register under the Securities Act the shares of AIR Common Stock to be issued in connection with the Merger (together with all amendments and supplements thereto, the “Registration Statement”), which will include a proxy statement/prospectus relating to the AIR Stockholders Meeting (the “Proxy Statement/Prospectus”), the declaration of effectiveness of the Registration Statement under the Securities Act, the filing with the SEC of the Proxy Statement/Prospectus and the filing with the SEC of such other reports required in connection with the Transactions under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DLLCA, (iii) the filing with the Nevada Secretary of State of the AIR Charter Amendment in accordance with the NRS, (iv) compliance with notices and filings under the HSR Act and all other applicable Antitrust Laws (as defined below), (v) such filings and approvals as are required to be made or obtained under Blue Sky Laws in connection with the AIR Stock Issuance, (vi) any notices, applications and filings required under the rules and regulations of the NYSE American, including the application to the NYSE American for the acquisition and issuance of the shares of AIR Common Stock constituting Merger Consideration for trading thereon, (vii) post-Closing filings by AIR and Tenax with the U.S. Department of State with respect to AIR’s open export licenses, (viii) post-Closing filings with the U.S. Government System of Award Management with respect to AIR’s Commercial and Government Entity (CAGE) code registration and (ix) such other consents, approvals, orders, authorizations, registrations, declarations, transfers, waivers, disclaimers and filings, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

Section 4.05  Permits; Compliance.

(a)  Since January 1, 2023, AIR and its Subsidiaries have operated and conducted their businesses in compliance in all material respects with all Laws of any Governmental Authority applicable to their respective businesses or operations and all internal or posted policies and procedures. Since January 1, 2023, neither AIR nor any of its Subsidiaries has received any written notice alleging, or been charged with, any material violation of any Laws.

(b)  AIR and each of its Subsidiaries have obtained and hold all AIR Permits, and all such AIR Permits are valid and in full force and effect, except where the failure to hold the same or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. In addition, (i) there has occurred no default under, or violation of, any such AIR Permit, (ii) no suspension or cancellation of any of the AIR Permits is pending or, to the knowledge of AIR, threatened and (iii) AIR has taken all measures reasonably necessary (including by making all applications or filings required by applicable Law or the applicable Governmental Authority) to extend any AIR Permit to prevent the expiration thereof, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

Section 4.06  SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)  AIR has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2023 (collectively, the “AIR SEC Reports”). The AIR SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respect with all applicable requirements of the Securities Act, the Exchange Act or SOX, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the AIR SEC Reports (collectively, the “AIR Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of AIR and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal year-end adjustments).

(c)  AIR and its Subsidiaries maintain a system of internal controls over financial reporting that are effective to ensure (i) the reliability of financial reporting, including policies and procedures that mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of AIR and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) that transactions are executed only in accordance with the authorization of management and (iv) the prevention or timely detection of the unauthorized acquisition, use or disposition of assets.

(d)  Neither AIR nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of AIR as of December 31, 2024, included in the AIR Financial Statements, (ii) incurred after December 31, 2024, in the ordinary course of business consistent with past practice, (iii) incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement or the other Transaction Documents (for clarity, any liability caused by or resulting from a breach by AIR of this Agreement shall not be deemed a liability incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement) or (iv) that would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(e)  Since January 1, 2023, none of AIR, AIR’s independent accountants, the AIR Board or its audit committee has received any written, or to the knowledge of AIR, oral notification of any (i) “significant deficiency” in the internal controls over financial reporting of AIR; (ii) “material weakness” in the internal controls over financial reporting of AIR; or (iii) fraud, whether or not material, that involves management or other employees of AIR who have a significant role in the internal controls over financial reporting of AIR. Since January 1, 2023, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer or Chief Financial Officer of AIR or the AIR Board or any committee thereof. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statement of Auditing Standard FAS 115 – Communicating Internal Control Related Matters Identified in an Audit, as in effect on the date hereof.

(f)  Since January 1, 2023, (i) neither AIR nor any of its Subsidiaries has received any written or, to the knowledge of AIR, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of AIR or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to AIR or any of its Subsidiaries, and (ii) no attorney representing AIR or any of its Subsidiaries, whether or not employed by AIR or any of its Subsidiaries, has reported evidence of a breach of fiduciary duty or similar violation by AIR or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the AIR Board or any committee thereof or to the General Counsel or Chief Executive Officer of AIR, except as, in each of (i) and (ii), has not had and would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(g)  Neither AIR nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among AIR and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, AIR or any of its Subsidiaries in the AIR Financial Statements.

Section 4.07  Absence of Certain Changes or Events. Since December 31, 2024, there has not been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, has had or would reasonably be expected to have an AIR Material Adverse Effect. From December 31, 2024 to the Original Execution Date, (a) AIR and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) neither AIR nor any of its Subsidiaries has taken any action that, if taken after the Original Execution Date, would constitute a breach of any of the covenants set forth in Section 6.01 (with the exception of those set forth in clauses (b)(i), (iii), (xiii), (xviii), (xix), (xx), (xxii) and (xxiii) (to the extent related to the foregoing)).

Section 4.08  Information Supplied. The information relating to AIR and its Subsidiaries that is provided by or on behalf of AIR or any of its Subsidiaries for inclusion in the Registration Statement and the Proxy Statement/Prospectus, or in any other document filed with any other Governmental Authority in connection with the Merger and the other Transactions, will not, (i) in the case of the Registration Statement, at the time it (or any amendment or supplement thereto) is filed with the SEC and at the time it is declared effective under the Securities Act, and (ii) in the case of the Proxy Statement/Prospectus, at the date it is first mailed to the AIR Stockholders or at the time of the AIR Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement and the Proxy Statement/Prospectus (except for such portions thereof that relate only to Tenax or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, AIR and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Tenax or any Subsidiaries thereof for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus.

Section 4.09  Operations of Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of AIR, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.10  Absence of Litigation. There is no Action pending or, to the knowledge of AIR, threatened (i) against or involving AIR, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of officers, directors or key employees, arising out of such officer’s, director’s or key employee’s relationship with AIR) that, individually or in the aggregate, has or would reasonably be expected to have an AIR Material Adverse Effect or (ii) that seeks to restrain or enjoin the consummation of the Transactions. There is not any Order of any Governmental Authority or arbitrator outstanding against, or, to the knowledge of AIR, investigation by any Governmental Authority involving, AIR, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of such officers, directors or key employees, such as would affect AIR or any of its Subsidiaries) that, individually or in the aggregate, has or would reasonably be expected to have an AIR Material Adverse Effect. There is no material Action pending by AIR or any of its Subsidiaries, or which AIR or any of its Subsidiaries intends to initiate, against any other Person. The foregoing includes Actions pending or threatened (or any basis therefor to the knowledge of AIR) involving the prior employment of any of the employees of AIR or any of its Subsidiaries, services of the employees of AIR or any of its Subsidiaries provided in connection with AIR’s business, any information or techniques allegedly proprietary to any former employer of an employee of AIR or any of its Subsidiaries or obligations of an employee of AIR or any of its Subsidiaries under any agreement with such employee’s former employer.

Section 4.11  Employee Benefit Plans.

(a)  Section 4.11(a) of the AIR Disclosure Letter sets forth a true, correct and complete list of each AIR Benefit Plan. With respect to each AIR Benefit Plan, true, correct and complete copies of the following have been delivered or made available to Tenax by AIR: (i) all plan documents (including all amendments and attachments thereto), or written summaries of any AIR Benefit Plan not in writing; (ii) all related trust documents, insurance Contracts or other funding arrangements; (iii) the two most recent financial statements and actuarial or other valuation reports; (iv) the two most recent annual reports (Form 5500) or similar reports filed with the IRS or other applicable Governmental Authority; (v) the most recent determination letter or opinion letter from the IRS or other applicable Governmental Authority; (vi) the most recent summary plan description and any summary of material modification thereto; and (vii) any non-routine correspondence with any Governmental Authority in the past six years.

(b)  Each AIR Benefit Plan has been, in all material respects, established, maintained, operated, funded and administered in accordance with its terms, all applicable Laws and the terms of all AIR Collective Bargaining Agreements. AIR and its Subsidiaries and, to the knowledge of AIR, all fiduciaries of any AIR Benefit Plan are, and at all times have been, in compliance in all material respects with all Laws relating to the AIR Benefit Plans and the provision of compensation and benefits. Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, no Action is pending or, to the knowledge of AIR, threatened with respect to any AIR Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of AIR, there are not any facts that would be reasonably expected to give rise to any Action with respect to any AIR Benefit Plan.

(c)  Each AIR Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and either has received a favorable determination letter from the IRS or may rely upon a favorable opinion letter from the IRS as to its qualified status and, to the knowledge of AIR, there are no facts or circumstances that could reasonably be expected to adversely affect such qualification or cause the imposition of a material liability, penalty or Tax under ERISA, the Code or other applicable Laws with respect to any such AIR Benefit Plan.

(d)  No AIR Benefit Plan is, and neither AIR nor any of its ERISA Affiliates has ever sponsored, maintained or been obligated to contribute to an employee benefit plan that is or was, subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. No AIR Benefit Plan is, and neither AIR nor any of its ERISA Affiliates has ever contributed to, or been obligated to contribute to, any (i) “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA), (ii) “multiple employer plan” (as defined in 29 C.F.R. § 4001.2) or a plan subject to Section 413(c) of the Code, (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code).

(e)  Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in connection with any other event, including a termination of employment or service of any current or former AIR Service Provider following, or in connection with, the Transactions): (i) entitle any current or former AIR Service Provider to any payment or benefit, including any severance pay or benefits or any increase in severance pay or benefits; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the AIR Benefit Plans; (iii) limit or restrict the right of AIR or any of its Subsidiaries to amend, modify or terminate any of the AIR Benefit Plans; or (iv) result in the payment of any compensation or any benefits that would, individually or in combination with any other such compensation or benefits, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code, to any current or former AIR Service Provider.

(f)  Neither AIR nor any of its Subsidiaries has any liability in respect of, or obligation to provide, post-retirement or other post-employment health, life insurance or welfare benefits for any current or former AIR Service Provider (or the spouses, dependents or beneficiaries of any such individuals), whether under an AIR Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Laws.

(g)  No current or former AIR Service Provider is entitled to any gross-up, make-whole, indemnification, reimbursement or other additional payment from AIR or any other Person in respect of any Tax (including federal, state, provincial, territorial, municipal, local and non-U.S. income, excise and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

Section 4.12  Labor and Employment Matters.

(a)  Section 4.12(a) of the AIR Disclosure Letter sets forth, as of the Original Execution Date, a true, correct and complete list of all employees of AIR and its Subsidiaries, including each such employee’s: (i) name; (ii) position or job title; (iii) date of hire; (iv) current base salary or wage rate; (v) classification as exempt or non-exempt for wage and hour purposes (as applicable); (vi) union status; and (vii) whether such employee is on a leave of absence (including reason for such leave, as applicable). AIR employs no part time or temporary employees, and no employee is entitled to an incentive opportunity for the current year (including sales incentives and commissions). All employees work either at AIR’s facility in Bay Shore, New York or Barkhamsted, Connecticut. Each employee is authorized to work in the United States, and no employee requires sponsorship of a work visa or work permit by AIR to maintain such authorization.

(b)  Section 4.12(b) of the AIR Disclosure Letter sets forth, as of the Original Execution Date, a true, correct and complete list of all AIR Collective Bargaining Agreements. From January 1, 2023 through the Original Execution Date, there have not been any strikes or other material labor disputes or work stoppages or organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any current or former AIR Service Provider and there are no such strikes or other material labor disputes or work stoppages or campaigns, petitions or other activities ongoing, pending or, to the knowledge of AIR, threatened. Neither the execution of this Agreement nor the consummation of the Transactions will require AIR or any of its Subsidiaries to provide notice to, enter into any consultation procedure with, or trigger any similar obligation to, any labor organization, works council or similar body under applicable Laws.

(c)  Each of AIR and its Subsidiaries is, and at all times has been, in compliance in all material respects with all Laws related to the engagement of service providers, employment practices and labor relations, including those related to wages, hours, classification, immigration, health, safety, collective bargaining, discrimination, civil rights, workers’ compensation, reporting of compensation and benefits and the collection and payment of income, employment and other Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, no Action by or before any Governmental Authority with respect to AIR or any of its Subsidiaries in relation to the employment or alleged employment of any individual is pending, ongoing or, to the knowledge of AIR, threatened, nor has AIR or any of its Subsidiaries received any notice indicating an intention to conduct the same.

(d)  Since January 1, 2023, AIR and its Subsidiaries have not received, been involved in or been subject to any Actions or any other material complaints, claims or actions alleging sexual harassment, sexual misconduct, bullying or discrimination committed by any director, officer or other managerial employee of AIR or any of its Subsidiaries or alleging a workplace culture that encourages or is conducive to the foregoing.

Section 4.13  Real and Personal Property.

(a)  Section 4.13(a) of the AIR Disclosure Letter sets forth, a true and complete list of the street addresses of all AIR Owned Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, (i) AIR or a Subsidiary of AIR has good and insurable fee simple title to each AIR Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances; (ii) there are no outstanding options, rights of first offer or rights of first refusal for the benefit of a third party to purchase any AIR Owned Real Property or any portion thereof or interest therein; and (iii) neither AIR nor any of its Subsidiaries has received written notice of any pending and, to the knowledge of AIR, there is no threatened, condemnation with respect to any AIR Owned Real Property or any portion thereof. AIR and its Subsidiaries have not leased, licensed or granted any right to use or occupy any portion of any AIR Owned Real Property to any Person.

(b)  Section 4.13(b) of the AIR Disclosure Letter sets forth, a true and complete list of the street addresses of all AIR Leased Real Property, together with a description of the underlying AIR Real Property Lease. True, correct and complete copies of each AIR Real Property Lease have been made available to Tenax prior to the Original Execution Date. Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, (i) each AIR Real Property Lease is valid and binding on AIR or the Subsidiary of AIR that is a party thereto and, to the knowledge of AIR, each other party thereto, and is in full force and effect; (ii) all rent and other sums and charges payable by AIR or any of its Subsidiaries thereunder are current and all obligations required to be performed or complied with by AIR or any of its Subsidiaries thereunder have been performed; (iii) no termination event or condition or uncured default of a material nature on the part of AIR or, if applicable, any of its Subsidiaries or, to the knowledge of AIR, the landlord thereunder, exists under any AIR Real Property Lease; (iv) AIR and each of its Subsidiaries has a good and valid leasehold, subleasehold or licensee interest in each AIR Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances; (v) neither AIR nor any of its Subsidiaries has received any written notice from any landlord under any AIR Real Property Lease of any default or that such landlord intends to terminate such AIR Real Property Lease; and (vi) neither AIR nor any of its Subsidiaries has received written notice of any pending and, to the knowledge of AIR, there is no threatened, condemnation with respect to any AIR Leased Real Property or any portion thereof. AIR and its Subsidiaries have not subleased, licensed or granted any right to use or occupy any portion of any AIR Leased Real Property to any Person.

(c)  AIR or one of its Subsidiaries, as the case may be, has valid title to, or valid leasehold or comparable contractual rights in or relating to, all material personal property owned or leased by it and necessary for the conduct of its business as it is now being conducted, free and clear of all Encumbrances, except Permitted Encumbrances. No termination event or condition or uncured default of a material nature on the part of AIR or, if applicable, its Subsidiaries or, to the knowledge of AIR, any Person thereunder, exists under any lease of any personal property.

Section 4.14  Intellectual Property.

(a)  Section 4.14(a) of the AIR Disclosure Letter sets forth, as of the Original Execution Date, a true and complete list of all (i) Registered AIR IP, indicating for each such item, as applicable, the owner, the application, publication or registration number and date and jurisdiction of filing or issuance; (ii) material Software included in the AIR Owned IP; and (iii) social media handles or accounts used by AIR.

(b)  The AIR Owned IP is subsisting and, to the knowledge of AIR, valid and enforceable and AIR and its Subsidiaries possess all rights, title and interests in and to the AIR Owned IP, free and clear of any Encumbrances other than Permitted Encumbrances.

(c)  Since January 1, 2023, the operation of AIR’s business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, and to the knowledge of AIR, no other Person has infringed, diluted, misappropriated or otherwise violated, or is infringing, diluting, misappropriating or otherwise violating, the AIR IP. Since January 1, 2023, there have been no, and there are currently no, pending Actions or Actions threatened in writing regarding: (i) the licensing or use by AIR or any of its Subsidiaries of any other Person’s Intellectual Property; (ii) any actual or potential infringement, dilution, misappropriation or other violation by any other Person of AIR Owned IP; or (iii) any actual or potential infringement, dilution, misappropriation or other violation of any other Person’s Intellectual Property by AIR or any of its Subsidiaries, and to the knowledge of AIR, no valid basis exists for any Action in connection with any of the foregoing items (i) through (iii) of this Section 4.14(c).

(d)  AIR and its Subsidiaries own or have a valid right to use all Intellectual Property that is in use or planned for use in the operation or conduct of AIR’s business, and the AIR IP constitutes all of the Intellectual Property that is used, held for use or planned for use in the conduct of AIR’s business in the manner in which it is currently being conducted. The consummation of this Agreement and compliance by AIR and its Subsidiaries with the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon, any material AIR Owned IP.

(e)  Each of AIR and its Subsidiaries have used commercially reasonable efforts consistent with industry standards to maintain, preserve and protect the secrecy and confidentiality of their Trade Secrets and confidential information of other Persons that is in the possession of AIR and its Subsidiaries and prevent the misuse or misappropriation of the Trade Secrets and other such confidential information included in the AIR IP, including through the development of policies for the protection of Intellectual Property. Each current and former director, officer, employee, contractor or consultant of AIR and its Subsidiaries has entered into a written agreement with AIR that requires such director, officer, employee, contractor or consultant to protect the secrecy and confidentiality of such Trade Secrets and information. There has been no misappropriation or unauthorized disclosure or use of any of AIR’s Trade Secrets or confidential information of other Persons that is in the possession of AIR and its Subsidiaries.

(f)  No current or former director, officer, employee, contractor or consultant of AIR or its Subsidiaries owns any rights in or to any AIR Owned IP. All current and former directors, officers, employees, contractors and consultants of AIR and its Subsidiaries who contributed to the discovery, creation or development of any material AIR Owned IP (i) did so within the scope of his or her employment such that it constituted a work made for hire and all AIR Owned IP arising therefrom became the exclusive property of AIR or any of its Subsidiaries or (ii) pursuant to an executed, enforceable, valid written agreement, presently assigned all of his or her rights in AIR Owned IP to AIR or any of its Subsidiaries. No current or former directors, officers, employees, contractors or consultants of AIR or any of its Subsidiaries has made or threatened to make any claim of ownership or right, in whole or in part, to any AIR Owned IP or asserted in an Action against AIR or any of its Subsidiaries such claim of ownership or right.

(g)  Except as would not, individually or in the aggregate, reasonably be material to AIR, AIR and its Subsidiaries have complied in all material respects with the requirements of the licenses for any Public Software used in the business.

(h)  No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution (each, an “R&D Sponsor”) has been used to create any Intellectual Property owned or purported to be owned by AIR and its Subsidiaries. No R&D Sponsor has any claim of right or license to, ownership of or other Encumbrance (other than a Permitted Encumbrance) on any AIR IP.

(i)  Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, (i) AIR and its Subsidiaries are in compliance with all applicable Privacy and Data Security Requirements and (ii) since January 1, 2023, none of AIR or its Subsidiaries has received a complaint from any Governmental Authority or any other third party regarding its collection, storage, Processing, disclosure, transfer or use of Personal Data that is pending or unresolved and, to the knowledge of AIR, there are no facts or circumstances that would give rise to any such complaints. Since January 1, 2023, AIR and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, designed to ensure the confidentiality, integrity, availability, privacy and security of Personal Data Processed by AIR or any of its Subsidiaries and to protect any Personal Data under their possession or control from any unauthorized use or access. Except as would not, individually or in the aggregate, reasonably be expected to result in an AIR Material Adverse Effect, since January 1, 2023, neither AIR nor any of its Subsidiaries has experienced any breaches or unauthorized uses of or access to Personal Data within the possession or control of AIR or its Subsidiaries.

(j)  The AIR IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required to permit the operation of AIR’s business as currently conducted. Since January 1, 2023, (i) there has been no security breach or unauthorized access to or use of any of the AIR IT Assets, whether physical or electronic, and (ii) except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, the AIR IT Assets have not malfunctioned or failed, do not contain any viruses, worms, trojan horses, bugs or faults and have not experienced breakdowns, errors, contaminants or continued substandard performance that has caused or reasonably could be expected to cause any disruption or interruption in or to the use of any such AIR IT Assets or to the business of AIR. AIR and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent with industry practices and are in compliance with applicable Privacy and Data Security Requirements for the AIR IT Assets used in the business, including regular backup and prompt recovery of data and information.

(k)  Neither AIR nor any of its Subsidiaries use any Artificial Intelligence Tools in the business. Except as would not, individually or in the aggregate, reasonably be expected to have any AIR Material Adverse Effect, no Personal Data, Trade Secrets or other confidential information of AIR or its Subsidiaries or confidential information of other Persons that is in the possession of AIR and its Subsidiaries are used in any input to any Artificial Intelligence Tool or in developing or training any internal or third-party Artificial Intelligence Tool.

Section 4.15  Taxes.

(a)  All income and other material Tax Returns required to be filed by or with respect to AIR or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and accurate in all material respects.

(b)  All material Taxes of AIR and its Subsidiaries have been timely paid, whether or not required to be shown on a Tax Return, or, in the case of Taxes not yet due or that are being contested in good faith, have been accrued or reserved, in accordance with GAAP, on the AIR Financial Statements. There are no Tax Encumbrances on the assets of AIR or any of its Subsidiaries other than Permitted Encumbrances.

(c)  Each of AIR and its Subsidiaries has timely paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority to the extent required by applicable Law).

(d)  Neither AIR nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any material Tax and there has been no request by a Governmental Authority to execute such a waiver or extension. No material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of AIR or any of its Subsidiaries is currently in progress. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against AIR or any of its Subsidiaries that has not been settled, paid or withdrawn.

(e)  Neither AIR nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 or 361 of the Code applies.

(f)  Neither AIR nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b), or any similar provision of state, local or foreign Law.

(g)  Neither AIR nor any of its Subsidiaries (i) is a party to or is bound by any Tax Sharing Agreement; (ii) has liability for payment of any amount as a result of being party to any Tax Sharing Agreement; (iii) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than an affiliated group the common parent of which was AIR); or (iv) has liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract or otherwise.

(h)  Section 4.15(h) of the AIR Disclosure Letter contains a list, as of the Original Execution Date, of the jurisdiction of organization and U.S. federal income tax classification of AIR and each of its Subsidiaries.

(i)  No claim has been made in writing by any Governmental Authority in a jurisdiction where AIR or any of its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(j)  Neither AIR nor any of its Subsidiaries has an outstanding request for a ruling or similar determination from a Governmental Authority with respect to Taxes.

(k)  Neither AIR nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code (or similar provision under any federal, state, local or foreign Law) associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term Contract method, cash method or open transaction method of accounting; or (iv) inclusion, other than in the ordinary course of business, under Section 951(a) of the Code or similar provision of state, local or foreign Law.

Section 4.16  Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to AIR and its Subsidiaries, taken as a whole: (a) AIR is and, since January 1, 2023, has been in compliance with, all Environmental Laws and possesses and is and, since January 1, 2023, has been in compliance with, all Environmental Permits; (b) there is no Action, Order or notice of violation or liability, in each case, pursuant to any Environmental Law pending or, to the knowledge of AIR, threatened in writing against AIR or any of its Subsidiaries; (c) there has been no release, spill, discharge or disposal of or exposure to any Hazardous Material, nor are there any other environmental conditions, in each case, that would reasonably be expected to form the basis of any Action or Order pursuant to Environmental Law involving AIR or its Subsidiaries; and (d) neither AIR nor any of its Subsidiaries has retained or assumed any liabilities or obligations that would reasonably be expected to form the basis of any Action or Order pursuant to any Environmental Law involving AIR or its Subsidiaries.

Section 4.17  Material Contracts.

(a)  Section 4.17(a) of the AIR Disclosure Letter contains a true and complete list of the following types of Contracts to which AIR or any of its Subsidiaries is a party as of the Original Execution Date (such Contracts, whether or not set forth on Section 4.17(a) of the AIR Disclosure Letter and including any Contract entered into after the Original Execution Date in accordance with the terms of this Agreement that would have been required to be set forth on Section 4.17(a) of the AIR Disclosure Letter if it had been entered into as of the Original Execution Date, but excluding any AIR Benefit Plan or any AIR Collective Bargaining Agreement, the “AIR Material Contracts”):

(i)  all Contracts (other than purchase orders under a master agreement or long term agreement) for the purchase of materials, supplies, goods, services, equipment or other assets pursuant to which AIR or any of its Subsidiaries would reasonably be expected to make or receive payments of more than $500,000 during any fiscal year;

(ii)  all joint venture Contracts, partnership arrangements or other agreements involving a sharing with any third party of profits, losses, costs or liabilities by AIR or any of its Subsidiaries;

(iii)  all Contracts (A) relating to the acquisition or disposition of any assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $250,000 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to AIR or any of its Subsidiaries of more than $250,000 after the Original Execution Date (in each case, excluding, for the avoidance of doubt, acquisitions or dispositions of supplies, products or other assets in the ordinary course of business or of supplies, products or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of AIR or its Subsidiaries);

(iv)  all Contracts relating to Indebtedness (including commitments to provide Indebtedness) of AIR or any of its Subsidiaries;

(v)  all Contracts (A) that limit, or purport to limit, in any material respect, the ability of AIR or any of its Subsidiaries or any of their respective employees to compete in any line of business or with any Person or entity (other than AIR and its Subsidiaries) or in any geographic area or during any period of time or in any customer segment, (B) that limit, or purport to limit, in any respect, the ability of any of AIR’s Affiliates (other than AIR’s Subsidiaries) to compete in any line of business or with any Person or entity or in any geographic area or during any period of time or in any customer segment, (C) that provide for “exclusivity” or any similar requirement or “most favored nation” or similar rights, in each case, in favor of any Person other than AIR or any of its Subsidiaries or (D) granting any put, call, right of first refusal, right of first negotiation, right of first offer, redemption or similar right in favor of any Person other than AIR or any of its Subsidiaries;

(vi)  all material AIR IP Agreements, except for shrink-wrap or click-wrap licenses for off-the-shelf computer software or non-exclusive licenses to or from customers of AIR;

(vii)  each Contract between or among (A) AIR or any of its Subsidiaries, on the one hand, and (B) any Affiliate, employee, shareholder, member, equityholder, officer or director of AIR or of any Subsidiary, or any of their respective Affiliates or, to the knowledge of AIR, family members, on the other hand, but excluding, for the avoidance of doubt, (I) any Contracts or arrangements between AIR and any of its Subsidiaries or between any Subsidiary of AIR and another Subsidiary of AIR, (II) any Contract or arrangement relating to the employment of any such Person described in clause (B) and (III) any Contract providing for indemnification or reimbursement of expenses for officers or directors of AIR or any of its Subsidiaries (in such individual capacity as such);

(viii)  all Contracts involving the settlement of any Action pursuant to which AIR or any of its Subsidiaries has any ongoing material obligations (other than customary confidentiality obligations);

(ix)  all Contracts (not covered by any of the other clauses in this Section 4.17(a)) requiring aggregate payments in excess of $250,000 that cannot be canceled by AIR or any of its Subsidiaries without penalty or without more than 90 days’ notice;

(x)  all Contracts that limit in any material respect the research, development, manufacture, distribution, sale, supply, license, marketing or manufacturing of products (including products under development) or services of AIR or any of its Subsidiaries; and

(xi)  any AIR Government Contracts (other than purchase orders under a master agreement or long term agreement) pursuant to which AIR or any of its Subsidiaries would reasonably be expected to make or receive aggregate payments of more than $250,000 during the remaining term of any such AIR Government Contract.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, each AIR Material Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against AIR and its Subsidiaries (as applicable) and, to the knowledge of AIR, the other parties thereto. True and complete copies of each AIR Material Contract (and a written summary of the terms of any oral AIR Material Contracts) have been made available to Tenax. None of AIR, any of its Subsidiaries or, to the knowledge of AIR, any other party thereto is in material violation of or in material default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any AIR Material Contract to which it is a party or by which it or any of its properties or other assets is bound, nor have any of them given or received any notice alleging any of the same. Immediately following the Effective Time, each AIR Material Contract will continue to be in full force and effect and valid, binding and enforceable in accordance with its terms against AIR and its Subsidiaries (as applicable) and, to the knowledge of AIR, the other parties thereto, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(c)  To the knowledge of AIR, no Affiliate, employee, shareholder, member, equityholder, officer or director of AIR or of any Subsidiary, or any of their respective Affiliates or, to the knowledge of AIR, family members, has any material interest in any property used in the conduct of the business of AIR or any of its Subsidiaries, or any material claim or right against AIR or any of its Subsidiaries or any direct or indirect material interest in any transaction with AIR or any of its Subsidiaries.

Section 4.18  Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AIR Material Adverse Effect, all insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of AIR and its Subsidiaries are in full force and effect, and all premiums thereon have been timely paid or, if not yet due, accrued. As of the Original Execution Date, there is no material claim pending under AIR’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. AIR and its Subsidiaries are in compliance in all material respects with the terms of such policies and bonds, and AIR has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

Section 4.19  Brokers. No broker, finder, financial advisor or investment banker (other than KippsDeSanto & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of AIR. The fees and expenses of all accountants, brokers, financial advisors, investment bankers (including KippsDeSanto & Co.), legal counsel and other Persons retained by AIR or any of its Subsidiaries incurred or to be incurred by AIR or any of its Subsidiaries in connection with this Agreement or the Transactions will not exceed the amount set forth in Section 4.19 of the AIR Disclosure Letter.

Section 4.20  Government Contracts.

(a)  Except as would not, individually or in the aggregate, have, or reasonably be expected to have, an AIR Material Adverse Effect, since January 1, 2023: (i) AIR and its Subsidiaries have complied with all terms and conditions of the AIR Government Contracts; (ii) AIR and its Subsidiaries have complied in all respects with all applicable Laws pertaining to each AIR Government Contract or AIR Government Bid; (iii) neither AIR nor its Subsidiaries have received written (or, to the knowledge of AIR, oral) notice of a cancellation, termination for convenience, termination for default, suspensions or stop work orders (specifically excluding (A) suspensions or stop work orders relating to protests filed in connection with the award of an AIR Government Contract to AIR or any of its Subsidiaries or (B) suspensions or stop work orders initiated by a Governmental Authority that apply to all counterparties to similar AIR Government Contracts and not specific to AIR or any of its Subsidiaries), cure notice, violation of Law, violation of an AIR Government Contract or show cause notice, and no such notice is currently proposed or, to the knowledge of AIR, threatened in writing, pertaining to such AIR Government Contract; (iv) no cost incurred by AIR or any of its Subsidiaries pertaining to such AIR Government Contract has been challenged, disallowed or is the subject of any ongoing audit or is subject to an ongoing investigation, with the exception of routine audits conducted in the ordinary course of business; (v) neither AIR nor any of its Subsidiaries has been informed by a Governmental Authority that any option with respect to such AIR Government Contract will not be exercised or that any AIR Government Contract will be terminated, canceled, subject to reduction or will otherwise come to an end prior to the end of its current period of performance; and (vi) the submissions, representations, certifications and warranties made, acknowledged or set forth by AIR and its Subsidiaries with respect to the AIR Government Contracts and AIR Government Bids were true, complete and correct in all material respects as of their effective date, AIR and its Subsidiaries have complied with all such certifications and all such representations and certifications have continued to be current and materially accurate and complete to the extent required by the terms of an AIR Government Contract or applicable Law.

(b)  (i) Neither AIR nor its Subsidiaries have received any written or, to the knowledge of AIR, oral notice that any officer, employee, consultant or agent of AIR or its Subsidiaries is, or since January 1, 2023, has been, under administrative, civil or criminal investigation or indictment by any Governmental Authority (A) relating to the performance of his or her duties for AIR or its Subsidiaries or (B) that would reasonably be expected to have, individually or in the aggregate, an AIR Material Adverse Effect; (ii) to the knowledge of AIR, there is not pending any investigation of AIR, its Subsidiaries or its officers, employees, consultants or agents, nor since January 1, 2023, has there been any audit or investigation of AIR, its Subsidiaries or its officers, employees, consultants or agents resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any AIR Government Contract; (iii) since January 1, 2023, neither AIR nor its Subsidiaries have made or been required to make any voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, unlawful conduct, misstatement, significant overpayment or omission arising under or relating to an AIR Government Contract; (iv) since January 1, 2023, neither AIR nor its Subsidiaries have received any written (or, to the knowledge of AIR, oral) notice of any determination by a Governmental Authority regarding, nor entered into a consent order or administrative agreement with a Governmental Authority regarding, any suspected or alleged fraud, mischarging, improper payments, unauthorized release of information, misstatement, omission or violation of Law or any material administrative or contractual requirement related to an AIR Government Contract; (v) neither AIR nor its Subsidiaries have received any written (or, to the knowledge of AIR, oral) notice of complaint (whether or not sealed or partially unsealed) regarding any suspected or alleged fraud, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of Law or any material administrative or contractual requirement related to an AIR Government Contract; (vi) neither AIR nor its Subsidiaries have received written document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving AIR, its Subsidiaries or any of its members, managers, officers, employees or affiliates, in connection with or concerning any information related to an AIR Government Contract; (vii) to the knowledge of AIR, neither AIR nor its Subsidiaries nor any of their officers, managers, directors or employees has been under any administrative, civil or criminal investigation or indictment or criminal information involving alleged false statements, false claims or other improprieties or criminal acts relating to any AIR Government Contract; (viii) neither AIR nor its Subsidiaries, nor, to the knowledge of AIR, any of their respective officers or employees, has been the subject of any actual “whistleblower” or “qui tam” lawsuit; or (ix) to the knowledge of AIR, it has not conducted any internal audit, review or inquiry in which any outside legal counsel, auditor, accountant or investigator has been or was engaged with respect to any suspected, alleged or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, misstatement, omission or violation of Law or any material administrative or contractual requirement related to an AIR Government Contract.

Section 4.21  Prohibited Payments.

(a)  None of AIR, any of its Subsidiaries, any of their respective officers or employees and, to the knowledge of AIR, any supplier, distributor, licensee or agent or any other Person acting on behalf of AIR or any of its Subsidiaries, directly or indirectly, has (i) made or offered to make or received any direct or indirect payments in violation of the United States Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any Law (including the Anti-Corruption Laws), or (ii) provided or received any product or services in violation of any Law (including the Anti-Corruption Laws). Neither AIR nor any of its Subsidiaries has received any written or, to the knowledge of AIR, other communication from any Governmental Authority regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or, to the knowledge of AIR, is the subject of any internal complaint, audit or review process regarding a material violation of, or failure to comply with, any Anti-Corruption Laws. Since January 1, 2023, neither AIR nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. To the knowledge of AIR, (x) none of the directors, officers, employees or agents of AIR or any of its Subsidiaries is a government official, political party official or candidate for political office and (y) there are no known familial relationships between any of AIR’s directors, officers, employees or agents, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(b)  The operations of AIR and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and of the United States Foreign Corrupt Practices Act. No action, claim, suit or proceeding by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of AIR, threatened, nor, to the knowledge of AIR, is any investigation by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(c)  None of AIR, any of its Subsidiaries or, to the knowledge of AIR, any of their respective Representatives or Affiliates (nor, to the knowledge of AIR, any Person or entity acting on behalf of any of the foregoing) is currently a Person that is, or is owned or controlled by a Person that is (“Sanctioned Person”), (i) the subject or the target of any sanctions administered or enforced by the United States Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union or His Majesty’s Treasury (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory subject to comprehensive Sanctions. AIR and its Subsidiaries have conducted their transactions in material compliance with all applicable Sanctions. No action, claim, suit or proceeding by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to any Sanctions is pending or, to the knowledge of AIR, threatened, nor, to the knowledge of AIR, is any investigation by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to any Sanctions pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(d)  AIR and its Subsidiaries have conducted their transactions in material compliance with all applicable export and re-export control Laws, including the International Traffic in Arms Regulations and the Export Administration Regulations (collectively, “Export Control Laws”). No licenses or approvals pursuant to the Export Control Laws are necessary for the transfer of any export licenses or other export approvals to Tenax in connection with the consummation of the Transactions, including the Merger, except for any such licenses or approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. No action, claim, suit or proceeding by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to the Export Control Laws is pending or, to the knowledge of AIR, threatened, nor, to the knowledge of AIR, is any investigation by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to the Export Control Laws pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(e)  AIR has and has implemented policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws, Money Laundering Laws, Sanctions and Export Control Laws.

Section 4.22  Rights Agreement; State Takeover Statutes.

(a)  AIR is not party to any rights agreement, “poison pill” or similar agreement or plan.

(b)  The AIR Board has unanimously approved the terms of this Agreement and the consummation of the Transactions, including the AIR Stock Issuance, and such approval is sufficient to render inapplicable to this Agreement, the other Transaction Documents to which AIR is a party and the Transactions, including the Merger, the restrictions on “business combinations” set forth in NRS 78.411-78.444, to the extent such restrictions would otherwise be applicable to this Agreement, any of the other Transaction Documents to which AIR is a party or the Transactions, including the Merger. No “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover or similar Laws (including NRS 78.411-78.444, inclusive, and NRS 78.378-78.3793, inclusive) apply to this Agreement, any of the other Transaction Documents to which AIR is a party (including the Redemption Rights Agreement and the Registration Rights Agreement) or the Transactions, including the Merger. AIR and its Subsidiaries are not subject to Section 2115(b) of the California Corporations Code.

Section 4.23  Opinion of Financial Advisor. AIR has received an oral opinion from KippsDeSanto & Co., to be confirmed by delivery of a written opinion, that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Redemption Price (as specified therein) is fair, from a financial point of view, to the holders of AIR Common Stock.

Section 4.24  No Implied Representations and Warranties. The representations and warranties of AIR and Merger Sub contained in this Article IV or in any certificate delivered pursuant to this Agreement constitute the sole and exclusive representations and warranties of AIR and Merger Sub to Tenax in connection with the Transactions, and all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, the future or historical financial condition, results of operations, prospects, business, assets or liabilities of AIR and Merger Sub), whether made by AIR or Merger Sub, any of their respective Affiliates or any of their respective managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in any individual or any other capacity, are specifically disclaimed by Tenax, and Tenax acknowledges that it has not relied on and should not rely on and will not rely on any such other representations and warranties other than the representations and warranties of AIR or Merger Sub contained in this Article IV or in any certificate delivered pursuant to this Agreement. Except for the representations and warranties contained in this Article IV or in any certificate delivered pursuant to this Agreement, no exhibit to this Agreement, nor any other material or information provided by or communications made by AIR, Merger Sub or any of their respective Affiliates, or by any Representative thereof, whether by use of a “data room” or in any information memorandum or otherwise, will cause or create any warranty, express or implied, as to the title, condition, value or quality of AIR, Merger Sub and their respective Subsidiaries.

Article V

REPRESENTATIONS AND WARRANTIES OF TENAX

Tenax represents and warrants to AIR and Merger Sub that, except as set forth in the Tenax Disclosure Letter (it being understood that any information, item or matter set forth in one section or subsection of the Tenax Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent based upon the face of such disclosure that such information, item or matter is relevant to such other section or subsection; provided, however, that only items disclosed in Section 5.02, Section 5.04(b) and Section 5.07 of the Tenax Disclosure Letter shall be deemed disclosed with respect to Section 5.02, Section 5.04(b) and Section 5.07, respectively):

Section 5.01  Organization and Qualification; Subsidiaries.

(a)  Each of Tenax and its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental authorizations and approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except (i) with respect to Tenax’s Subsidiaries, where the failure to be in good standing or to have such power, authority and governmental authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect and (ii) with respect to Tenax, where the failure to possess such governmental authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect. Each of Tenax and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have a Tenax Material Adverse Effect.

(b)  Section 5.01(b) of the Tenax Disclosure Letter sets forth a true and complete list of each material Subsidiary of Tenax, the jurisdiction of incorporation or formation of each such Subsidiary and the ownership interest of Tenax and any third parties in each such Subsidiary.

(c)  Tenax has made available to AIR, prior to the execution of this Agreement, a true and complete copy of Tenax’s certificate of formation, limited liability company agreement and the equivalent organizational documents of each of its material Subsidiaries, in each case, as amended to the date of this Agreement. Such organizational documents are in full force and effect. Neither Tenax nor any of its Subsidiaries is in violation of any of the provisions of its organizational documents.

Section 5.02  Capitalization.

(a)  Section 5.02(a) of the Tenax Disclosure Letter sets forth a true, correct and complete list of all of the authorized, issued and outstanding equity interests of Tenax. There are no authorized, issued, reserved for issuance or outstanding (i) shares of capital stock, voting securities or other equity interests of Tenax; (ii) options, calls, warrants, convertible debt, other convertible or exchangeable instruments or rights, agreements, arrangements or commitments of any character made or issued by Tenax or any of its Subsidiaries obligating Tenax or any of its Subsidiaries to issue, deliver or sell any shares of capital stock, voting securities or other equity interests of Tenax or any of its Subsidiaries other than the Warrants; or (iii) “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests issued by Tenax or any of its Subsidiaries, or rights to acquire such interests from Tenax or any Subsidiary. All Tenax Units are subject to issuance as aforesaid and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, and each outstanding Tenax Unit has been and is, (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to or issued in violation of any preemptive rights, purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right created by applicable Law, the organizational documents of Tenax or any agreement to which Tenax is a party or otherwise bound; and (iii) free of any Encumbrances created by Tenax in respect thereof. There are no outstanding contractual obligations of Tenax or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of Tenax or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Tenax or any other Person.

(b)  Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of Tenax is duly authorized, validly issued, fully paid and non-assessable; each such share or interest is owned by Tenax or another of its wholly owned Subsidiaries free and clear of all Encumbrances and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests; and each such share or interest was not issued in violation of any preemptive rights, purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right under applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which Tenax or any Subsidiary is a party or otherwise bound. Except for the capital stock of, or other equity interest in, its Subsidiaries, Tenax does not own, directly or indirectly, any capital stock of, or other equity or similar interest in, any corporation, partnership, joint venture, association or other entity.

(c)  The Tenax Closing Capitalization Schedule will, as of the Closing Date, be true and complete in all respects and the amounts set forth therein will be calculated pursuant to and in accordance with this Agreement, Tenax’s organizational documents and any applicable Plan. As of the Closing, (i) the number of Tenax Units set forth in the Tenax Closing Capitalization Schedule as being owned by a Person will constitute to the entire interest of such Person in the issued and outstanding capital stock of, or any other equity or ownership interests in, Tenax, and record ownership of such Tenax Units set forth in the Tenax Closing Capitalization Schedule is held by such Person and (ii) no Person not disclosed in the Tenax Closing Capitalization Schedule will be the record owner of, or have a right to acquire from Tenax any equity or ownership interests in, Tenax or options in respect of the foregoing.

Section 5.03  Authority Relative to This Agreement.

(a)  Tenax has all necessary organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder to consummate the Transactions. The execution and delivery of this Agreement and such other Transaction Documents by Tenax and the consummation by Tenax of the Transactions have been duly and validly authorized by all necessary organizational action, and no other proceedings on the part of Tenax are necessary to authorize this Agreement and such other Transaction Documents or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DLLCA). This Agreement has been duly and validly executed and delivered by Tenax and, assuming due authorization, execution and delivery by AIR and Merger Sub, constitutes a legal, valid and binding obligation of Tenax, enforceable against Tenax in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)  The Consenting Tenax Members are the record and beneficial owners of, in the aggregate, interests of Tenax Units entitled to cast votes constituting at least a majority of the votes entitled to be cast on the approval of this Agreement by Tenax Members as of the date hereof. The Tenax Member Support Agreements constitute, alone and without any other vote or consent of any other Tenax Member, the Required Tenax Member Approval.

Section 5.04  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Tenax do not, and the performance of this Agreement and such other Transaction Documents by Tenax, and the consummation of the Transactions, will not, (i) conflict with or violate the limited liability company agreement or other equivalent organizational documents of (A) Tenax or (B) any of its Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.04(b) have been obtained or taken and all filings and obligations described in Section 5.04(b) have been made or satisfied, conflict with or violate any Law applicable to Tenax or any of its Subsidiaries or by which any property or asset of Tenax or any of its Subsidiaries is bound or affected or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Tenax or any of its Subsidiaries pursuant to, any Contract, Tenax Permit or other instrument or obligation to which Tenax or any of its Subsidiaries is a party or by which Tenax or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (i)(B), (ii) and (iii) of this Section 5.04(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

(b)  The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Tenax do not, and the performance of this Agreement and such other Transaction Documents by Tenax, and the consummation of the Transactions, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act (including in connection with the Registration Statement) and the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, the requirements of any other applicable Antitrust Laws and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DLLCA and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, transfers, waivers, disclaimers and filings, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

Section 5.05 Permits; Compliance.

(a) Since January 1, 2023, Tenax and its Subsidiaries have operated and conducted their businesses in compliance in all material respects with all Laws of any Governmental Authority applicable to their respective businesses or operations and all internal or posted policies and procedures. Since January 1, 2023, neither Tenax nor any of its Subsidiaries has received any written notice alleging, or been charged with, any material violation of any Laws.

(b) Tenax and each of its Subsidiaries have obtained and hold all Tenax Permits, and all such Tenax Permits are valid and in full force and effect, except where the failure to hold the same or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect. In addition, (i) there has occurred no default under, or violation of, any such Tenax Permit, (ii) no suspension or cancellation of any of the Tenax Permits is pending or, to the knowledge of Tenax, threatened and (iii) Tenax has taken all measures reasonably necessary (including by making all applications or filings required by applicable Law or the applicable Governmental Authority) to extend any Tenax Permit to prevent the expiration thereof, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

Section 5.06 Financial Statements; Undisclosed Liabilities.

(a) Section 5.06(a) of the Tenax Disclosure Letter contains true, complete and correct copies of the audited consolidated balance sheets and related statements of income, members’ equity and cash flows of Tenax and its consolidated Subsidiaries as of and for the years ended December 31, 2024 and 2023 and the unaudited consolidated balance sheet and related statements of income, members’ equity and cash flows of Tenax and its consolidated Subsidiaries as of and for the nine months ended September 30, 2025 (collectively, with the related notes and schedules thereto, the “Tenax Financial Statements”), in each case, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject, in the case of interim financial statements, to the absence of footnotes and normal year-end adjustments) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in members’ equity and cash flows of Tenax and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of interim financial statements, to the absence of footnotes and normal year-end adjustments).

(b) Tenax and its Subsidiaries maintain a system of internal controls over financial reporting that are effective to ensure (i) the reliability of financial reporting, including policies and procedures that mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Tenax and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) that transactions are executed only in accordance with the authorization of management and (iv) the prevention or timely detection of the unauthorized acquisition, use or disposition of assets.

(c) Neither Tenax nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of Tenax as of December 31, 2024, included in the Tenax Financial Statements, (ii) incurred after December 31, 2024, in the ordinary course of business consistent with past practice, (iii) incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement or the other Transaction Documents (for clarity, any liability caused by or resulting from a breach by Tenax of this Agreement shall not be deemed a liability incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement) or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

(d) Since January 1, 2023, none of Tenax, Tenax’s independent accountants or the Tenax Board has received any written, or to the knowledge of Tenax, oral notification of any (i) “significant deficiency” in the internal controls over financial reporting of Tenax; (ii) “material weakness” in the internal controls over financial reporting of Tenax; or (iii) fraud, whether or not material, that involves management or other employees of Tenax who have a significant role in the internal controls over financial reporting of Tenax. Since January 1, 2023, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the President or Chief Financial Officer of Tenax or the Tenax Board or any committee thereof. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statement of Auditing Standard FAS 115 – Communicating Internal Control Related Matters Identified in an Audit, as in effect on the date hereof.

(e) Since January 1, 2023, (i) neither Tenax nor any of its Subsidiaries has received any written or, to the knowledge of Tenax, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Tenax or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to Tenax or any of its Subsidiaries, and (ii) no attorney representing Tenax or any of its Subsidiaries, whether or not employed by Tenax or any of its Subsidiaries, has reported evidence of a breach of fiduciary duty or similar violation by Tenax or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Tenax Board or any committee thereof or to the President or Chief Financial Officer of Tenax, except as, in each of (i) and (ii), has not had and would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

Section 5.07 Absence of Certain Changes or Events. Since December 31, 2024, there has not been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, has had or would reasonably be expected to have a Tenax Material Adverse Effect. From December 31, 2024 to the Original Execution Date, (a) Tenax and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) neither Tenax nor any of its Subsidiaries has taken any action that, if taken after the Original Execution Date, would constitute a breach of any of the covenants set forth in Section 6.02 (with the exception of those set forth in clauses (b)(i) and (iv) (to the extent related to the foregoing)).

Section 5.08 Information Supplied. The information relating to Tenax and its Subsidiaries that is provided by or on behalf of Tenax or any of its Subsidiaries for inclusion in the Registration Statement or the Proxy Statement/Prospectus, or in any other document filed with any other Governmental Authority in connection with the Merger and the other Transactions, will not, (i) in the case of the Registration Statement, at the time it (or any amendment or supplement thereto) is filed with the SEC and at the time it is declared effective under the Securities Act, and (ii) in the case of the Proxy Statement/Prospectus, at the date it is first mailed to the AIR Stockholders or at the time of the AIR Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 5.09 Sufficiency of Funds.

(a) Tenax has sufficient financial resources and, at the Closing, will have sufficient cash and other financial resources, in each case, to enable Tenax to pay any amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses, and there is no restriction on the use of such cash or other financial resources for such purposes. Tenax has the financial resources and capabilities to fully perform all of its obligations under this Agreement.

(b) Without limiting Section 10.07, in no event shall the receipt or availability of any funds or financing by or to Tenax or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Tenax hereunder.

Section 5.10 Absence of Litigation. There is no Action pending or, to the knowledge of Tenax, threatened (i) against or involving Tenax, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of officers, directors or key employees, arising out of such officer’s, director’s or key employee’s relationship with Tenax) that, individually or in the aggregate, has or would reasonably be expected to have a Tenax Material Adverse Effect or (ii) that seeks to restrain or enjoin the consummation of the Transactions. There is not any Order of any Governmental Authority or arbitrator outstanding against, or, to the knowledge of Tenax, investigation by any Governmental Authority involving, Tenax, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of such officers, directors or key employees, such as would affect Tenax or any of its Subsidiaries) that, individually or in the aggregate, has or would reasonably be expected to have a Tenax Material Adverse Effect. There is no material Action pending by Tenax or any of its Subsidiaries, or which Tenax or any of its Subsidiaries intends to initiate, against any other Person. The foregoing includes Actions pending or threatened (or any basis therefor to the knowledge of Tenax) involving the prior employment of any of the employees of Tenax or any of its Subsidiaries, services of the employees of Tenax or any of its Subsidiaries provided in connection with Tenax’s business, any information or techniques allegedly proprietary to any former employer of an employee of Tenax or any of its Subsidiaries or obligations of an employee of Tenax or any of its Subsidiaries under any agreement with such employee’s former employer.

Section 5.11 Employee Benefit Plans.

(a) Section 5.11(a) of the Tenax Disclosure Letter sets forth a true, correct and complete list of each material Tenax Benefit Plan. With respect to each such material Tenax Benefit Plan, Tenax has delivered or made available to AIR true, correct and complete copies of all plan documents (including all amendments and attachments thereto), or written summaries of such Tenax Benefit Plan not in writing.

(b) Each Tenax Benefit Plan has been, in all material respects, established, maintained, operated, funded and administered in accordance with its terms and all applicable Laws. Tenax and its Subsidiaries and, to the knowledge of Tenax, all fiduciaries of any Tenax Benefit Plan are, and at all times have been, in compliance in all material respects with all Laws relating to the Tenax Benefit Plans and the provision of compensation and benefits. Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, no Action is pending or, to the knowledge of Tenax, threatened with respect to any Tenax Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of Tenax, there are not any facts that would be reasonably expected to give rise to any Action with respect to any Tenax Benefit Plan.

(c) Each Tenax Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and either has received a favorable determination letter from the IRS or may rely upon a favorable opinion letter from the IRS as to its qualified status and, to the knowledge of Tenax, there are no facts or circumstances that could reasonably be expected to adversely affect such qualification or cause the imposition of a material liability, penalty or Tax under ERISA, the Code or other applicable Laws with respect to any such Tenax Benefit Plan.

(d) No Tenax Benefit Plan is, and neither Tenax nor any of its ERISA Affiliates has ever sponsored, maintained or been obligated to contribute to an employee benefit plan that is or was, subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. No Tenax Benefit Plan is, and neither Tenax nor any of its ERISA Affiliates has ever contributed to, or been obligated to contribute to, any (i) “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA), (ii) “multiple employer plan” (as defined in 29 C.F.R. § 4001.2) or a plan subject to Section 413(c) of the Code, (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code).

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in connection with any other event, including a termination of employment or service of any current or former Tenax Service Provider following, or in connection with, the Transactions): (i) entitle any current or former Tenax Service Provider to any payment or benefit, including any severance pay or benefits or any increase in severance pay or benefits; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Tenax Benefit Plans; (iii) limit or restrict the right of Tenax or any of its Subsidiaries to amend, modify or terminate any of the Tenax Benefit Plans; or (iv) result in the payment of any compensation or any benefits that would, individually or in combination with any other such compensation or benefits, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code, to any current or former Tenax Service Provider.

(f) Neither Tenax nor any of its Subsidiaries has any liability in respect of, or obligation to provide, post-retirement or other post-employment health, life insurance or welfare benefits for any current or former Tenax Service Provider (or the spouses, dependents or beneficiaries of any such individuals), whether under a Tenax Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Laws.

(g) No current or former Tenax Service Provider is entitled to any gross-up, make-whole, indemnification, reimbursement or other additional payment from Tenax or any other Person in respect of any Tax (including federal, state, provincial, territorial, municipal, local and non-U.S. income, excise and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

Section 5.12 Labor and Employment Matters.

(a) Neither Tenax nor any of its Subsidiaries is a party to any Collective Bargaining Agreement applicable to any current or former Tenax Service Provider. From January 1, 2023 through the Original Execution Date, there have not been any strikes or other material labor disputes or work stoppages or organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any current or former Tenax Service Provider and, there are no such strikes or other material labor disputes or work stoppages or campaigns, petitions or other activities ongoing, pending or, to the knowledge of Tenax, threatened. Neither the execution of this Agreement nor the consummation of the Transactions will require Tenax or any of its Subsidiaries to provide notice to, enter into any consultation procedure with, or trigger any similar obligation to, any labor organization, works council or similar body under applicable Laws.

(b) Each of Tenax and its Subsidiaries is, and at all times has been, in compliance in all material respects with all Laws related to the engagement of service providers, employment practices and labor relations, including those related to wages, hours, classification, immigration, health, safety, collective bargaining, discrimination, civil rights, workers’ compensation, reporting of compensation and benefits and the collection and payment of income, employment and other Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, no Action by or before any Governmental Authority with respect to Tenax or any of its Subsidiaries in relation to the employment or alleged employment of any individual is pending, ongoing or, to the knowledge of Tenax, threatened, nor has Tenax or any of its Subsidiaries received any notice indicating an intention to conduct the same.

(c) Since January 1, 2023, Tenax and its Subsidiaries have not received, been involved in or been subject to any Actions or any other material complaints, claims or actions alleging sexual harassment, sexual misconduct, bullying or discrimination committed by any director, officer or other managerial employee of Tenax or any of its Subsidiaries or alleging a workplace culture that encourages or is conducive to the foregoing.

Section 5.13 Real and Personal Property.

(a) Neither Tenax nor any of its Subsidiaries owns any real property.

(b) Section 5.13(b) of the Tenax Disclosure Letter sets forth a true and complete list of the street addresses of all Tenax Leased Real Property, together with a description of the underlying Tenax Real Property Lease. True, correct and complete copies of each Tenax Real Property Lease have been made available to AIR prior to the Original Execution Date. Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, (i) each Tenax Real Property Lease is valid and binding on Tenax or the Subsidiary of Tenax that is a party thereto and, to the knowledge of Tenax, each other party thereto, and is in full force and effect; (ii) all rent and other sums and charges payable by Tenax or any of its Subsidiaries thereunder are current and all obligations required to be performed or complied with by Tenax or any of its Subsidiaries thereunder have been performed; (iii) no termination event or condition or uncured default of a material nature on the part of Tenax or, if applicable, any of its Subsidiaries or, to the knowledge of Tenax, the landlord thereunder, exists under any Tenax Real Property Lease; (iv) Tenax and each of its Subsidiaries has a good and valid leasehold, subleasehold or licensee interest in each Tenax Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances; (v) neither Tenax nor any of its Subsidiaries has received any written notice from any landlord under any Tenax Real Property Lease of any default or that such landlord intends to terminate such Tenax Real Property Lease; and (vi) neither Tenax nor any of its Subsidiaries has received written notice of any pending and, to the knowledge of Tenax, there is no threatened, condemnation with respect to any Tenax Leased Real Property or any portion thereof. Tenax and its Subsidiaries have not subleased, licensed or granted any right to use or occupy any portion of any Tenax Leased Real Property to any Person.

(c) Tenax or one of its Subsidiaries, as the case may be, has valid title to, or valid leasehold or comparable contractual rights in or relating to, all material personal property owned or leased by it and necessary for the conduct of its business as it is now being conducted, free and clear of all Encumbrances, except Permitted Encumbrances. No termination event or condition or uncured default of a material nature on the part of Tenax or, if applicable, its Subsidiaries or, to the knowledge of Tenax, any Person thereunder, exists under any lease of any personal property.

Section 5.14 Intellectual Property.

(a) Section 5.14(a) of the Tenax Disclosure Letter sets forth, as of the Original Execution Date, a true and complete list of all (i) Registered Tenax IP, indicating for each such item, as applicable, the owner, the application, publication or registration number and date and jurisdiction of filing or issuance; (ii) material Software included in the Tenax Owned IP; and (iii) social media handles or accounts used by Tenax.

(b) The Tenax Owned IP is subsisting and, to the knowledge of Tenax, valid and enforceable and Tenax and its Subsidiaries possess all rights, title and interests in and to the Tenax Owned IP, free and clear of any Encumbrances other than Permitted Encumbrances.

(c) Since January 1, 2023, the operation of Tenax’s business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, and to the knowledge of Tenax, no other Person has infringed, diluted, misappropriated or otherwise violated, or is infringing, diluting, misappropriating or otherwise violating, the Tenax IP. Since January 1, 2023, there have been no, and there are currently no, pending Actions or Actions threatened in writing regarding: (i) the licensing or use by Tenax or any of its Subsidiaries of any other Person’s Intellectual Property; (ii) any actual or potential infringement, dilution, misappropriation or other violation by any other Person of Tenax Owned IP; or (iii) any actual or potential infringement, dilution, misappropriation or other violation of any other Person’s Intellectual Property by Tenax or any of its Subsidiaries, and to the knowledge of Tenax, no valid basis exists for any Action in connection with any of the foregoing items (i) through (iii) of this Section 5.14(c).

(d) Tenax and its Subsidiaries own or have a valid right to use all Intellectual Property that is in use or planned for use in the operation or conduct of Tenax’s business, and the Tenax IP constitutes all of the Intellectual Property that is used, held for use or planned for use in the conduct of Tenax’s business in the manner in which it is currently being conducted. The consummation of this Agreement and compliance by Tenax and its Subsidiaries with the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon, any material Tenax Owned IP.

(e) Each of Tenax and its Subsidiaries have used commercially reasonable efforts consistent with industry standards to maintain, preserve and protect the secrecy and confidentiality of their Trade Secrets and confidential information of other Persons that is in the possession of Tenax and its Subsidiaries and prevent the misuse or misappropriation of the Trade Secrets and other such confidential information included in the Tenax IP, including through the development of policies for the protection of Intellectual Property. Each current and former director, officer, employee, contractor or consultant of Tenax and its Subsidiaries has entered into a written agreement with Tenax that requires such director, officer, employee, contractor or consultant to protect the secrecy and confidentiality of such Trade Secrets and information. There has been no misappropriation or unauthorized disclosure or use of any of Tenax’s Trade Secrets or confidential information of other Persons that is in the possession of Tenax and its Subsidiaries.

(f) No current or former director, officer, employee, contractor or consultant of Tenax or its Subsidiaries owns any rights in or to any Tenax Owned IP. All current and former directors, officers, employees, contractors and consultants of Tenax and its Subsidiaries who contributed to the discovery, creation or development of any material Tenax Owned IP (i) did so within the scope of his or her employment such that it constituted a work made for hire and all Tenax Owned IP arising therefrom became the exclusive property of Tenax or any of its Subsidiaries or (ii) pursuant to an executed, enforceable, valid written agreement, presently assigned all of his or her rights in Tenax Owned IP to Tenax or any of its Subsidiaries. No current or former directors, officers, employees, contractors or consultants of Tenax or any of its Subsidiaries has made or threatened to make any claim of ownership or right, in whole or in part, to any Tenax Owned IP or asserted in an Action against Tenax or any of its Subsidiaries such claim of ownership or right.

(g) Except as would not, individually or in the aggregate, reasonably be material to Tenax, Tenax and its Subsidiaries have complied in all material respects with the requirements of the licenses for any Public Software used in the business.

(h) No R&D Sponsor has been used to create any Intellectual Property owned or purported to be owned by Tenax and its Subsidiaries. No R&D Sponsor has any claim of right or license to, ownership of or other Encumbrance (other than a Permitted Encumbrance) on any Tenax IP.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, (i) Tenax and its Subsidiaries are in compliance with all applicable Privacy and Data Security Requirements and (ii) since January 1, 2023, none of Tenax or its Subsidiaries has received a complaint from any Governmental Authority or any other third party regarding its collection, storage, Processing, disclosure, transfer or use of Personal Data that is pending or unresolved and, to the knowledge of Tenax, there are no facts or circumstances that would give rise to any such complaints. Since January 1, 2023, Tenax and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, designed to ensure the confidentiality, integrity, availability, privacy and security of Personal Data Processed by Tenax or any of its Subsidiaries and to protect any Personal Data under their possession or control from any unauthorized use or access. Except as would not, individually or in the aggregate, reasonably be expected to result in a Tenax Material Adverse Effect, since January 1, 2023, neither Tenax nor any of its Subsidiaries has experienced any breaches or unauthorized uses of or access to Personal Data within the possession or control of Tenax or its Subsidiaries.

(j) The Tenax IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required to permit the operation of Tenax’s business as currently conducted. Since January 1, 2023, (i) there has been no security breach or unauthorized access to or use of any of the Tenax IT Assets, whether physical or electronic, and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, the Tenax IT Assets have not malfunctioned or failed, do not contain any viruses, worms, trojan horses, bugs or faults and have not experienced breakdowns, errors, contaminants or continued substandard performance that has caused or reasonably could be expected to cause any disruption or interruption in or to the use of any such Tenax IT Assets or to the business of Tenax. Tenax and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent with industry practices and are in compliance with applicable Privacy and Data Security Requirements for the Tenax IT Assets used in the business, including regular backup and prompt recovery of data and information.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, no Personal Data, Trade Secrets or other confidential information of Tenax or its Subsidiaries or confidential information of other Persons that is in the possession of Tenax and its Subsidiaries are used in any input to any Artificial Intelligence Tool or in developing or training any internal or third-party Artificial Intelligence Tool.

Section 5.15 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Tenax or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and accurate in all material respects.

(b) All material Taxes of Tenax and its Subsidiaries have been timely paid, whether or not required to be shown on a Tax Return, or, in the case of Taxes not yet due or that are being contested in good faith, have been accrued or reserved on the Tenax Financial Statements. There are no Tax Encumbrances on the assets of Tenax or any of its Subsidiaries other than Permitted Encumbrances.

(c) Each of Tenax and its Subsidiaries has timely paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority to the extent required by applicable Law).

(d) Neither Tenax nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any material Tax and there has been no request by a Governmental Authority to execute such a waiver or extension. No material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of Tenax or any of its Subsidiaries is currently in progress. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against Tenax or any of its Subsidiaries that has not been settled, paid or withdrawn.

(e) Neither Tenax nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 or 361 of the Code applies.

(f) Neither Tenax nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b), or any similar provision of state, local or foreign Law.

(g) Neither Tenax nor any of its Subsidiaries (i) is a party to or is bound by any Tax Sharing Agreement; (ii) has liability for payment of any amount as a result of being party to any Tax Sharing Agreement; (iii) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than an affiliated group the common parent of which was a Subsidiary of Tenax); or (iv) has liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract or otherwise.

(h) Section 5.15(h) of the Tenax Disclosure Letter contains a list, as of the Original Execution Date, of the jurisdiction of organization and U.S. federal income tax classification of Tenax and each of its Subsidiaries.

(i) No claim has been made in writing by any Governmental Authority in a jurisdiction where Tenax or any of its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(j) Neither Tenax nor any of its Subsidiaries has an outstanding request for a ruling or similar determination from a Governmental Authority with respect to Taxes.

(k) Neither Tenax nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code (or similar provision under any federal, state, local or foreign Law) associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term Contract method, cash method or open transaction method of accounting; or (iv) inclusion, other than in the ordinary course of business, under Section 951(a) of the Code or similar provision of state, local or foreign Law.

Section 5.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to Tenax and its Subsidiaries, taken as a whole: (a) Tenax is and, since January 1, 2023, has been in compliance with, all Environmental Laws and possesses and is and, since January 1, 2023, has been in compliance with, all Environmental Permits; (b) there is no Action, Order or notice of violation or liability, in each case, pursuant to any Environmental Law pending or, to the knowledge of Tenax, threatened in writing against Tenax or any of its Subsidiaries; (c) there has been no release, spill, discharge or disposal of or exposure to any Hazardous Material, nor are there any other environmental conditions, in each case, that would reasonably be expected to form the basis of any Action or Order pursuant to any Environmental Law involving Tenax or its Subsidiaries; and (d) neither Tenax nor any of its Subsidiaries has retained or assumed any liabilities or obligations that would reasonably be expected to form the basis of any Action or Order pursuant to any Environmental Law involving Tenax or its Subsidiaries.

Section 5.17 Material Contracts.

(a) Section 5.17(a) of the Tenax Disclosure Letter contains a true and complete list of the following types of Contracts to which Tenax or any of its Subsidiaries is a party as of the Original Execution Date(such Contracts, whether or not set forth on Section 5.17(a) of the Tenax Disclosure Letter and including any Contract entered into after the Original Execution Date in accordance with the terms of this Agreement that would have been required to be set forth on Section 5.17(a) of the Tenax Disclosure Letter if it had been entered into as of the Original Execution Date, but excluding any Tenax Benefit Plan, the “Tenax Material Contracts”):

(i) all Contracts for the purchase of aircraft and agreements to refit existing aircraft pursuant to which Tenax or any of its Subsidiaries would reasonably be expected to make payments of more than $1,000,000 during any fiscal year;

(ii) all joint venture Contracts, partnership arrangements or other agreements involving a sharing with any third party of profits, losses, costs or liabilities by Tenax or any of its Subsidiaries;

(iii) all Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $4,000,000;

(iv) all Contracts relating to Indebtedness (including commitments to provide Indebtedness) of Tenax or any of its Subsidiaries;

(v) all Contracts (A) that limit, or purport to limit, in any material respect, the ability of Tenax or any of its Subsidiaries or any of their respective employees to compete in any line of business or with any Person or entity (other than Tenax and its Subsidiaries) or in any geographic area or during any period of time or in any customer segment, (B) that limit, or purport to limit, in any respect, the ability of any of Tenax’s Affiliates (other than Tenax’s Subsidiaries) to compete in any line of business or with any Person or entity or in any geographic area or during any period of time or in any customer segment, (C) that provide for “exclusivity” or any similar requirement or “most favored nation” or similar rights, in each case, in favor of any Person other than Tenax or any of its Subsidiaries or (D) granting any put, call, right of first refusal, right of first negotiation, right of first offer, redemption or similar right in favor of any Person other than Tenax or any of its Subsidiaries;

(vi) all material Tenax IP Agreements, except for shrink-wrap or click-wrap licenses for off-the-shelf computer software or non-exclusive licenses to or from customers of Tenax;

(vii) each Contract between or among (A) Tenax or any of its Subsidiaries, on the one hand, and (B) any Affiliate, employee, shareholder, member, equityholder, officer or director of Tenax or of any Subsidiary, or any of their respective Affiliates or, to the knowledge of Tenax, family members, on the other hand, but excluding, for the avoidance of doubt, (I) any Contracts or arrangements between Tenax and any of its Subsidiaries or between any Subsidiary of Tenax and another Subsidiary of Tenax, (II) any Contract or arrangement relating to the employment of any such Person described in clause (B) and (III) any Contract providing for indemnification or reimbursement of expenses for officers or directors of Tenax or any of its Subsidiaries (in such individual capacity as such); and

(viii) any Tenax Government Contracts under which Tenax or its Subsidiaries would reasonably be expected to receive payments of more than $5,000,000 in any fiscal year (excluding Tenax Government Contracts where any portion of the Tenax Government Contract or performance of the Tenax Government Contract is classified).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, each Tenax Material Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against Tenax and its Subsidiaries (as applicable) and, to the knowledge of Tenax, the other parties thereto. True and complete copies of each Tenax Material Contract (and a written summary of the terms of any oral Tenax Material Contracts) have been made available to AIR. None of Tenax, any of its Subsidiaries or, to the knowledge of Tenax, any other party thereto is in material violation of or in material default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Tenax Material Contract to which it is a party or by which it or any of its properties or other assets is bound, nor have any of them given or received any notice alleging any of the same. Immediately following the Effective Time, each Tenax Material Contract will continue to be in full force and effect and valid, binding and enforceable in accordance with its terms against Tenax and its Subsidiaries (as applicable) and, to the knowledge of Tenax, the other parties thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

(c) To the knowledge of Tenax, no Affiliate, employee, shareholder, member, equityholder, officer or director of Tenax or of any Subsidiary, or any of their respective Affiliates or, to the knowledge of Tenax, family members, has any material interest in any property used in the conduct of the business of Tenax or any of its Subsidiaries, or any material claim or right against Tenax or any of its Subsidiaries or any direct or indirect material interest in any transaction with Tenax or any of its Subsidiaries.

Section 5.18 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Tenax Material Adverse Effect, all insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of Tenax and its Subsidiaries are in full force and effect, and all premiums thereon have been timely paid or, if not yet due, accrued. As of the Original Execution Date, there is no material claim pending under Tenax’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Tenax and its Subsidiaries are in compliance in all material respects with the terms of such policies and bonds, and Tenax has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

Section 5.19 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Tenax. The fees and expenses of all accountants, brokers, financial advisors, investment bankers, legal counsel and other Persons retained by Tenax or any of its Subsidiaries incurred or to be incurred by Tenax or any of its Subsidiaries in connection with this Agreement or the Transactions will not exceed the amount set forth in Section 5.19 of the Tenax Disclosure Letter.

Section 5.20 Government Contracts.

(a) Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Tenax Material Adverse Effect, since January 1, 2023: (i) Tenax and its Subsidiaries have complied with all terms and conditions of the Tenax Government Contracts; (ii) Tenax and its Subsidiaries have complied in all respects with all applicable Laws pertaining to each Tenax Government Contract or Tenax Government Bid; (iii) neither Tenax nor its Subsidiaries have received written (or, to the knowledge of Tenax, oral) notice of a cancellation, termination for convenience, termination for default, suspensions or stop work orders (specifically excluding (A) suspensions or stop work orders relating to protests filed in connection with the award of a Tenax Government Contract to Tenax or any of its Subsidiaries or (B) suspensions or stop work orders initiated by a Governmental Authority that apply to all counterparties to similar Tenax Government Contracts and not specific to Tenax or any of its Subsidiaries), cure notice, violation of Law, violation of a Tenax Government Contract or show cause notice, and no such notice is currently proposed or, to the knowledge of Tenax, threatened in writing, pertaining to such Tenax Government Contract; (iv) no cost incurred by Tenax or any of its Subsidiaries pertaining to such Tenax Government Contract has been challenged, disallowed or is the subject of any ongoing audit or is subject to an ongoing investigation, with the exception of routine audits conducted in the ordinary course of business; (v) neither Tenax nor any of its Subsidiaries has been informed by a Governmental Authority that any option with respect to such Tenax Government Contract will not be exercised or that any Tenax Government Contract will be terminated, canceled, subject to reduction or will otherwise come to an end prior to the end of its current period of performance; and (vi) the submissions, representations, certifications and warranties made, acknowledged or set forth by Tenax and its Subsidiaries with respect to the Tenax Government Contracts and Tenax Government Bids were true, complete and correct in all material respects as of their effective date, Tenax and its Subsidiaries have complied with all such certifications and all such representations and certifications have continued to be current and materially accurate and complete to the extent required by the terms of a Tenax Government Contract or applicable Law.

(b) (i) Neither Tenax nor its Subsidiaries have received any written or, to the knowledge of Tenax, oral notice that any officer, employee, consultant or agent of Tenax or its Subsidiaries is, or since January 1, 2023, has been, under administrative, civil or criminal investigation or indictment by any Governmental Authority (A) relating to the performance of his or her duties for Tenax or its Subsidiaries or (B) that would reasonably be expected to have, individually or in the aggregate, a Tenax Material Adverse Effect; (ii) to the knowledge of Tenax, there is not pending any investigation of Tenax, its Subsidiaries or its officers, employees, consultants or agents, nor since January 1, 2023, has there been any audit or investigation of Tenax, its Subsidiaries or its officers, employees, consultants or agents resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Tenax Government Contract; (iii) since January 1, 2023, neither Tenax nor its Subsidiaries have made or been required to make any voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, unlawful conduct, misstatement, significant overpayment or omission arising under or relating to a Tenax Government Contract; (iv) since January 1, 2023, neither Tenax nor its Subsidiaries have received any written (or, to the knowledge of Tenax, oral) notice of any determination by a Governmental Authority regarding, nor entered into a consent order or administrative agreement with a Governmental Authority regarding, any suspected or alleged fraud, mischarging, improper payments, unauthorized release of information, misstatement, omission or violation of Law or any material administrative or contractual requirement related to a Tenax Government Contract; (v) neither Tenax nor its Subsidiaries have received any written (or, to the knowledge of Tenax, oral) notice of complaint (whether or not sealed or partially unsealed) regarding any suspected or alleged fraud, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of Law or any material administrative or contractual requirement related to a Tenax Government Contract; (vi) neither Tenax nor its Subsidiaries have received written document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving Tenax, its Subsidiaries or any of its members, managers, officers, employees or affiliates, in connection with or concerning any information related to a Tenax Government Contract; (vii) to the knowledge of Tenax, neither Tenax nor its Subsidiaries nor any of their officers, managers, directors or employees has been under any administrative, civil or criminal investigation or indictment or criminal information involving alleged false statements, false claims or other improprieties or criminal acts relating to any Tenax Government Contract; (viii) neither Tenax nor its Subsidiaries, nor, to the knowledge of Tenax, any of their respective officers or employees, has been the subject of any actual “whistleblower” or “qui tam” lawsuit; or (ix) to the knowledge of Tenax, it has not conducted any internal audit, review or inquiry in which any outside legal counsel, auditor, accountant or investigator has been or was engaged with respect to any suspected, alleged or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, misstatement, omission or violation of Law or any material administrative or contractual requirement related to a Tenax Government Contract.

Section 5.21 Prohibited Payments.

(a) None of Tenax, any of its Subsidiaries, any of their respective officers or employees and, to the knowledge of Tenax, any supplier, distributor, licensee or agent or any other Person acting on behalf of Tenax or any of its Subsidiaries, directly or indirectly, has (i) made or offered to make or received any direct or indirect payments in violation of the Anti-Corruption Laws, including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any Law (including the Anti-Corruption Laws), or (ii) provided or received any product or services in violation of any Law (including the Anti-Corruption Laws). Neither Tenax nor any of its Subsidiaries has received any written or, to the knowledge of Tenax, other communication from any Governmental Authority regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or, to the knowledge of Tenax, is the subject of any internal complaint, audit or review process regarding a material violation of, or failure to comply with, any Anti-Corruption Laws. Since January 1, 2023, neither Tenax nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect. To the knowledge of Tenax, (x) none of the directors, officers, employees or agents of Tenax or any of its Subsidiaries is a government official, political party official or candidate for political office and (y) there are no known familial relationships between any of Tenax’s directors, officers, employees or agents, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(b) The operations of Tenax and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Money Laundering Laws and of the United States Foreign Corrupt Practices Act. No action, claim, suit or proceeding by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Tenax, threatened, nor, to the knowledge of Tenax, is any investigation by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

(c) None of Tenax, any of its Subsidiaries or, to the knowledge of Tenax, any of their respective Representatives or Affiliates (nor, to the knowledge of Tenax, any Person or entity acting on behalf of any of the foregoing) is currently a Person that is, or is owned or controlled by a Person that is, a Sanctioned Person. Tenax and its Subsidiaries have conducted their transactions in material compliance with all applicable Sanctions. No action, claim, suit or proceeding by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to any Sanctions is pending or, to the knowledge of Tenax, threatened, nor, to the knowledge of Tenax, is any investigation by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to any Sanctions pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

(d) Tenax and its Subsidiaries have conducted their transactions in material compliance with the Export Control Laws. No licenses or approvals pursuant to the Export Control Laws are necessary for the transfer of any export licenses or other export approvals to AIR or Merger Sub in connection with the consummation of the Transactions, including the Merger, except for any such licenses or approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect. No action, claim, suit or proceeding by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to the Export Control Laws is pending or, to the knowledge of Tenax, threatened, nor, to the knowledge of Tenax, is any investigation by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to the Export Control Laws pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

(e) Tenax has and has implemented policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws, Money Laundering Laws, Sanctions and Export Control Laws.

Section 5.22 No Implied Representations and Warranties. The representations and warranties of Tenax contained in this Article V or in any certificate delivered pursuant to this Agreement constitute the sole and exclusive representations and warranties of Tenax to AIR and Merger Sub in connection with the Transactions, and all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, the future or historical financial condition, results of operations, prospects, business, assets or liabilities of Tenax), whether made by Tenax, any of its Affiliates or any of its managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in any individual or any other capacity, are specifically disclaimed by AIR and Merger Sub, and AIR and Merger Sub each acknowledge that it has not relied on and should not rely on and will not rely on any such other representations and warranties other than the representations and warranties of Tenax contained in this Article V or in any certificate delivered pursuant to this Agreement. Except for the representations and warranties contained in this Article V or in any certificate delivered pursuant to this Agreement, no exhibit to this Agreement, nor any other material or information provided by or communications made by Tenax or any of its Affiliates, or by any Representative thereof, whether by use of a “data room” or in any information memorandum or otherwise, will cause or create any warranty, express or implied, as to the title, condition, value or quality of Tenax and its Subsidiaries.

Article VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by AIR Pending the Merger.

(a) AIR covenants and agrees that, between the Original Execution Date and the Effective Time, except (i) as set forth in Section 6.01(a) of the AIR Disclosure Letter, (ii) as expressly contemplated by this Agreement or (iii) with the prior written consent of Tenax (which consent shall not be unreasonably withheld, delayed or conditioned), AIR shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course consistent with past practice and in material compliance with applicable Law and all AIR Material Contracts. Without limiting the generality of the foregoing, AIR shall, and shall cause its Subsidiaries to, use its reasonable best efforts to preserve intact its present business organization and maintain the goodwill and existing relationships with its suppliers, licensors, licensees and others having significant business relationships with them.

(b) By way of amplification and not limitation, except as set forth in Section 6.01(b) of the AIR Disclosure Letter, as expressly contemplated by this Agreement or the other Transaction Documents or with the prior written consent of Tenax (which consent shall not be unreasonably withheld, delayed or conditioned), neither AIR nor any of its Subsidiaries shall, between the Original Execution Date and the Effective Time, do any of the following:

(i) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents, or the equivalent organizational documents of any of its Subsidiaries, or create any new Subsidiaries;

(ii) merge or consolidate AIR with any other Person or restructure, reorganize or completely or partially liquidate;

(iii) issue, deliver, sell, grant, pledge, dispose of or grant an Encumbrance on, or permit an Encumbrance to exist on, any shares of any class of capital stock of AIR or any of its Subsidiaries, any other voting securities or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities or equity interests, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or other similar interests of AIR or any of its Subsidiaries (except for the issuance of shares of AIR Stock issuable pursuant to the exercise of AIR Stock Options or the settlement of AIR RSU Awards, in each case, outstanding on the Original Execution Date in accordance with their terms and the terms of the AIR Stock Plans as in effect on the Original Execution Date);

(iv) repurchase, redeem or otherwise acquire any outstanding AIR Stock;

(v) (A) sell, lease, license, pledge or dispose of or (B) grant an Encumbrance on, or permit an Encumbrance to exist on, any properties or assets (other than Intellectual Property, which is the subject of clause (vi)) or any interests therein of AIR or any of its Subsidiaries, other than Permitted Encumbrances;

(vi) sell, lease, sublease, license, sublicense, assign or otherwise grant rights under any AIR Owned IP (except for non-exclusive licenses granted to customers and suppliers of AIR in the ordinary course of business consistent with past practice) or transfer, cancel, abandon or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any AIR Owned IP;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of AIR’s direct or indirect wholly owned Subsidiaries to AIR or any of its other wholly owned Subsidiaries;

(viii) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable or exercisable for capital stock, voting securities or other ownership interests;

(ix) acquire any assets outside the ordinary course of business consistent with past practice from any other Person for consideration in excess of $100,000 in any individual transaction or series of related transactions or $250,000 in the aggregate;

(x) make any loans, advances, guarantees or capital contributions to or investments in any Person, other than advances to employees of AIR or any of its Subsidiaries in respect of travel or other related business expenses, in each case, in the ordinary course of business consistent with past practice;

(xi) make any payments or distributions to any stockholders, employees, directors, officers or Affiliates of AIR or its Subsidiaries, or any of their respective Affiliates (or any directors, managers or employees of such Affiliates), other than payments to employees of salary and expense reimbursement in the ordinary course of business;

(xii) incur any Indebtedness or guarantee such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of AIR;

(xiii) make or authorize any capital expenditure in excess of $500,000 in the aggregate during any 12-month period beginning on or after the Original Execution Date;

(xiv) modify in any material respect any accounting policies or procedures, other than as required by GAAP or Law;

(xv) except as required by applicable Law, (A) make any material change (or file any such change) in any method of Tax accounting; (B) make, change or rescind any material Tax election; (C) settle or compromise any material Tax liability or consent to any claim or assessment or enter into any closing agreement relating to a material amount of Taxes; (D) file any material amended Tax Return; (E) file any claim for refund of a material amount of Taxes; or (F) waive or extend the statute of limitations in respect of material Taxes;

(xvi) except as required by the terms of an AIR Benefit Plan or AIR Collective Bargaining Agreement as in effect on the Original Execution Date, (A) adopt, enter into, terminate, modify or amend any AIR Collective Bargaining Agreement or AIR Benefit Plan; (B) increase in any manner the compensation, bonus or fringe or other benefits of, or grant or pay any discretionary bonus of any kind or amount whatsoever to, any current or former AIR Service Provider; (C) grant or pay any change-in-control, retention, severance or termination pay to, or increase in any manner the change-in-control, retention, severance or termination pay of, any current or former AIR Service Provider; (D) grant or modify any awards to any current or former AIR Service Provider (including grants of any stock or stock-based awards or the removal of existing restrictions in any AIR Benefit Plans or awards made thereunder); (E) take any action to fund or in any other way secure the payment of compensation or benefits under any AIR Benefit Plan; (F) take any action to accelerate the vesting or payment of any compensation or benefit under any AIR Benefit Plan or awards made thereunder; (G) except as may be required for continued compliance with generally accepted accounting principles in the relevant jurisdiction, materially change any actuarial or other assumption used to calculate funding obligations with respect to any AIR Benefit Plan or change the manner in which contributions to any AIR Benefit Plan are made or the basis on which such contributions are determined; or (H) terminate or hire any AIR Service Provider, other than terminations for “cause” (as reasonably determined by AIR in accordance with past practices); provided that AIR may hire additional AIR Service Providers to replace departed AIR Service Providers in the ordinary course of business consistent with past practice, and may terminate or hire AIR Service Providers with an annual base salary that is less than $150,000 in the ordinary course of business consistent with past practice;

(xvii) except as required by Law or any judgment by a court of competent jurisdiction, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business and in a manner consistent with past practice of, in accordance with their terms, liabilities disclosed, reflected or reserved against in the AIR Financial Statements (or the notes thereto) (for amounts not in excess of such reserves) or incurred since the date of such AIR Financial Statements in the ordinary course of business and in a manner consistent with past practice; (B) cancel or compromise any material Indebtedness; or (C) waive or assign any claims or rights of material value;

(xviii) enter into, terminate, cancel, modify, amend or fail to renew any AIR Material Contract or AIR Real Property Lease, or any Contract or lease that, if existing on the Original Execution Date, would have been an AIR Material Contract or AIR Real Property Lease, or waive, release or assign any material rights or claims thereunder, in each case, other than in the ordinary course of business consistent with past practice;

(xix) enter into, modify, amend or terminate any Contract, or waive, release or assign any material rights or claims thereunder, which, if so entered into, modified, amended, terminated, waived, released or assigned would (A) reasonably be expected to impair in any material respect the ability of AIR to perform its obligations under this Agreement or (B) reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;

(xx) enter into any Contract that is material to AIR and its Subsidiaries, taken as a whole, to the extent consummation of the Transactions would reasonably be expected to trigger, conflict with or result in a violation of any “change of control” or similar provision of such Contract;

(xxi) amend any material AIR Permit in any material respect, or allow any material AIR Permit to lapse, expire or terminate, other than (A) amendments, renewals or extensions of AIR Permits in the ordinary course of business consistent with past practice or (B) non-renewal or non-extension of AIR Permits that are not necessary to conduct AIR’s business as then conducted;

(xxii) authorize, apply for or cause to be approved the listing of shares of AIR Common Stock or AIR Preferred Stock on any stock exchange; or

(xxiii) authorize, commit or agree to do any of the foregoing.

(c) Nothing contained in this Agreement is intended to give Tenax, directly or indirectly, the right to control or direct the operations of AIR or its Subsidiaries prior to the Effective Time in violation of applicable Law.

Section 6.02 Conduct of Business by Tenax Pending the Merger.

(a) Tenax covenants and agrees that, between the Original Execution Date and the Effective Time, except (i) as set forth in Section 6.02(a) of the Tenax Disclosure Letter, (ii) as expressly contemplated by this Agreement or (iii) with the prior written consent of AIR (which consent shall not be unreasonably withheld, delayed or conditioned), Tenax shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course consistent with past practice and in material compliance with applicable Law and all Tenax Material Contracts. Without limiting the generality of the foregoing, Tenax shall, and shall cause its Subsidiaries to, use its reasonable best efforts to preserve intact its present business organization and maintain the goodwill and existing relationships with its suppliers, licensors, licensees and others having significant business relationships with them.

(b) By way of amplification and not limitation, except as set forth in Section 6.02(b) of the Tenax Disclosure Letter, as expressly contemplated by this Agreement or the other Transaction Documents or with the prior written consent of AIR (which consent shall not be unreasonably withheld, delayed or conditioned), neither Tenax nor any of its Subsidiaries shall, between the Original Execution Date and the Effective Time, do any of the following:

(i) amend or otherwise change its certificate of formation, limited liability company agreement or equivalent organizational documents, except for any amendments or changes that would not (A) materially delay, materially impede or prevent the consummation of the Transactions or (B) adversely affect the AIR Stockholders in any material respect differently than the Tenax Members;

(ii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of or involving Tenax or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among Tenax and any wholly owned Subsidiary of Tenax or among wholly owned Subsidiaries of Tenax);

(iii) enter into any new line of business that is material to Tenax and its Subsidiaries, taken as a whole; or

(iv) authorize, commit or agree to do any of the foregoing.

(c) Nothing contained in this Agreement is intended to give AIR, directly or indirectly, the right to control or direct the operations of Tenax or its Subsidiaries prior to the Effective Time in violation of applicable Law.

Section 6.03 No Interfering Transactions. During the period from the Original Execution Date through the earlier of the Closing and the termination of this Agreement, neither Tenax nor AIR shall, and neither Tenax nor AIR shall permit any of its Subsidiaries to, enter into any agreement to acquire another business or effect any transaction that is reasonably likely to prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

Article VII

ADDITIONAL AGREEMENTS

Section 7.01 AIR Stockholders Meeting; Registration Statement.

(a) In accordance with the NRS, AIR’s articles of incorporation and bylaws, the Exchange Act and any applicable rules and regulations of NYSE American, AIR, in consultation with Tenax, shall call, give notice of, convene and hold the AIR Stockholders Meeting as promptly as reasonably practicable following the date upon which the Registration Statement has been declared effective under the Securities Act (with the record date and meeting date to be set by the AIR Board after consultation with Tenax regarding such dates) and shall as promptly as reasonably practicable following the date of this Agreement, for the purpose of obtaining the AIR Stockholder Approvals, duly set a record date for determining the stockholders entitled to notice of, and to vote at, the AIR Stockholders Meeting (such date to be at least 20 Business Days following the initiation of a broker search pursuant to Rule 14a-13 under the Exchange Act). Subject to the terms of this Agreement, the AIR Board shall recommend that the stockholders of AIR vote in favor of the approval of the AIR Charter Amendment and the AIR Stock Issuance. AIR shall comply with the NRS, AIR’s articles of incorporation and bylaws, the Exchange Act and the rules and regulations of NYSE American in connection with the AIR Stockholders Meeting, including preparing and delivering the Proxy Statement/Prospectus to AIR’s stockholders, as required pursuant to the Exchange Act and Section 7.01(b) below. Subject to the terms of this Agreement, unless there has been a Change in the AIR Recommendation, AIR shall use its reasonable best efforts to solicit (or cause to be solicited) from its stockholders proxies constituting the AIR Stockholder Approvals. AIR shall not change the date of, postpone or adjourn the AIR Stockholders Meeting without the consent of Tenax (which may not be unreasonably withheld, conditioned or delayed); provided that, without Tenax’s consent, AIR may adjourn or postpone the AIR Stockholders Meeting as may be required by applicable Law and no more than two times (i) to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to AIR’s stockholders within a reasonable amount of time in advance of the AIR Stockholders Meeting, (ii) to allow reasonable additional time to solicit from its stockholders proxies in favor of approval of the AIR Charter Amendment and the AIR Stock Issuance, (iii) if, as of the time for which the AIR Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) or the time scheduled for reconvening the AIR Stockholders Meeting, there are insufficient shares of AIR Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the AIR Stockholders Meeting or at such time AIR has not received proxies sufficient to allow the receipt of the AIR Stockholder Approvals at the AIR Stockholders Meeting or (iv) as required by applicable Law; provided further that the AIR Stockholders Meeting shall not be postponed, recessed or adjourned pursuant to this proviso to a date that is more than 30 days after the date on which the AIR Stockholders Meeting was originally scheduled without the prior written consent of Tenax. Tenax may cause AIR to postpone or adjourn the AIR Stockholders Meeting by prior written notice to AIR once for a period of no longer than ten Business Days if at such time AIR has not received proxies sufficient to allow the receipt of the AIR Stockholder Approvals at the AIR Stockholders Meeting and Tenax informs AIR that Tenax believes in good faith that additional time is required to solicit stockholder proxies in favor of approval of the AIR Charter Amendment and the AIR Stock Issuance.

(b) Promptly following the date of this Agreement, and in any event no later than ten Business Days following the delivery by Tenax of all financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement or the Proxy Statement/Prospectus together with information relating to it required to be included in the Registration Statement or the Proxy Statement/Prospectus under the Exchange Act, the Securities Act or other applicable Law, AIR, with the assistance of Tenax, shall prepare, and AIR shall file with the SEC, the Registration Statement and any amendments or supplements thereto in form and substance reasonably satisfactory to each of AIR and Tenax relating to the Merger and the Transactions. Each of AIR and Tenax shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective for so long as necessary to consummate the Merger. Subject to the terms of this Agreement, the Proxy Statement/Prospectus shall reflect the AIR Recommendation. Tenax shall, and shall use its reasonable best efforts to cause its Representatives and Affiliates to, cooperate with AIR in the preparation of the Registration Statement and shall furnish to AIR all information relating to it required by the Securities Act and the Exchange Act for inclusion in, or to assist AIR in preparing, the Registration Statement (and responding to any comments from the SEC or its staff with respect thereto), including, without limitation, such financial statements and other information relating to it and its Affiliates required to be included in the Registration Statement under the Exchange Act, the Securities Act or other applicable Law. In addition, Tenax shall use its reasonable best efforts to cause its independent accountants to provide assistance and cooperation to AIR in connection with the preparation of the Registration Statement and the Proxy Statement/Prospectus, including, without limitation, to the extent required by applicable Law, providing consent to AIR to include their audit reports in the Registration Statement and providing reasonable assistance in the preparation of pro forma financial statements to be included in the Registration Statement. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by AIR without providing Tenax a reasonable opportunity to review and comment thereon. AIR shall promptly provide Tenax and its counsel with copies of any written comments, and shall inform them of any oral comments, that AIR or its counsel may receive from the SEC or its staff with respect to the Registration Statement or the Proxy Statement/Prospectus, and AIR shall use its reasonable best efforts, after consultation with and with the assistance of Tenax, to respond as promptly as practicable to any such comments of the SEC or its staff and to cause the Registration Statement to be declared effective under the Securities Act and thereafter to cause the Proxy Statement/Prospectus to be mailed to AIR’s stockholders at the earliest practicable time. AIR shall advise Tenax promptly after receiving notice of the issuance of any stop order or the suspension of the qualification of the AIR Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of AIR and Tenax shall promptly advise the other if it determines that any information provided by it for use in the Registration Statement was or shall have become false or misleading in any material respect and shall promptly notify the other if it becomes aware of any material fact not contained in the Registration Statement and required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. AIR shall take all steps necessary to cause the Registration Statement as so corrected to be filed with the SEC and the Proxy Statement/Prospectus to be disseminated to holders of shares of AIR Stock, in each case as, and to the extent, required by applicable Law. AIR shall promptly provide Tenax and its counsel with copies of any written comments, and shall inform them of any oral comments, that AIR or its counsel may receive from the SEC or its staff requesting any amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus, and AIR and Tenax shall cooperate in filing with the SEC or its staff, and if required by applicable Law, AIR shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement. AIR shall provide Tenax and its counsel a reasonable opportunity to review any written responses to all SEC comments with respect to the Registration Statement or the Proxy Statement/Prospectus, and AIR shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Tenax and its counsel.

Section 7.02 No Solicitation of Transactions.

(a) AIR agrees that none of it or any of its Subsidiaries or any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or could be reasonably be expected to lead to, any Competing AIR Proposal; (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing AIR Proposal; (iii) agree to, approve, endorse, recommend or consummate any Competing AIR Proposal; (iv) enter into, or propose to enter into, any Competing AIR Transaction Agreement; or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of AIR or any of its Subsidiaries shall be deemed to be a breach of this Section 7.02(a) by AIR. AIR shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by AIR, any of its Subsidiaries or its or any of their respective Representatives with respect to any Competing AIR Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing AIR Proposal previously granted to such Person.

(b) AIR shall promptly, and in any event within 24 hours of AIR obtaining knowledge of the receipt thereof, advise Tenax orally and in writing of any Competing AIR Proposal or any inquiry relating to or that could reasonably be expected to lead to any Competing AIR Proposal, the financial and other material terms and conditions of any such Competing AIR Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Competing AIR Proposal or inquiry. AIR shall (i) keep Tenax fully informed of the status and material details (including any change to the terms thereof) of any such Competing AIR Proposal or inquiry and (ii) provide to Tenax, as soon as practicable after receipt or delivery thereof (and in any event, within 24 hours of such receipt or delivery), unredacted copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing AIR Proposal or inquiry exchanged between AIR or any of its Subsidiaries (or their Representatives), on the one hand, and the Person making such Competing AIR Proposal or inquiry (or its Representatives), on the other hand.

(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the AIR Stockholder Approvals, AIR may, subject to compliance with Section 7.02(b), furnish information to, and enter into discussions with, a Person who has made, after the Original Execution Date, an unsolicited, written, bona fide Competing AIR Proposal so long as such Competing AIR Proposal did not result from a breach of this Section 7.02 and, prior to furnishing such information and entering into such discussions, the AIR Board has (i) reasonably determined, in its good-faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel qualified to practice in the State of Nevada and experienced in matters of Nevada corporate Law) that (A) such Competing AIR Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such Competing AIR Proposal would violate the AIR Board’s fiduciary duties under the NRS, (ii) previously provided all such information to Tenax (or provides such information to Tenax substantially concurrent with the time it is provided to such Person) and (iii) obtained from such Person an Acceptable AIR Confidentiality Agreement.

(d) Except as set forth in this Section 7.02(d), neither the AIR Board nor any committee thereof shall (i) (A) fail to make, withdraw, qualify, modify or amend, or propose publicly to fail to make, withdraw, qualify, modify or amend, the AIR Recommendation or fail to include the AIR Recommendation in the Proxy Statement/Prospectus, (B) adopt or recommend, or propose publicly to adopt or recommend, any Competing AIR Proposal or (C) enter into any agreement relating to a Competing AIR Proposal (other than an Acceptable AIR Confidentiality Agreement); or (ii) make any public statement inconsistent with the AIR Recommendation (any of the actions described in the foregoing clauses (i) and (ii), a “Change in the AIR Recommendation”). Notwithstanding the foregoing, if at any time prior to the receipt of the AIR Stockholder Approvals and subject to compliance with Section 7.02(b), in response to the receipt of an unsolicited, written, bona fide Competing AIR Proposal received after the Original Execution Date or the occurrence of an Intervening Event, the AIR Board determines in its good-faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel qualified to practice in the State of Nevada and experienced in matters of Nevada corporate Law) that the failure of the AIR Board to make a Change in the AIR Recommendation would violate the fiduciary duties of the AIR Board under the NRS, then the AIR Board may make a Change in the AIR Recommendation; provided, however, that no Change in the AIR Recommendation may be made that relates to a Competing AIR Proposal unless such Competing AIR Proposal constitutes a Superior Proposal; provided further that AIR shall not be entitled to exercise its right to make a Change in the AIR Recommendation until after the fifth Business Day following Tenax’s receipt of written notice from AIR advising Tenax that the AIR Board intends to make a Change in the AIR Recommendation (a “Notice of Adverse Recommendation”) and specifying the reasons therefor, including a description of any Intervening Event in reasonable detail or the terms and conditions of any Superior Proposal and including an unredacted copy of any proposed agreement (including schedules and exhibits thereto) relating to such Superior Proposal (it being understood and agreed that any material change regarding such Intervening Event, or any amendment to the financial terms or any other material term of such Superior Proposal, shall require a new Notice of Adverse Recommendation and a new three-Business-Day notice period). AIR agrees that, during the applicable five-Business-Day notice period prior to the AIR Board making a Change in the AIR Recommendation, AIR and its Representatives shall negotiate in good faith with Tenax and its Representatives regarding any revisions to the terms of this Agreement proposed by Tenax. In determining whether to make a Change in the AIR Recommendation, the AIR Board shall take into account any changes to the financial or other terms of this Agreement proposed by Tenax in response to a Notice of Adverse Recommendation or otherwise. At the end of the five-Business-Day notice period (or three-Business-Day notice period with respect to any material change regarding such Intervening Event, or any amendment to the financial terms or any other material term of such Superior Proposal) the AIR Board may effect a Change in the AIR Recommendation if the AIR Board shall again make a determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Tenax), that the Change in the AIR Recommendation is required to comply with the fiduciary duties of the AIR Board under the NRS and, if applicable, the Competing AIR Proposal continues to constitute a Superior Proposal.

(e) Notwithstanding anything in this Agreement to the contrary, in no event shall any Change in the AIR Recommendation (A) affect the validity and enforceability of this Agreement or the other Transaction Documents, including the obligations of AIR and AIR’s stockholders that are party to the Transaction Documents to consummate the Merger or the other Transactions or (B) cause any state corporate takeover statute or other similar statute to be applicable to the Merger or the other Transactions.

(f)   Tenax agrees that neither it nor any of its Subsidiaries nor any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or could reasonably be expected to lead to, any Competing Tenax Proposal; (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing Tenax Proposal; (iii) agree to, approve, endorse, recommend or consummate any Competing Tenax Proposal; (iv) enter into, or propose to enter into, any Competing Tenax Transaction Agreement; or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Tenax or any of its Subsidiaries shall be deemed to be a breach of this Section 7.02(f) by Tenax. Tenax shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by Tenax, any of its Subsidiaries or its or any of their respective Representatives with respect to any Competing Tenax Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing Tenax Proposal previously granted to such Person.

(g) Tenax shall promptly, and in any event within 24 hours of Tenax obtaining knowledge of the receipt thereof, advise AIR orally and in writing of any Competing Tenax Proposal or any inquiry relating to or that could reasonably be expected to lead to any Competing Tenax Proposal, the financial and other material terms and conditions of any such Competing Tenax Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Competing Tenax Proposal or inquiry. Tenax shall (i) keep AIR fully informed of the status and material details (including any change to the terms thereof) of any such Competing Tenax Proposal or inquiry and (ii) provide to AIR, as soon as practicable after receipt or delivery thereof (and in any event, within 24 hours of such receipt or delivery), unredacted copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing Tenax Proposal or inquiry exchanged between Tenax or any of its Subsidiaries (or their Representatives), on the one hand, and the Person making such Competing Tenax Proposal or inquiry (or its Representatives), on the other hand.

(h) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the AIR Stockholder Approvals, Tenax may, subject to compliance with Section 7.02(g), furnish information to, and enter into discussions with, a Person who has made, after the Original Execution Date, an unsolicited, written, bona fide Competing Tenax Proposal so long as such Competing Tenax Proposal did not result from a breach of this Section 7.02 and, prior to furnishing such information and entering into such discussions, the Tenax Board has obtained from such Person an Acceptable Tenax Confidentiality Agreement.

Section 7.03 Access to Information; Confidentiality.

(a) Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, AIR shall, and shall cause its Subsidiaries to, (i) provide to Tenax and Tenax’s Representatives reasonable access during normal business hours upon reasonable prior notice to the officers, employees and other personnel, agents, properties, offices and other facilities of AIR and its Subsidiaries and to the books and records thereof and (ii) furnish promptly to Tenax such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of AIR and its Subsidiaries as Tenax or its Representatives may reasonably request (including for purposes of conducting regulatory compliance reviews and audits to allow Tenax to be in compliance with its policies and procedures and any applicable Law at the Effective Time); provided, however, that AIR shall not be required to provide access to or disclose any such information to the extent such access or disclosure would result in the loss of attorney-client privilege of AIR or any of its Subsidiaries (provided that AIR and its Subsidiaries shall use their reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege).

(b) Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, Tenax shall, and shall cause its Subsidiaries to, provide to AIR and AIR’s Representatives reasonable access during normal business hours upon reasonable prior notice to Tenax’s personnel and records on a basis consistent with AIR’s access to such personnel and records prior to the date hereof in connection with AIR’s due diligence review of Tenax and its Subsidiaries in connection with the Transactions and as the parties shall determine is reasonably necessary to enable the AIR Board to fulfill its fiduciary duties under the NRS.

(c) All information obtained by the parties hereto pursuant to this Section 7.03 shall be kept confidential in accordance with the Confidentiality Agreement.

(d) No investigation pursuant to this Section 7.03 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.04 Employee Benefits Matters.

(a) For the period beginning on the Closing Date and continuing through the first anniversary of the Closing Date (or, if shorter, during the period of employment), AIR shall, or shall cause its Subsidiaries to, provide each employee of AIR or its Subsidiaries, as of immediately prior to the Effective Time, who continues to be employed by AIR or the Surviving Company after the Closing Date (collectively, the “Continuing Employees”) with (i) a base salary or wage rate, as applicable, and annual cash target bonus opportunity that is not less than the base salary or wage rate, as applicable, and annual target cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other employee benefits (including severance benefits) that are no less favorable in the aggregate than either, as determined by AIR in its sole discretion, (A) the other employee benefits provided to such Continuing Employee by AIR and its Subsidiaries immediately prior to the Effective Time or (B) the other employee benefits provided to similarly situated employees of Tenax and its Subsidiaries immediately prior to the Effective Time. Notwithstanding anything herein to the contrary, effective from and after the Closing Date, the terms and conditions of employment for any Continuing Employee covered by an AIR Collective Bargaining Agreement shall continue to be governed by the applicable AIR Collective Bargaining Agreement until the expiration, modification or termination of such AIR Collective Bargaining Agreement in accordance with its terms or applicable Laws.

(b) Without limiting the generality of Section 10.05, the provisions of this Section 7.04 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former AIR Service Provider or Tenax Service Provider), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 7.04) under or by reason of any provision of this Agreement. Nothing contained in this Agreement, express or implied, shall (i) be treated as an amendment to any AIR Benefit Plan, Tenax Benefit Plan or other compensation or benefit plan, program, policy, agreement, arrangement or understanding for any purpose; (ii) obligate AIR or the Surviving Company or any of their respective Subsidiaries to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee; or (iii) prevent AIR or the Surviving Company or any of their respective Subsidiaries from amending or terminating any benefit plan or arrangement.

Section 7.05 Directors’ and Officers’ Indemnification and Insurance.

(a) AIR’s obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of AIR as provided in the articles of incorporation and bylaws of AIR or any indemnification Contract between such directors or officers and AIR (in each case, as in effect on the date hereof) shall survive the Closing and shall continue in full force and effect in accordance with their terms. For the avoidance of doubt, the applicable rights of indemnification and exculpation contemplated by this Section 7.05 and pursuant to the terms of the articles of incorporation or bylaws of AIR as in effect at or prior to the Effective Time shall not be impaired by any modification of such terms in any amendment or restatement of such articles of incorporation or bylaws following the Effective Time.

(b) For the three-year period commencing immediately after the Effective Time, AIR shall maintain in effect a directors’ and officers’ liability insurance with an insurance carrier with the same or better credit rating as AIR’s insurance carrier as of the date hereof covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by AIR’s directors’ and officers’ liability insurance policies on terms, conditions, retentions and limits of liability that are at least as favorable as AIR’s existing policies in effect on the date of this Agreement. AIR shall be permitted, prior to the Effective Time, to obtain and fully pay the premium, subject to the maximum annual premium referred to in the first proviso to this Section 7.05(b), for the extension of (i) the directors’ and officers’ liability coverage of AIR’s existing directors’ and officers’ insurance policies and (ii) AIR’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of three years from and after the Effective Time that shall be from an insurance carrier with the same or better credit rating as AIR’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as AIR’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement, the Merger or the other Transactions). Notwithstanding anything to the contrary contained herein, in no event shall Tenax or AIR after the Effective Time be required to expend for any policies contemplated by this clause (b) an annual premium amount in excess of 300% of the annual premiums currently paid by AIR for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, after the Effective Time, AIR shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. If such prepaid D&O Insurance has been obtained by AIR prior to the Effective Time, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 7.05(b), and AIR shall use its reasonable best efforts to cause such D&O Insurance to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(c) In the event AIR or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of AIR shall assume the obligations set forth in this Section 7.05.

Section 7.06 Notification of Certain Matters.

(a) AIR shall give prompt notice to Tenax, and Tenax shall give prompt notice to AIR, of (i) the occurrence, or non-occurrence, of any change, event, fact or development which would reasonably be expected to cause any of their respective representations or warranties contained in this Agreement to become untrue or inaccurate such that the conditions set forth in Section 8.02(a) or Section 8.03(a) would not be satisfied and (ii) any failure of AIR, Tenax or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the conditions set forth in Section 8.02(b) or Section 8.03(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) AIR shall give prompt notice to Tenax, and Tenax shall give prompt notice to AIR, of (i) any notice or other communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to its knowledge, threatened in writing relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the Original Execution Date, would have been required to have been disclosed pursuant to Article IV or Article V, as applicable, or which relates to the consummation of the Transactions.

Section 7.07 Reasonable Best Efforts; Further Action.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Transactions, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VIII; (ii) the obtaining of all necessary actions or nonactions and consents from, and the giving of any necessary notices to, Governmental Authorities and the making of all necessary registrations, declarations and filings (including filings that are required or advisable under the HSR Act, and other registrations, declarations and filings with, or notices to, Governmental Authorities, that may be required under the HSR Act or are required or advisable under other applicable antitrust, competition or pre-merger notification Laws of any jurisdiction (collectively, “Antitrust Laws”), if any); (iii) the taking of all reasonable steps to provide any supplemental information requested by any Governmental Authority, including participating in meetings with officials of such entity in the course of its review of this Agreement or the Transactions, including the Merger; (iv) the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Authority or third party that would otherwise have the effect of materially delaying or preventing the consummation of the Merger; and (v) the defending or contesting of any Actions challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed. In connection with and without limiting the generality of the foregoing, each of AIR and the AIR Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Transactions, take all actions necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transactions, including the Merger, contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Tenax or its Affiliates (including, after the Effective Time, AIR and its Subsidiaries) be required to agree to or accept (A) any prohibition of or limitation on its or their ownership, or any limitation that would affect its or their operation, of any portion of their respective businesses or assets, including after giving effect to the Transactions; (B) any commitment, undertaking or Order to divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transactions; (C) any limitation on the ability of the Tenax Members to acquire or hold or exercise full rights of ownership of any capital stock of AIR or its Subsidiaries, including after giving effect to the Transactions; or (D) any other limitation on its or their ability to, or the manner in which they, operate, conduct or control their respective businesses or operations, including after giving effect to the Transactions (any such action or limitation described in clauses (A) through (D), a “Restriction”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Tenax or any of its Affiliates be obligated to (x) litigate or participate in the litigation of any administrative Action before the United States Federal Trade Commission in connection with obtaining the expiration of the waiting period under the HSR Act or any consent from a Governmental Authority under Antitrust Laws in the United States in connection with the transactions contemplated by this Agreement or (y) challenge the decision of any Governmental Authority under Antitrust Laws in any jurisdiction other than the United States.

(b) Notwithstanding anything to the contrary herein, Tenax shall determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary actions or nonactions and consents from Governmental Authorities in connection with the Transactions contemplated by this Agreement, and AIR shall take all reasonable actions to support Tenax in connection therewith. Each of Tenax and AIR shall (i) reasonably cooperate with each other in connection with any filing or submission with any Governmental Authorities in connection with the Transactions and any consents from any Governmental Authority in connection therewith and any investigation or other inquiry related thereto and in connection with resolving any such investigation or inquiry with respect to any such filing or the Merger; (ii) not extend any waiting or suspension period under any applicable Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Merger, except with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed); (iii) respond as promptly as practicable to any applicable inquiries or requests received from any Governmental Authority for additional information or documentation; (iv) promptly make any applicable further filings or information submissions pursuant thereto that may be necessary or advisable; and (v) promptly make any requisite filings or submissions required or advisable under any applicable Antitrust Laws. Each of Tenax and AIR shall (A) promptly notify the other party of any written or oral communication to that party or its Subsidiaries or Representatives from any Governmental Authority regarding the parties’ collaborative efforts to obtain consents to the Merger under Antitrust Laws; (B) subject to applicable Law and to the extent reasonably practicable, permit the other party to review and comment on any substantive written communication regarding such efforts prior to providing such communication to any Governmental Authority; and (C) to the extent reasonably practicable, not agree to participate, or permit its Subsidiaries or Representatives to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning consents to the Merger under Antitrust Laws unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority and reasonably practicable, gives the other party the opportunity to attend and participate. Without limiting the foregoing, neither party shall make any filings, submissions or substantive written communications to any Governmental Authority to obtain consents to the Merger under Antitrust Laws without first providing a written copy of such filing, submission or communication to the other party (or as appropriate to such party’s outside counsel) and allowing the other party a reasonable opportunity to provide comments on such filing, submission or communication prior to submission. Tenax and AIR covenant and agree to incorporate all reasonable comments of the other party (or as appropriate such party’s outside counsel) with respect to such filings, submissions and communications prior to delivery of the same to any Governmental Authority.

Section 7.08 Obligations of Merger Sub. AIR shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.09 Consents of Accountants. AIR and Tenax will each use their respective reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S 4 under the Securities Act.

Section 7.10 Listing. AIR shall use its reasonable best efforts to cause the shares of AIR Common Stock to be issued in the Merger to be approved for listing on the NYSE American, subject to official notice of issuance, and Tenax shall cooperate with AIR to the extent reasonably necessary with respect to such listing.

Section 7.11 Public Announcements. The initial press release relating to the Transactions shall be a joint press release, the text of which has been agreed to by each of Tenax and AIR. Thereafter, unless otherwise required by applicable Law or the requirements of applicable stock exchanges, Tenax and AIR shall each use its reasonable best efforts to consult with the other before issuing, and give each other the opportunity to review and comment upon, any press release or notice to shareholders, or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions; provided, however, that each of Tenax and AIR may make public statements that do not contain any information relating to the Transactions that has not been previously announced or made public in accordance with this Agreement and do not reveal material, nonpublic information regarding the other party.

Section 7.12 Certain Tax Matters.

(a) Tenax shall deliver to AIR on or no more than 30 days prior to the Closing Date a properly executed certificate meeting the requirements of Treasury Regulations Section 1.1445-11T and in a form and substance reasonably satisfactory to AIR, which certifies that (i) fifty percent or more of the value of the gross assets of Tenax do not constitute “United States real property holding interests” within the meaning of Section 897(c)(1) of the Code or (ii) ninety percent or more of the value of the gross assets of Tenax do not consist of United States real property holding interests plus cash or cash equivalents.

(b) AIR shall prepare and timely file, or cause to be prepared and timely filed, each income Tax Return filed by or with respect to Tenax or any of its Subsidiaries after the Closing, to the extent that items reflected on such Tax Return also are reflected on the Tax Returns of one or more Tenax Members (or direct or indirect owners thereof) as a result of the status of Tenax as a partnership or a disregarded entity for U.S. federal income Tax purposes (or, as applicable, state or local income Tax purposes) for any taxable year or period thereof that ends on or before the Closing Date (any such Tax Return, a “Pass-Through Tax Return”). AIR shall provide the Tenax Nominee with a draft copy of each Pass-Through Tax Return at least thirty (30) days before the due date for the filing of such Pass-Through Tax Return (including extensions thereof) for the Tenax Nominee’s review and comment and shall incorporate the Tenax Nominee’s reasonable comments.

(c) AIR and its Affiliates shall promptly notify the Tenax Nominee upon receipt by such party of written notice of any inquiries, claims, assessments, legal proceedings, audits or similar events with respect to any Pass-Through Tax Return (or the Taxes relating to any Pass-Through Tax Return) for a Tax year or period thereof ending on or before the Closing Date (any such inquiry, claim, assessment, legal proceeding audit or similar event, a “Pass-Through Tax Matter”). AIR, Tenax, the Tenax Nominee and their respective Affiliates shall cooperate fully in connection with any Pass-Through Tax Matter, including by retaining and providing, at the reasonable request of the other party, records or other information reasonably relevant to such Pass-Through Tax Matter. In no event shall AIR, Tenax or the Tenax Nominee make an election under Section 6226 of the Code, use any procedure described in Section 6225(c)(2) of the Code or take any other action causing the Tenax Members to bear any Taxes imposed on Tenax or its Subsidiaries as a result of a Pass-Through Tax Matter.

(d) Without the express written consent of the Tenax Nominee, neither AIR nor any of its Affiliates shall (i) make any income Tax election after the Closing with respect to Tenax, which election is effective on or before Closing Date, (ii) amend any income Tax Return of Tenax in respect of any taxable period ending on or before the Closing Date (including any Pass-Through Tax Return) or (iii) make any voluntary disclosures to, or initiate discussions or examinations with, Governmental Authority regarding Taxes with respect to any Pass-Through Tax Return (or the Taxes relating to any Pass-Through Tax Return) for a Tax period ending on or before or otherwise including the Closing Date, in each case, to the extent such Tax election, amendment or action would reasonably be expected to affect Taxes of any Tenax Member.

Section 7.13 Payoff Letters. AIR shall (a) deliver to Tenax at or prior to the Closing executed payoff letters in customary form reasonably satisfactory to Tenax (the “Payoff Letters”) in respect of the Indebtedness listed on Section 7.13 of the AIR Disclosure Letter (the “Payoff Debt”), which Payoff Letters shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations, as applicable, related to any obligations under the Payoff Debt as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”) and (ii) state that upon receipt of the Payoff Amount, the applicable Payoff Debt and related instruments evidencing such Payoff Debt shall be terminated (except for provisions in the documentation relating to such Payoff Debt that, by their terms, survive such termination); and (b) make arrangements for the holders of such Payoff Debt (or the administrative agent or similar agent therefor) to deliver to Tenax at or as soon as practicable after the Closing all possessory collateral then in its possession and all lien release documents and filings with respect to all liens in or upon the assets or properties of AIR and its Subsidiaries securing such Payoff Debt; provided that this Section 7.13 shall not require AIR or any of its Subsidiaries to cause such repayment, release and termination unless the Closing shall occur substantially concurrently therewith.

Section 7.14 Anti-Takeover Statutes. AIR and the AIR Board shall: (a) grant such approvals and take all actions necessary so that no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover or similar Laws (including NRS 78.411-78.444, inclusive, and NRS 78.378-78.3793, inclusive) become applicable to this Agreement or the Transactions, including the Merger, and (b) if any such anti-takeover or similar Law becomes applicable to the Transactions, grant such approvals and take all actions necessary so that the Transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such Law on the Transactions.

Section 7.15 Stockholder Litigation. From and after the date hereof, AIR shall promptly advise Tenax orally and in writing of any Actions (including derivative claims) commenced or, to the knowledge of AIR, threatened against AIR and/or its directors or executive officers relating to this Agreement, the Merger and/or the other Transactions contemplated hereby and shall keep Tenax promptly and reasonably informed regarding any such Action. AIR shall give Tenax the opportunity to participate in the defense or settlement of any such Action and shall give due consideration to Tenax’s views with respect thereto. AIR shall not agree to any settlement of any such Action without Tenax’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.16 Section 16 Matters. Prior to the Effective Time, the AIR Board shall take all such actions as may be necessary or appropriate to cause any acquisitions of AIR Common Stock (including derivative securities related to AIR Common Stock) by any individual who shall become subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of the Transactions to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

Section 7.17 Redemption Rights Agreement. At or prior to the Effective Time, AIR shall duly adopt, execute and deliver the Redemption Rights Agreement.

Section 7.18 Registration Rights Agreement. At or prior to the Effective Time, AIR and the Tenax Members shall duly adopt, execute and deliver the Registration Rights Agreement.

Section 7.19 Resignations and Replacement of Directors. At or prior to the Closing, AIR shall deliver to Tenax written resignation and release letters, effective as of the Closing Date, of each of the directors and officers of AIR requested by Tenax in writing at least five Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the AIR Board or as an officer (although not as an employee, if applicable, unless otherwise so requested by Tenax), in form and substance reasonably satisfactory to Tenax.

Section 7.20 AIR Charter Amendment and AIR Reverse Stock Split.  Promptly following the receipt of the AIR Stockholder Approvals, AIR shall cause the AIR Charter Amendment to be filed with the Nevada Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the NRS (the date and time of the filing of the AIR Charter Amendment  with the Nevada Secretary of State, or such later time permitted under the NRS as is specified in the AIR Charter Amendment and as is agreed to by AIR and Tenax in writing, being the “Charter Amendment Effective Time”).  Promptly following the Charter Amendment Effective Time, AIR shall cause the AIR Certificate of Change effecting the AIR Reverse Stock Split to be filed with the Nevada Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the NRS.

Article VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of Tenax, AIR and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall be pending before the SEC.

(b) Stockholder Approvals. The AIR Stockholder Approvals shall have been obtained in accordance with the NRS and AIR’s articles of incorporation and bylaws.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions (collectively, a “Restraint”).

(d) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) any approval or waiting period with respect to those jurisdictions set forth in Section 8.01(d) of the AIR Disclosure Letter shall have been obtained or terminated or shall have expired.

(e) NYSE American Listing. The shares of AIR Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE American, subject to official notice of issuance.

(f)  Required Tenax Member Approval. The Required Tenax Member Approval shall have been obtained.

Section 8.02 Conditions to the Obligations of Tenax. The obligations of Tenax to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. In each case as of the Original Execution Date and as of the Closing Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (i) the representations and warranties of AIR and Merger Sub set forth in the first sentence of Section 4.07 (Absence of Certain Changes or Events) shall be true, correct and complete in all respects, (ii) the representations and warranties of AIR and Merger Sub set forth in Section 4.02 (Capitalization) shall be true, correct and complete in all respects (other than de minimis inaccuracies), (iii) the representations and warranties of AIR and Merger Sub set forth in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Authority Relative to This Agreement), Section 4.04(a)(i)(A) (No Conflict) and Section 4.19 (Brokers) shall be true, correct and complete in all material respects and (iv) the other representations and warranties of AIR and Merger Sub set forth in Article IV shall be true, correct and complete (without giving effect to any “material”, “materiality” or “AIR Material Adverse Effect” qualification contained therein), except where the failure of any such representations and warranties to be so true, correct and complete has not had, and would not reasonably be expected to have, individually or in the aggregate, an AIR Material Adverse Effect.

(b) Agreements and Covenants. AIR and Merger Sub shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) No AIR Material Adverse Effect. Since the Original Execution Date through the Closing Date, there shall not have been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, states of facts, developments, circumstances, changes and effects, has had or would have been reasonably expected to have AIR Material Adverse Effect.

(d) Officer’s Certificate. AIR shall have delivered to Tenax a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of AIR, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(e) Restrictions. No Action by any Governmental Authority shall be pending and no Restraint shall be in effect, in each case, which imposes or seeks to impose any Restrictions on Tenax and its Subsidiaries.

(f)   Support Agreement. The AIR Stockholder Support Agreement shall remain in full force and effect.

Section 8.03 Conditions to the Obligations of AIR and Merger Sub. The obligations of AIR and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. In each case as of the Original Execution Date and as of the Closing Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (i) the representations and warranties of Tenax set forth in the first sentence of Section 5.07 (Absence of Certain Changes or Events) shall be true, correct and complete in all respects, (ii) the representations and warranties of Tenax set forth in Section 5.02 (Capitalization) shall be true, correct and complete in all respects (other than de minimis inaccuracies), (iii) the representations and warranties of Tenax set forth in Section 5.01 (Organization and Qualification; Subsidiaries), Section 5.03 (Authority Relative to This Agreement), Section 5.04(a) (No Conflict) and Section 5.19 (Brokers) shall be true, correct and complete in all material respects and (iv) the other representations and warranties of Tenax set forth in Article V shall be true, correct and complete (without giving effect to any “material”, “materiality” or “Tenax Material Adverse Effect” qualification contained therein), except where the failure of any such representations and warranties to be so true, correct and complete has not had, and would not reasonably be expected to have, individually or in the aggregate, a Tenax Material Adverse Effect.

(b) Agreements and Covenants. Tenax shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) No Tenax Material Adverse Effect. Since the Original Execution Date through the Closing Date, there shall not have been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, states of facts, developments, circumstances, changes and effects, has had or would have been reasonably expected to have a Tenax Material Adverse Effect.

(d) Officer’s Certificate. Tenax shall have delivered to AIR a certificate, dated the Closing Date, signed by the President or Chief Financial Officer of Tenax, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

Article IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, as follows:

(a) by mutual written consent of Tenax and AIR, duly authorized by the Tenax Board and the AIR Board, respectively; or

(b) by either Tenax or AIR if:

(i) the AIR Stockholder Approvals shall not have been obtained at the AIR Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

(ii) any Restraint having the effect set forth in Section 8.01(c) hereof shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 7.07; or

(iii) the Effective Time shall not have occurred on or before 11:59 p.m., Eastern time, on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to (A) any party whose failure to fulfill any obligation under this Agreement or other intentional breach has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before such time, (B) AIR if any Key AIR Stockholder’s material breach of its obligations under the AIR Stockholder Support Agreement has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before such time and (C) Tenax if any Tenax Member’s material breach of its obligations under the relevant Tenax Member Support Agreement has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before such time; or

(c) by Tenax:

(i) upon a breach by either of AIR or Merger Sub of, or failure by either of AIR or Merger Sub to perform, any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured by AIR or Merger Sub, as applicable, within thirty (30) days of receipt by AIR or Merger Sub, as applicable, of written notice of such breach or failure; provided, however, that Tenax shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if Tenax is in material breach of its representations, warranties or covenants as of the time of such purported termination;

(ii) if a Change in the AIR Recommendation shall have occurred; or

(iii) if the Key AIR Stockholders fail to duly execute and deliver, or cause to be delivered, to Tenax the AIR Stockholder Support Agreement within 72 hours following the execution and delivery of this Agreement; or

(d) by AIR:

(i) upon a breach by Tenax of, or a failure by Tenax to perform, any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured by Tenax within 30 days of receipt by Tenax of written notice of such breach or failure; provided, however, that AIR shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if AIR is in material breach of its representations, warranties or covenants as of the time of such purported termination;

(ii) if (A) the conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (B) AIR has confirmed by notice to Tenax that all conditions set forth in Section 8.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or that it is willing to waive any unsatisfied conditions in Section 8.03 and (C) the Merger shall not have been consummated within three Business Days after the delivery of such notice; provided that, notwithstanding anything in Section 9.01(b)(iii) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 9.01(b)(iii) during such three-Business-Day period following delivery of the notice referred to in clause (B) above.

(iii) to accept a Superior Proposal, subject to the provisions of Section 7.02; or

(iv) if the Consenting Tenax Members fail to duly execute and deliver, or cause to be delivered, to AIR the Tenax Member Support Agreements within 72 hours following the execution and delivery of this Agreement.

Section 9.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other parties hereto, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 4.19, Section 5.19, Section 7.03(c), Section 9.03 and Article X, each of which shall survive any termination of this Agreement and remain in full force and effect and (b) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability for fraud committed prior to such termination or for any willful material breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

Section 9.03 Fees and Expenses.

(a) In the event that:

(i) AIR terminates this Agreement pursuant to Section 9.01(d)(iii) to accept a Superior Proposal;

(ii) Tenax terminates this Agreement pursuant to Section 9.01(c)(ii) following a Change in the AIR Recommendation; or

(iii) (A) (I) either AIR or Tenax terminates this Agreement pursuant to Section 9.01(b)(i) (but only if the AIR Stockholders Meeting has been held prior to such termination) or Section 9.01(b)(iii) or (II) Tenax terminates this Agreement pursuant to Section 9.01(c)(i), (B) prior to the termination of this Agreement, a Competing AIR Proposal shall have been publicly announced or shall have become publicly known and (C) on or prior to the date that is 12 months after the date of such termination, AIR enters into a Competing AIR Transaction Agreement in respect of such Competing AIR Proposal and the transaction contemplated thereby is consummated, then AIR shall pay to Tenax a fee equal to $1,250,000 (the “AIR Termination Fee”) by wire transfer of immediately available funds to an account designated by Tenax (x) in the event of clause (i), upon such termination; (y) in the event of clause (ii), within five Business Days of such termination; and (z) in the event of clause (iii), within five Business Days of the closing of the Competing AIR Proposal transaction. In no event shall AIR be required to pay the AIR Termination Fee on more than one occasion.

(b) In the event that AIR shall terminate this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(d)(ii), or Tenax shall terminate this Agreement pursuant to Section 9.01(b)(iii) and at such time AIR could have terminated this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(d)(ii), then Tenax shall pay to AIR a fee equal to $1,250,000 (the “Tenax Termination Fee”) by wire transfer of immediately available funds to an account designated by AIR within five Business Days following such termination. In no event shall Tenax be required to pay the Tenax Termination Fee on more than one occasion.

(c) In the event that either AIR or Tenax terminates this Agreement pursuant to Section 9.01(b)(i) (but only if the AIR Stockholders Meeting has been held prior to such termination), then, in addition to any other payments that may be required to be made pursuant to this Section 9.03, AIR shall reimburse Tenax for Tenax’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the execution of this Agreement and the consummation of the Transactions, up to $500,000, by wire transfer of immediately available funds to an account designated by Tenax or by transfer of AIR Common Stock of equal value within five Business Days following such termination.

(d) In the event that AIR shall terminate this Agreement pursuant to Section 9.01(d)(iv), then, in addition to any other payments that may be required to be made pursuant to this Section 9.03, Tenax shall reimburse AIR for AIR’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the execution of this Agreement and the consummation of the Transactions, up to $500,000, by wire transfer of immediately available funds to an account designated by AIR within five Business Days following such termination.

(e) All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except Expenses constituting the out-of-pocket cost of (i) filing fees, printing and mailing of the Registration Statement and the Proxy Statement/Prospectus (excluding, for the avoidance of doubt, the fees and expenses of AIR’s legal counsel) and (ii) the filing fees for the premerger notification and report forms under the HSR Act (excluding, for the avoidance of doubt, the fees and expenses of AIR’s legal counsel), which, in each case, shall be paid by Tenax.

(f) The parties hereto acknowledge and agree that the agreements contained in Section 9.03(a) are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if AIR fails promptly to pay the AIR Termination Fee, and, in order to obtain such payment, Tenax commences a suit that results in a judgment against AIR for the AIR Termination Fee, AIR shall pay to Tenax its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, up to $500,000, together with interest on the amount of the AIR Termination Fee from the date such payment was required to be made until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Each party further acknowledges that the AIR Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the receiving party in the circumstances in which such payment is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision.

(g) The parties hereto acknowledge and agree that the agreements contained in Section 9.03(b) are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if Tenax fails promptly to pay the Tenax Termination Fee, and, in order to obtain such payment, AIR commences a suit that results in a judgment against Tenax for the Tenax Termination Fee, Tenax shall pay to AIR its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, up to $500,000, together with interest on the amount of the Tenax Termination Fee from the date such payment was required to be made until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Each party further acknowledges that the Tenax Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the receiving party in the circumstances in which such payment is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision.

(h) In the event the AIR Termination Fee is required to be paid and is paid to Tenax pursuant to Section 9.03(a), such payment of the AIR Termination Fee shall constitute liquidated damages and be the sole and exclusive monetary remedy of Tenax and its Subsidiaries and Tenax’s and its Subsidiaries’ respective current, former or future equityholders, employees, directors, officers, Affiliates or Representatives (collectively, the “Tenax Related Parties”) against AIR and Merger Sub and their respective current, former or future equityholders, employees, directors, officers, Affiliates or Representatives (collectively, the “AIR Related Parties”) for all losses, damages, costs or expenses in respect of this Agreement (or the termination thereof) or the Transactions (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful, intentional, unilateral or otherwise) of any covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the AIR Termination Fee, none of the AIR Related Parties shall have any further monetary liability or obligation relating to or arising out of this Agreement or the Transactions, and none of Tenax, its Subsidiaries or any other Tenax Related Party shall seek to recover any other monetary damages.

(i) In the event the Tenax Termination Fee is required to be paid and is paid to AIR pursuant to Section 9.03(b), such payment of the Tenax Termination Fee shall constitute liquidated damages and be the sole and exclusive monetary remedy of the AIR Related Parties against the Tenax Related Parties for all losses, damages, costs or expenses in respect of this Agreement (or the termination thereof) or the Transactions (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful, intentional, unilateral or otherwise) of any covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the Tenax Termination Fee, none of the Tenax Related Parties shall have any further monetary liability or obligation relating to or arising out of this Agreement or the Transactions, and none of AIR, its Subsidiaries or any other AIR Related Party shall seek to recover any other monetary damages.

Section 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the Tenax Board, the AIR Board and the Board of Directors of Merger Sub at any time prior to the Effective Time; provided, however, that, after the AIR Stockholder Approvals have been obtained, no amendment may be made that under applicable Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of AIR without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) to the extent permitted by applicable Law, waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. No extension or waiver by AIR shall require the approval of the stockholders of AIR, unless required by applicable Law. Notwithstanding the foregoing, no failure or delay by Tenax or AIR or Merger Sub in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.06 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Tenax or AIR, action by the Tenax Board or the AIR Board or, with respect to any amendment of this Agreement pursuant to Section 9.04, the duly authorized committee of the Tenax Board or the AIR Board to the extent permitted by applicable Law.

Article X

GENERAL PROVISIONS

Section 10.01   Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.04, Section 7.05 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time.

Section 10.02   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt (or without notice of non-delivery during normal business hours), (c) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) and (d) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Tenax:

Tenax Aerospace Acquisition, LLC
400 West Parkway Place, Suite 201
Ridgeland, Mississippi 39157
Attention:	James Linder
Telephone:	910-797-3280
Email:	jlinder@tenaxaerospace.com

with copies to:

NTC Equity Holdings, LLC
104 Field Point Road
Greenwich, Connecticut 06830
Attention:	Thomas Foley
Telephone:	203-461-0471
Email:	thomasfoley@att.net

and:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
Attention:	Thomas E. Dunn
Matthew L. Ploszek
Telephone:	212-474-1000
Email:	tdunn@cravath.com
mploszek@cravath.com

if to AIR or Merger Sub:

Air Industries Group
1460 Fifth Avenue
Bay Shore, New York 11706
Attention:	Scott Glassman
Telephone:	631-968-5000
Email:	Scott.Glassman@airindustriesgroup.com

with a copy to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
Attention:	Vincent J. McGill
Charles Goodwin
Telephone:	212-370-1300
Email:	vmcgill@egsllp.com
CGoodwin@egsllp.com

Section 10.03   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement. This Agreement (including the exhibits and schedules hereto, including the AIR Disclosure Letter and the Tenax Disclosure Letter), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 10.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties.

Section 10.06 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.05 (which is intended to be for the benefit of the Persons expressly covered thereby and may be enforced by such Persons).

Section 10.07   Specific Performance. The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief, and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.08   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined exclusively in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada) for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto; (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Transactions may not be enforced in or by the above-named courts; and (c) agree that such party will not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 10.02 shall be effective service of process for any such action.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10   WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 10.10.

IN WITNESS WHEREOF, Tenax, AIR and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TENAX AEROSPACE ACQUISITION, LLC

By	/s/ Thomas C. Foley
	Name:	Thomas C. Foley
	Title:	Chairman

AIR INDUSTRIES GROUP

By	/s/ Scott Glassman
	Name:	Scott Glassman
	Title:	Acting CEO and President

TRANSITORY AIR SUB LLC

By	/s/ Scott Glassman
	Name:	Scott Glassman
	Title:	President

SCHEDULE A

Key AIR Stockholders

1.	Peter D. Rettaliata

2.	Michael N. Taglich

3.	Robert F. Taglich

4.	David Buonanno

5.	Michael Brand

6.	Michael Porcelain

7.	Luciano Melluzzo

8.	Scott Glassman

EXHIBIT A

Form of AIR Stockholder Support Agreement

[See attached]

EXHIBIT A

AIR STOCKHOLDER SUPPORT AGREEMENT

AIR STOCKHOLDER SUPPORT AGREEMENT (hereinafter referred to as this “Agreement”), dated as of February 16, 2026, among Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”) and each of the undersigned stockholders (the “Supporting Stockholders”) of Air Industries Group, a Nevada corporation ( “AIR”), set forth on Schedule 1(b) hereto.

WHEREAS, Tenax, AIR and Transitory Air Sub LLC, a Delaware limited liability company and wholly owned subsidiary of AIR, have entered into an Agreement and Plan of Merger dated as of February 16, 2026 (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into Tenax, with Tenax continuing as the surviving limited liability company in the merger (the “Merger”);

WHEREAS, each Supporting Stockholder Beneficially Owns (as defined below) and is entitled to vote (or direct the voting of) the number of shares of AIR Stock set forth opposite such Supporting Stockholder’s name on Schedule 1(b) attached hereto; and

WHEREAS, Tenax desires that the Supporting Stockholders agree, and the Supporting Stockholders are willing to agree, on the terms and subject to the conditions set forth herein, (a) to not Transfer (as defined below) the Covered Shares (as defined below) and (b) to vote or consent with respect to all of the Covered Shares in a manner so as to facilitate the consummation of the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Beneficially Own” means, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) or (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

(b) “Covered Shares” means, with respect to any Supporting Stockholder, (i) all shares of AIR Stock set forth opposite such Supporting Stockholder’s name on Schedule 1(b) attached hereto and (ii) all shares of AIR Stock that such Supporting Stockholder comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date, together with any voting securities or instruments of AIR, or other securities or interests exercisable for or convertible into shares of AIR Stock or voting securities or instruments of AIR, that such Supporting Stockholder comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of AIR).

(c) “Expiration Date” means the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

(d) “Transfer” means, with respect to any Supporting Stockholder, that such Supporting Stockholder directly or indirectly (i) sells, pledges, subjects to any Encumbrance, exchanges, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of a Covered Share of such Supporting Stockholder or any direct or indirect interest in such Covered Share (including by gift, merger or operation of law), whether voluntary or involuntary, or (ii) enters into an agreement, arrangement or commitment providing for the sale of, pledge of, Encumbrance of, exchange of, assignment of, grant of an option or right of first offer or refusal with respect to, Transfer, tender of or other disposition of such Covered Share or any direct or indirect interest therein (including the right or power to vote any Covered Share) (including by gift, merger or operation of law).

2. Agreement Not to Transfer or Encumber. Each Supporting Stockholder hereby agrees that, from the date hereof until the Expiration Date, it shall not Transfer any Covered Shares or Beneficial Ownership thereof, cause or permit the conversion of any Covered Shares or, directly or indirectly, deposit any Covered Shares into a voting trust or enter into any tender, voting or other agreement or arrangement with any Person with respect to any Covered Shares or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement) or give instructions with respect to the voting of the Covered Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Covered Shares that would in any way restrict, limit or interfere with the performance by the Supporting Stockholders of their obligations hereunder or the transactions contemplated hereby.

3. Agreement to Consent and Approve.

(a) Each Supporting Stockholder hereby irrevocably and unconditionally agrees that, from the date hereof until the Expiration Date, it shall vote or cause to be voted (including by written consent) all of such Supporting Stockholder’s Covered Shares in favor of the approval of the AIR Charter Amendment and the AIR Stock Issuance and against (i) any Competing AIR Proposal; (ii) any amendment of the organizational documents of AIR, which amendment would in any manner impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions, including the Merger, or change in any manner the voting rights of AIR Stock; or (iii) any other action, agreement or transaction involving AIR that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions, including the Merger.

(b) Each Supporting Stockholder agrees that, from the date hereof until the Expiration Date, in the event that a meeting of the stockholders of AIR is held regarding the Merger Agreement, the Transactions, the AIR Charter Amendment, the AIR Stock Issuance or any of the matters referred to in Section 3(a), it shall, or shall cause the holder of record of any of the Covered Shares of such Supporting Stockholder on any applicable record date to, be present in person or represented by proxy at such meeting or otherwise cause all Covered Shares of such Supporting Stockholder to be counted as present thereat for purposes of establishing a quorum, and shall vote all of such Supporting Stockholder’s Covered Shares at such meeting in accordance with Section 3(a).

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(c) Prior to the Expiration Date, no Supporting Stockholder shall call, seek to call or request the call of any meeting of the stockholders of AIR with respect to any matter relating to the Merger or any other Transaction, or take any action by written consent other than as expressly contemplated by Section 3(a), whether pursuant to the NRS, the organizational documents of AIR or otherwise.

4. Voided Acts. Each Supporting Stockholder agrees that any (a) Transfer (or purported Transfer) in breach of this Agreement or (b) attempt by any Supporting Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Covered Shares in contravention of this Agreement shall be null and void ab initio.

5. Agreement Not to Solicit. Each Supporting Stockholder agrees that it shall not, and shall cause each of such Supporting Stockholder’s controlled Affiliates not to, and shall instruct and use such Supporting Stockholder’s reasonable best efforts to cause such Supporting Stockholder’s and such Supporting Stockholder’s controlled Affiliates’ Representatives not to, directly or indirectly, (a) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to, any Competing AIR Proposal, (b) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing AIR Proposal, (c) agree to, approve, endorse, recommend or consummate any Competing AIR Proposal, (d) enter into, or propose to enter into, any Competing AIR Transaction Agreement or (e) resolve, propose or agree, or authorize or permit any Representative to do any of the foregoing. Each Supporting Stockholder shall, and each Supporting Stockholder shall cause such Supporting Stockholder’s controlled Affiliates and use such Supporting Stockholder’s reasonable best efforts to cause such Supporting Stockholder’s Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Competing AIR Proposal or proposal that would reasonably be expected to lead to a Competing AIR Proposal.

6. Commencement or Participation in Actions. Each Supporting Stockholder hereby agrees not to commence or join in, and to take all reasonable actions necessary to opt out of, any Action against AIR and/or its directors and officers with respect to any litigation relating to the Merger Agreement and the Transactions, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement in connection with the Transactions or (b) alleging a breach of any fiduciary duty of the AIR Board or its members or any stockholder of AIR in connection with the Merger Agreement, the Transactions or the transactions contemplated hereby.

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7. Agreement Not to Tender. Each Supporting Stockholder hereby agrees that it shall not, without the prior written consent of Tenax, directly or indirectly, tender any shares of AIR Stock Beneficially Owned by such Supporting Stockholder into the Tender Offer, in any manner, or enter into any agreement, arrangement or understanding that results in such shares being tendered into the Tender Offer. Any attempt to tender any such shares into the Tender Offer shall be subject to the provisions of Section 15.

8. Directors and Officers. Each Supporting Stockholder is entering into this Agreement solely in its capacity as a Beneficial Owner of Covered Shares, and in this regard, such Supporting Stockholder shall not be deemed to make any agreement or understanding in this Agreement in such Supporting Stockholder’s capacity as a director or officer of AIR, including with respect to Section 7.02 of the Merger Agreement. The parties acknowledge and agree that nothing in this Agreement shall (a) restrict in any respect any actions taken by a Supporting Stockholder or its designee who is a director or officer of AIR solely in his or her capacity as a director or officer of AIR or (b) be construed to prohibit, limit or restrict the Supporting Stockholder or its designee from exercising its fiduciary duties as a director or officer of AIR.

9. Irrevocable Proxy.

(a)

(a) Each Supporting Stockholder hereby irrevocably grants to, and appoints, Tenax, and any individual designated in writing by Tenax, and each of them individually, as such Supporting Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Supporting Stockholder, to vote such Supporting Stockholder’s Covered Shares, or execute a written consent or grant approval in respect of such Covered Shares, in a manner consistent with this Agreement from the date hereof until the Expiration Date; provided, however, for the avoidance of doubt, that such proxy and voting and related rights are limited to those matters set forth in clauses (a) and (b) of Section 3, and each Supporting Stockholder shall retain at all times the right to vote such Supporting Stockholder’s Covered Shares (or to direct how such Covered Shares shall be voted) in such Supporting Stockholder’s sole discretion and without any other limitation on any matters not connected with the Transactions. Each Supporting Stockholder understands and acknowledges that Tenax has entered into the Merger Agreement in reliance upon such Supporting Stockholder’s execution and delivery of this Agreement. Each Supporting Stockholder hereby affirms that the irrevocable proxy set forth in this Section 9(a) is given to secure the performance of the duties of such Supporting Stockholder under this Agreement. Each Supporting Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest sufficient in law and such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law and AIR’s bylaws until, and shall not be terminated by operation of Law or upon the occurrence of any other event other than, the termination of this Agreement pursuant to Section 16. Each Supporting Stockholder shall, upon written request by Tenax, as promptly as practicable, execute and deliver to Tenax a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 9(a). Each Supporting Stockholder agrees not to grant any proxy that conflicts with or is inconsistent with the proxy granted to Tenax in this Agreement.

(b) Each Supporting Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that such Supporting Stockholder has heretofore granted with respect to the Covered Securities Beneficially Owned by such Supporting Stockholder.

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10. Additional Shares. Each Supporting Stockholder hereby agrees that in the event such Supporting Stockholder acquires or receives, directly or indirectly, any shares of AIR Stock or other securities or interests entitled to vote or securities or interests exercisable for or convertible into shares of AIR Stock or other securities or interests entitled to vote after the execution of this Agreement, such Supporting Stockholder shall promptly deliver to Tenax a written notice in accordance with Section 19(d) indicating the number of such shares of AIR Stock, securities or interests.

11. Representations and Warranties of Tenax. Tenax hereby represents and warrants as follows:

(a) Organization and Qualification. Tenax is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b) Authority; Binding Agreement. (i) Tenax has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by Tenax of this Agreement and the performance of Tenax’s obligations and the consummation of the transactions contemplated hereby by Tenax have been duly authorized by all necessary action, and no other actions on the part of Tenax (or its board of managers or members) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Tenax and, assuming this Agreement constitutes a valid and binding obligation of the Supporting Stockholders, constitutes a valid and binding obligation of Tenax, enforceable against Tenax in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflicts. None of the execution and delivery by Tenax of this Agreement, the performance by Tenax of its obligations hereunder or the consummation by Tenax of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) Tenax’s certificate of formation or limited liability company agreement, (ii) any other contract to which Tenax is a party or by which Tenax may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of Tenax to perform its obligations under this Agreement, or (iii) any Law applicable to Tenax.

(d) No Litigation. There are no Actions pending or, to the knowledge of Tenax, threatened against Tenax, or any Order to which Tenax is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of Tenax to fully perform its obligations under this Agreement.

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12. Representations and Warranties of the Supporting Stockholders. Each Supporting Stockholder (severally and not jointly) hereby represents and warrants as follows:

(a) Organization and Qualification. If such Supporting Stockholder is not an individual, such Supporting Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b) Authority; Binding Agreement. If such Supporting Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby. If such Supporting Stockholder is not an individual, (i) such Supporting Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform such Supporting Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by such Supporting Stockholder of this Agreement and the performance of such Supporting Stockholder’s obligations and the consummation of the transactions contemplated hereby by such Supporting Stockholder have been duly authorized by all necessary action, and no other actions on the part of such Supporting Stockholder (or its governing body, board of directors, members, partners, stockholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Supporting Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Tenax, constitutes a valid and binding obligation of such Supporting Stockholder, enforceable against such Supporting Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflicts. None of the execution and delivery by such Supporting Stockholder of this Agreement, the performance by such Supporting Stockholder of such Supporting Stockholder’s obligations hereunder or the consummation by such Supporting Stockholder of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of, or default under, (i) if such Supporting Stockholder is not an individual, such Supporting Stockholder’s articles or certificate of formation, incorporation or organization, operating agreement, bylaws or comparable organizational documents, as applicable, each in its currently effective form as amended from time to time, (ii) any other contract to which such Supporting Stockholder is a party or by which such Supporting Stockholder may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of such Supporting Stockholder to perform such Supporting Stockholder’s obligations under this Agreement on a timely basis or (y) prevent or materially delay or adversely affect the consummation of the Transactions or (iii) any Law applicable to such Supporting Stockholder. The execution, delivery and performance by such Supporting Stockholder of this Agreement, and the consummation by such Supporting Stockholder of the transactions contemplated hereby, require no consent or action by or in respect of, or filing with, any Governmental Authority.

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(d) Ownership of Shares. Such Supporting Stockholder (i) is the lawful record and Beneficial Owner of the shares of AIR Stock set forth opposite such Supporting Stockholder’s name on Schedule 1(b) attached hereto and has, and at all times prior to the Expiration Date will have, the sole power to vote (or cause to be voted) or Transfer, or demand or waive any dissenter’s or appraisal rights with respect to, such shares of AIR Stock, all of which are free and clear of, and not subject to, any Encumbrances, adverse claims, proxies, powers of attorney, voting trusts or agreements, understandings or other agreements, or any other rights or Encumbrances whatsoever (other than those (A) created by this Agreement or (B) applicable to such Supporting Stockholder’s Covered Shares that may exist pursuant to securities Laws) and (ii) as of the date hereof, does not Beneficially Own or have the right to vote (or cause the voting of) any shares of any class of AIR Stock or other securities of AIR or any interest therein or any voting rights with respect to any securities of AIR other than the shares of AIR Stock set forth opposite such Supporting Stockholder’s name on Schedule 1(b) attached hereto.

(e) Related Party Agreements. Set forth opposite such Supporting Stockholder’s name on Schedule 12(e) hereto is a list of all Contracts or arrangements between (i) AIR or any of its Subsidiaries, on the one hand, and (ii) such Supporting Stockholder or any of its Affiliates, on the other hand. Such Supporting Stockholder has no material interest in any property used in the conduct of the business of AIR or any of its Subsidiaries, or any material claim or right against AIR or any of its Subsidiaries, or any direct or indirect material interest in any transaction with AIR or any of its Subsidiaries.

(f) No Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of such Supporting Stockholder, threatened against such Supporting Stockholder, or any Order to which such Supporting Stockholder is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or impair or otherwise adversely affect (i) the ability of such Supporting Stockholder to fully perform such Supporting Stockholder’s obligations under this Agreement on a timely basis or (ii) prevent or materially delay or adversely affect the consummation of the Transactions.

(g) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Supporting Stockholder in his, her or its capacity as a stockholder of AIR.

13. Disclosure and Communications.

(a) Each Supporting Stockholder hereby consents to and authorizes the publication and disclosure of such Supporting Stockholder’s identity and ownership, this Agreement and the nature of such Supporting Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information pertinent to such disclosure, including the filing of this Agreement, by Tenax and AIR in the Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Merger Agreement or the Transactions, and agrees to reasonably cooperate with Tenax in connection with such filings.

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(b) The Supporting Stockholders shall not issue or make any press release or public announcement related to this Agreement, the Merger Agreement or the Transactions, or any other announcement or communication to the employees, customers or suppliers of AIR or any of its Subsidiaries, in each case without the approval of Tenax, unless required by applicable Law in the reasonable opinion of counsel, in which case Tenax will have the right to review such press release, announcement or communication prior to issuance, distribution or publication.

14. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Tenax, each Supporting Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to fulfill such Supporting Stockholder’s obligations under this Agreement and consummate the transactions contemplated by this Agreement and the Merger Agreement.

15. Stop Transfer Instructions. Each Supporting Stockholder shall not request that AIR register the Transfer (book-entry or otherwise) of any certificated or uncertificated interest representing any of such Supporting Stockholder’s Covered Shares, unless such Transfer is made in compliance with this Agreement. Each Supporting Stockholder hereby authorizes Tenax to direct AIR to impose stop orders to prevent the Transfer of any Covered Shares on the books of AIR in violation of this Agreement.

16. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect upon the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this Section 16 and Sections 1, 13 and 19 shall survive any termination of the Agreement and (ii) Sections 2, 3, 4, 5, 9, 10 and 15 shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 16 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of a Supporting Stockholder, for any breach of this Agreement prior to such termination.

17. Transaction Documents. Each Supporting Stockholder acknowledges that the Merger Agreement and the other Transaction Documents may be amended in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents. Each Supporting Stockholder acknowledges, agrees and consents to all such changes to the Merger Agreement and the other Transaction Documents (and hereby irrevocably waives any notice with respect to the existence or terms of any and all such changes) so long as they are duly authorized and made in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents.

18. Waiver. Each Supporting Stockholder, as to itself and all of such Supporting Stockholder’s Covered Shares, hereby irrevocably waives any and all notice, information and consent requirements, as well as any right of first refusal, right of first offer, right of first negotiation, right restricting share transfers, redemption right, co-sale right, registration right, preemptive right and other similar rights, and any and all dissenter’s or appraisal rights (whether under the NRS or otherwise), that may be applicable to, or triggered by, the Transactions, including the Merger, the Merger Agreement, the other Transaction Documents and any of the transactions contemplated thereby that are contained in AIR’s organizational documents or any contractual obligation between AIR and such Supporting Stockholder, or under applicable Law.

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19. Miscellaneous and General.

(a) Amendments; Waivers, Etc. This Agreement may not be amended, changed, supplemented or otherwise modified with respect to any Supporting Stockholder, except upon the execution and delivery of a written agreement executed by each of Tenax and such Supporting Stockholder. Any agreement on the part of any party to any waiver or any extension of time for performance shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law or equity, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(c) Governing Law; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). The parties hereto hereby (A) irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto; (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named courts; and (C) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 19(d) shall be effective service of process for any such action.

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(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS contemplated hereby. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS contemplated hereby BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 19(c)(ii).

(d) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt (or without notice of non-delivery during normal business hours), (iii) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) and (iv) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 19(d):

if to Tenax:

Tenax Aerospace Acquisition, LLC

400 West Parkway Place, Suite 201

Ridgeland, Mississippi 39157

Attention: James Linder

Telephone: 910-797-3280

Email: jlinder@tenaxaerospace.com

with copies to (which shall not constitute notice):

NTC Equity Holdings, LLC
104 Field Point Road
Greenwich, Connecticut 06830
Attention: Thomas Foley
Telephone: 203-461-0471
Email: thomasfoley@att.net

and:

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Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
Attention: Thomas E. Dunn

Matthew L. Ploszek

Telephone: 212-474-1000
Email: tdunn@cravath.com

mploszek@cravath.com

if to a Supporting Stockholder, to such Supporting Stockholder at the address corresponding to such Supporting Stockholder’s name on Schedule 1(b).

Notice may be given to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e) Entire Agreement. This Agreement (including the schedules hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

(f) Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(h) Interpretation.

(i) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. When reference is made to a Section or Schedule, such reference is to a Section of, or Schedule to, this Agreement unless otherwise indicated. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive (i.e., it means “and/or”). Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

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(ii) Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties.

(j) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

(k) Specific Performance. The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, Tenax shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that Tenax shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief, and each Supporting Stockholder waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Tenax Aerospace Acquisition, LLC

By:
Name:
Title:

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

[Supporting Stockholder]

By:
Name:
Title:

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Schedule 1(b)

Supporting Stockholder	AIR Common Stock	AIR Preferred Stock	AIR RSU Awards	AIR Stock Options	Ownership Percentage (Fully Diluted)	Voting Percentage

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Schedule 13(e)

Supporting Stockholder	Related Party Agreement(s)

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EXHIBIT B

Form of Tenax Member Support Agreement

[See attached]

EXHIBIT B

TENAX MEMBER SUPPORT AGREEMENT

TENAX MEMBER SUPPORT AGREEMENT (hereinafter referred to as this “Agreement”), dated as of July 2, 2026, among Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”), Air Industries Group, a Nevada corporation (“AIR”), and each of the undersigned members (the “Consenting Members”) of Tenax, set forth on Schedule 1(b) hereto.

WHEREAS, Tenax, AIR and Transitory Air Sub LLC, a Delaware limited liability company and wholly owned subsidiary of AIR, have entered into an Amended and Restated Agreement and Plan of Merger dated as of July 2, 2026 (as it may be further amended, restated or otherwise modified from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into Tenax, with Tenax continuing as the surviving limited liability company in the merger (the “Merger”);

WHEREAS, each Consenting Member Beneficially Owns (as defined below) and is entitled to vote (or direct the voting of) the number of Tenax Units set forth opposite such Consenting Member’s name on Schedule 1(b) attached hereto; and

WHEREAS, AIR desires that the Consenting Members agree, and the Consenting Members are willing to agree, on the terms and subject to the conditions set forth herein, (a) to not Transfer (as defined below) the Covered Units (as defined below) and (b) to vote or consent with respect to all of the Covered Units in a manner so as to facilitate the consummation of the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Beneficially Own” means, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) or (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

(b) “Covered Units” means, with respect to any Consenting Member, (i) all Tenax Units set forth opposite such Consenting Member’s name on Schedule 1(b) attached hereto and (ii) all Tenax Units that such Consenting Member comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date, together with any voting securities or instruments of Tenax, or other securities or interests exercisable for or convertible into Tenax Units or voting securities or instruments of Tenax, that such Consenting Member comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of Tenax).

(c) “Expiration Date” means the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

(d) “Permitted Transferee” means, with respect to a Consenting Member, an Affiliate of such Consenting Member or (direct or indirect) partners, limited liability company members, stockholders or other equity holders of such Consenting Member.

(e) “Transfer” means, with respect to any Consenting Member, that such Consenting Member directly or indirectly (i) sells, pledges, subjects to any Encumbrance, exchanges, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of a Covered Unit of such Consenting Member or any direct or indirect interest in such Covered Unit (including by gift, merger or operation of law), whether voluntary or involuntary, or (ii) enters into an agreement, arrangement or commitment providing for the sale of, pledge of, Encumbrance of, exchange of, assignment of, grant of an option or right of first offer or refusal with respect to, Transfer, tender of or other disposition of such Covered Unit or any direct or indirect interest therein (including the right or power to vote any Covered Unit) (including by gift, merger or operation of law).

2. Agreement Not to Transfer or Encumber. Each Consenting Member hereby agrees that, from the date hereof until the Expiration Date, it shall not Transfer any Covered Units or Beneficial Ownership thereof other than Transfers to Permitted Transferees, cause or permit the conversion of any Covered Units or, directly or indirectly, deposit any Covered Units into a voting trust or enter into any tender, voting or other agreement or arrangement with any Person with respect to any Covered Units or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement) or give instructions with respect to the voting of the Covered Units in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Covered Units that would in any way restrict, limit or interfere with the performance by the Consenting Members of their obligations hereunder or the transactions contemplated hereby. No Transfer of Covered Units to a Permitted Transferee pursuant to this Section 2 shall be effective until such time as such Permitted Transferee has executed and delivered to AIR, as a condition precedent to such Transfer, a joinder to this Agreement.

3. Consent.

(a) Each Consenting Member, acting without a meeting in accordance with Section 404 of the DLLCA hereby irrevocably: (i) acknowledges receipt of, and a reasonable opportunity to review, the Merger Agreement, including the exhibits and schedules thereto; (ii) acknowledges and agrees that this Agreement and all shares of AIR Common Stock payable to the Tenax Member as Merger Consideration (including in accordance with the Tenax Closing Capitalization Schedule) and the other Transactions are subject to, and governed by, the terms and conditions of the Transaction Documents, this Agreement and the documents and instruments related thereto and hereto (including the Tenax Closing Capitalization Schedule); (iii) consents, approves, agrees to and adopts, in all respects, the Merger and the terms and provisions of the Transaction Documents, including the Merger Agreement, and the Transactions (including the distribution to the Tenax Member of the Merger Consideration in accordance with the Tenax Closing Capitalization Schedule) in accordance with the applicable provisions of the DLLCA and the limited liability company agreement of Tenax; (iv) adopts, approves, confirms and ratifies all actions of the Tenax Board, officers and other authorized Representatives of Tenax taken in connection with the negotiation, execution and performance of the Transaction Documents and the Transactions; and (v) agrees that it shall not revoke, rescind or otherwise modify its written consent under this Agreement.

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(b) Each Consenting Member agrees that (i) AIR and its Representatives, including the Transfer Agent, shall be entitled to conclusively rely on the amounts and calculations set forth in the Tenax Closing Capitalization Schedule and (ii) the payment of the applicable portion of the Merger Consideration pursuant to the Tenax Closing Capitalization Schedule delivered thereunder (including any adjustments thereto contemplated by the Merger Agreement) represents full and final payment in respect of the Tenax Units Beneficially Owned by such Consenting Member.

4. Voided Acts. Any (a) Transfer (or purported Transfer) in breach of this Agreement or (b) attempt by any Consenting Member to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Covered Units in contravention of this Agreement shall be null and void ab initio.

5. Agreement Not to Solicit. Each Consenting Member agrees that it shall not, and shall cause each of such Consenting Member’s controlled Affiliates not to, and shall instruct and use such Consenting Member’s reasonable best efforts to cause such Consenting Member’s and such Consenting Member’s controlled Affiliates’ Representatives not to, directly or indirectly, (a) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to, any Competing Tenax Proposal, (b) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing Tenax Proposal, (c) agree to, approve, endorse, recommend or consummate any Competing Tenax Proposal, (d) enter into, or propose to enter into, any Competing Tenax Transaction Agreement or (e) resolve, propose or agree, or authorize or permit any Representative to do any of the foregoing. Each Consenting Member shall, and each Consenting Member shall cause such Consenting Member’s controlled Affiliates and use such Consenting Member’s reasonable best efforts to cause such Consenting Member’s Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Competing Tenax Proposal or proposal that would reasonably be expected to lead to a Competing Tenax Proposal.

6. Commencement or Participation in Actions. Each Consenting Member hereby agrees not to commence or join in, and to take all reasonable actions necessary to opt out of, any Action against Tenax and/or its managers and officers with respect to any litigation relating to the Merger Agreement and the Transactions, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement in connection with the Transactions or (b) alleging a breach of any fiduciary duty of the Tenax Board or its members or any member of Tenax in connection with the Merger Agreement, the Transactions or the transactions contemplated hereby.

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7. Managers and Officers. Each Consenting Member is entering into this Agreement solely in its capacity as a Beneficial Owner of Covered Units, and in this regard, such Consenting Member shall not be deemed to make any agreement or understanding in this Agreement in such Consenting Member’s capacity as a manager or officer of Tenax, including with respect to Section 7.02 of the Merger Agreement. The parties acknowledge and agree that nothing in this Agreement shall (a) restrict in any respect any actions taken by a Consenting Member or its designee who is a manager or officer of Tenax solely in his or her capacity as a manager or officer of Tenax or (b) be construed to prohibit, limit or restrict the Consenting Member or its designee from exercising its fiduciary duties as a manager or officer of Tenax.

8. Additional Units. Each Consenting Member hereby agrees that in the event such Consenting Member acquires or receives, directly or indirectly, any Tenax Units or other securities or interests entitled to vote or securities or interests exercisable for or convertible into Tenax Units or other securities or interests entitled to vote after the execution of this Agreement, such Consenting Member shall promptly deliver to AIR a written notice in accordance with Section 16(d) indicating the number of such Tenax Units, securities or interests.

9. Representations and Warranties of Tenax. Tenax hereby represents and warrants as follows:

(a) Organization and Qualification. Tenax is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b) Authority; Binding Agreement. (i) Tenax has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by Tenax of this Agreement and the performance of Tenax’s obligations and the consummation of the transactions contemplated hereby by Tenax have been duly authorized by all necessary action, and no other actions on the part of Tenax (or its board of managers or members) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Tenax and, assuming this Agreement constitutes a valid and binding obligation of AIR and the Consenting Members, constitutes a valid and binding obligation of Tenax, enforceable against Tenax in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflicts. None of the execution and delivery by Tenax of this Agreement, the performance by Tenax of its obligations hereunder or the consummation by Tenax of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) Tenax’s certificate of formation or limited liability company agreement, (ii) any other contract to which Tenax is a party or by which Tenax may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of Tenax to perform its obligations under this Agreement, or (iii) any Law applicable to Tenax.

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(d) No Litigation. There are no Actions pending or, to the knowledge of Tenax, threatened against Tenax, or any Order to which Tenax is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of Tenax to fully perform its obligations under this Agreement.

10. Representations and Warranties of AIR. AIR hereby represents and warrants as follows:

(a) Organization and Qualification. AIR is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b) Authority; Binding Agreement. (i) AIR has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by AIR of this Agreement and the performance of AIR’s obligations and the consummation of the transactions contemplated hereby by AIR have been duly authorized by all necessary action, and no other actions on the part of AIR (or its board of directors) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by AIR and, assuming this Agreement constitutes a valid and binding obligation of Tenax and the Consenting Members, constitutes a valid and binding obligation of AIR, enforceable against AIR in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflicts. None of the execution and delivery by AIR of this Agreement, the performance by AIR of its obligations hereunder or the consummation by AIR of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) AIR’s articles of incorporation, (ii) any other contract to which AIR is a party or by which AIR may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of AIR to perform its obligations under this Agreement, or (iii) any Law applicable to AIR.

(d) No Litigation. There are no Actions pending or, to the knowledge of AIR, threatened against AIR, or any Order to which AIR is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of AIR to fully perform its obligations under this Agreement.

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11. Representations and Warranties of the Consenting Members. Each Consenting Member (severally and not jointly) hereby represents and warrants as follows:

(a) Organization and Qualification. If such Consenting Member is not an individual, such Consenting Member is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b) Authority; Binding Agreement. If such Consenting Member is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby. If such Consenting Member is not an individual, (i) such Consenting Member has all requisite power and authority to execute and deliver this Agreement, to perform such Consenting Member’s obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by such Consenting Member of this Agreement and the performance of such Consenting Member’s obligations and the consummation of the transactions contemplated hereby by such Consenting Member have been duly authorized by all necessary action, and no other actions on the part of such Consenting Member (or its governing body, board of directors, members, partners, stockholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Consenting Member and, assuming this Agreement constitutes a valid and binding obligation of Tenax and AIR, constitutes a valid and binding obligation of such Consenting Member, enforceable against such Consenting Member in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflicts. None of the execution and delivery by such Consenting Member of this Agreement, the performance by such Consenting Member of such Consenting Member’s obligations hereunder or the consummation by such Consenting Member of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of, or default under, (i) if such Consenting Member is not an individual, such Consenting Member’s articles or certificate of formation, incorporation or organization, operating agreement, bylaws or comparable organizational documents, as applicable, each in its currently effective form as amended from time to time, (ii) any other contract to which such Consenting Member is a party or by which such Consenting Member may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of such Consenting Member to perform such Consenting Member’s obligations under this Agreement on a timely basis or (y) prevent or materially delay or adversely affect the consummation of the Transactions or (iii) any Law applicable to such Consenting Member. The execution, delivery and performance by such Consenting Member of this Agreement, and the consummation by such Consenting Member of the transactions contemplated hereby, require no consent or action by or in respect of, or filing with, any Governmental Authority.

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(d) Ownership of Units. Such Consenting Member (i) is the lawful record and Beneficial Owner of the Tenax Units set forth opposite such Consenting Member’s name on Schedule 1(b) attached hereto and has, and at all times prior to the Expiration Date will have, the sole power to vote (or cause to be voted) or Transfer such Tenax Units, all of which are free and clear of, and not subject to, any Encumbrances, adverse claims, proxies, powers of attorney, voting trusts or agreements, understandings or other agreements, or any other rights or Encumbrances whatsoever (other than those (A) created by this Agreement or (B) applicable to such Consenting Member’s Covered Units that may exist pursuant to securities Laws) and (ii) as of the date hereof, does not Beneficially Own or have the right to vote (or cause the voting of) any Tenax Units or other securities of Tenax or any interest therein or any voting rights with respect to any securities of Tenax other than the Tenax Units set forth opposite such Consenting Member’s name on Schedule 1(b) attached hereto.

(e) No Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of such Consenting Member, threatened against such Consenting Member, or any Order to which such Consenting Member is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or impair or otherwise adversely affect (i) the ability of such Consenting Member to fully perform such Consenting Member’s obligations under this Agreement on a timely basis or (ii) prevent or materially delay or adversely affect the consummation of the Transactions.

(f) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Consenting Member in his, her or its capacity as a member of Tenax.

12. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of AIR, each Consenting Member shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to fulfill such Consenting Member’s obligations under this Agreement and consummate the transactions contemplated by this Agreement and the Merger Agreement.

13. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect upon the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this Section 13 and Sections 1 and 16 shall survive any termination of the Agreement and (ii) Sections 2, 3, 4, 5 and 8 shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of a Consenting Member, for any breach of this Agreement prior to such termination.

14. Transaction Documents. Each Consenting Member acknowledges that the Merger Agreement and the other Transaction Documents may be amended in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents. Each Consenting Member acknowledges, agrees and consents to all such changes to the Merger Agreement and the other Transaction Documents (and waives any notice with respect to the existence or terms of any and all such changes) so long as they are duly authorized and made in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents.

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15. Waiver. Each Consenting Member hereby waives any and all notice, information and consent requirements, as well as any right of first refusal, right of first offer, right of first negotiation, right restricting share transfers, redemption right, co-sale right, registration right, preemptive right and other similar rights, that may be applicable to, or triggered by, the Transactions, including the Merger, the Merger Agreement, the other Transaction Documents and any of the transactions contemplated thereby that are contained in AIR’s organizational documents or any contractual obligation between AIR and such Consenting Member, or under applicable Law.

16. Miscellaneous and General.

(a) Amendments; Waivers, Etc. This Agreement may not be amended, changed, supplemented or otherwise modified with respect to any Consenting Member, except upon the execution and delivery of a written agreement executed by each of Tenax, AIR and such Consenting Member. Any agreement on the part of any party to any waiver or any extension of time for performance shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law or equity, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(c) Governing Law; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). The parties hereto hereby (A) irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto; (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named courts; and (C) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 16(d) shall be effective service of process for any such action.

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(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS contemplated hereby. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS contemplated hereby BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 16(c)(ii).

(d) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt (or without notice of non-delivery during normal business hours), (iii) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) and (iv) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 16(d):

if to Tenax:

Tenax Aerospace Acquisition, LLC

400 West Parkway Place, Suite 201

Ridgeland, Mississippi 39157

Attention: James Linder

Telephone: 910-797-3280

Email: jlinder@tenaxaerospace.com

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with copies to (which shall not constitute notice):

NTC Equity Holdings, LLC

104 Field Point Road

Greenwich, Connecticut 06830

Attention: Thomas Foley

Telephone: 203-461-0471

Email: thomasfoley@att.net

and:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
Attention: Thomas E. Dunn

Matthew L. Ploszek

Telephone: 212-474-1000
Email: tdunn@cravath.com

mploszek@cravath.com

if to AIR:

Air Industries Group
1460 Fifth Avenue
Bay Shore, New York 11706

Attention: Scott Glassman

Telephone: 631-968-5000

Email: Scott.Glassman@airindustriesgroup.com

with a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
Attention: Vincent J. McGill

Charles Goodwin

Telephone: 212-370-1300
Email: vmcgill@egsllp.com

cgoodwin@egsllp.com

if to a Consenting Member, to such Consenting Member at the address corresponding to such Consenting Member’s name on Schedule 1(b).

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Notice may be given to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e) Entire Agreement. This Agreement (including the schedules hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

(f) Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(h) Interpretation.

(i) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. When reference is made to a Section or Schedule, such reference is to a Section of, or Schedule to, this Agreement unless otherwise indicated. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive (i.e., it means “and/or”). Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

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(ii) Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties.

(j) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

(k) Specific Performance. The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief, and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signature Pages Follow]

12

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Tenax Aerospace Acquisition, LLC

By:
Name:
Title:

13

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Air Industries Group

By:
Name:
Title:

14

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

NTC Equity Holdings, LLC

By:
Name:
Title:

15

Schedule 1(b)

Consenting Member	Tenax Units	Tenax Units Issuable Under Warrants	Ownership Percentage (Fully Diluted)	Voting Percentage
NTC Equity Holdings, LLC	6,570,000 Class A-1 Units	0	79.814578%	84.0153%

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EXHIBIT C

Form of Tenax Member Lock-Up Agreement

[See attached]

EXHIBIT C

CONFIDENTIAL

TENAX MEMBER LOCK-UP AGREEMENT

February 16, 2026

Air Industries Group
1460 Fifth Avenue
Bay Shore, New York 11706

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Letter Agreement”) understands that Air Industries Group (“AIR”), has entered into an Agreement and Plan of Merger, dated as of February 16, 2026 (as the same may be amended, restated or otherwise modified from time to time from time to time, the “Merger Agreement”), with Tenax Aerospace Acquisition, LLC, a Delaware limited liability company, and Transitory Air Sub LLC, a Delaware limited liability company. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

As a condition and inducement to the parties entering into the Merger Agreement and consummating the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of AIR, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (such period, the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, $0.001 per share par value, of AIR (“AIR Common Stock”) or any securities convertible into or exercisable or exchangeable for AIR Common Stock (including without limitation, AIR Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively with AIR Common Stock, “Lock-Up Securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities or (4) publicly disclose the intention to do any of the foregoing. The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the undersigned or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise.

Notwithstanding the foregoing, the undersigned may:

(a) transfer the undersigned’s Lock-Up Securities:

(i) as a bona fide gift or gifts, or for bona fide estate planning purposes, including to charitable organizations,

(ii) by will or intestacy,

(iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin),

(iv) to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests,

(v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above,

(vi) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of the undersigned,

(vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree separation agreement or an order of a regulatory agency,

(viii) to AIR from an employee of AIR or any of its Subsidiaries upon death, disability or termination of employment, in each case, of such employee,

(ix) as part of a sale of the undersigned’s Lock-Up Securities acquired in open market transactions after the Closing,

(x) to AIR in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of AIR Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options, warrants or other rights; provided that any such shares of AIR Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement; provided further that any such restricted stock units, options, warrants or other rights are held by the undersigned pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan,

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(xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of AIR and made to all holders of the AIR’s capital stock involving a Change of Control (as defined below) of AIR (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of AIR (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s Lock-Up Securities shall remain subject to the provisions of this Letter Agreement; and

(xii) (A) pursuant to a pledge or hypothecation of any Lock-Up Securities to a nationally recognized bank experienced in margin lending (a “Collateral Pledgee”) for purposes of collateralizing a margin loan, or any entry into a contract, option or other arrangement or understanding with respect thereto; (B) in which any Collateral Pledgee exercises its rights to foreclose upon and take ownership of any Lock-Up Securities pledged to it; or (C) in which such Collateral Pledgee transfers any Lock-Up Securities that such Collateral Pledgee took ownership of in connection with exercise of such Collateral Pledgee’s rights of foreclosure;

provided that (A) in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (iii), (iv), (v), (vi) and (vii), such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to AIR a lock-up letter in the form of this Letter Agreement, (B) in the case of any transfer or distribution pursuant to clause (a), no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Restricted Period referred to above) and (C) in the case of any transfer or distribution pursuant to clause (a)(vii) and (viii), it shall be a condition to such transfer that no public filing, report or announcement shall be voluntarily made, and if any filing under Section 16(a) of the Exchange Act or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of AIR Common Stock in connection with such transfer or distribution shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer;

(b) exercise outstanding options, settle restricted stock units or other equity awards or exercise warrants pursuant to plans of AIR; provided that any Lock-Up Securities received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement;

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(c) convert outstanding preferred stock, warrants to acquire preferred stock or convertible securities into shares of AIR Common Stock or warrants to acquire shares of AIR Common Stock; provided that any such shares of AIR Common Stock or warrants received upon such conversion shall be subject to the terms of this Letter Agreement; and

(d) establish trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Lock-Up Securities; provided that (1) such plans do not provide for the transfer of Lock-Up Securities during the Restricted Period, other than filings required under the Exchange Act, and (2) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such trading plan.

In furtherance of the foregoing, AIR, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

Any and all remedies herein expressly conferred upon AIR will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by AIR of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to AIR in the event that any provision of this Letter Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that AIR shall be entitled to an injunction or injunctions to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which AIR is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of AIR with respect thereto.

This Letter Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Letter Agreement (in counterparts or otherwise) by AIR and the undersigned by facsimile or electronic transmission in ..pdf format shall be sufficient to bind such parties to the terms and conditions of this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. This Letter Agreement shall automatically terminate and cease to be of further force and effect upon the valid termination of the Merger Agreement.

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Very truly yours,

[NAME OF TENAX MEMBER]

By:
Name:
Title:

5

ACCEPTED AND AGREED:

AIR INDUSTRIES GROUP

By:
Name:
Title:

6

EXHIBIT D

Form of Limited Liability Company Agreement of the Surviving Company

[See attached]

EXHIBIT D

[FORM OF]

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TENAX AEROSPACE ACQUISITION, LLC

This Third Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Tenax Aerospace Acquisition, LLC (the “Company”) is entered into by Air Industries Group, a Nevada Corporation (the “Member”), and amends and restates in its entirety the Second Amended and Restated Limited Liability Company Agreement of the Company, effective as of January 7, 2026 (the “Original Agreement”).

Pursuant to that certain Agreement and Plan of Merger, dated as of February 16, 2026, by and among the Company and the Member, among others, the Member was admitted as the sole member of the Company and the other members of the Company immediately prior to such closing ceased to be members of the Company, and the Company was continued without dissolution in accordance with the terms of the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) (the “Act”).

Accordingly, the Member hereby agrees to amend and restate the Original Agreement as follows:

1. Name; Formation. The name of the Company shall be Tenax Aerospace Acquisition, LLC, or such other name as the Member may from time to time hereafter designate through filing an appropriate name amendment with the Secretary of State of the State of Delaware. The Company was originally formed as a Delaware limited liability company on August 25, 2017, by the filing of a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware pursuant to the Act.

2. Purpose. The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Act, as such business activities may be determined by the Member from time to time.

3. Registered Agent and Office. The registered agent for service of process is, and the mailing address for the registered office of the Company in the State of Delaware is in care of: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. Such agent and such office may be changed from time to time by the Member.

4. Term. The term of the Company shall continue perpetually unless the Company is dissolved pursuant to Section 8.

5. Member. The Member shall own all limited liability company interests in the Company and shall be the sole member of the Company. The business address of the Member of the Company is set forth on Schedule I attached hereto, as the same may be amended from time to time.

6. Management of the Company.

A. The Company shall be member-managed by the Member. The Member shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company.

B. The Member may appoint a President, Chief Executive Officer, Chief Financial Officer, Senior Vice President, Vice Presidents, Secretary, Treasurer, Assistant Secretary and Assistant Treasurer (the persons appointed to such positions from time to time, the “Officers”) and/or such other management personnel to such terms and to perform such functions as the Member shall determine in its discretion. The Member may appoint, employ or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its discretion. The Member may delegate to any such Officer, person or entity such authority to act on behalf of the Company as the Member may from time to time deem appropriate in its discretion.

C. When the taking of such action has been authorized by the Member, any Officer of the Company or any other person specifically authorized by the Member may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of amendment to the Certificate, one or more restated certificates of formation and certificates of merger or consolidation and, upon the dissolution and completion of winding up of the Company or as otherwise provided in the Act, a certificate of cancellation canceling the Certificate. All matters of the Company shall be determined by the Member. Any action required or permitted to be taken by the Member at a meeting may be taken without a meeting. The Member may adopt such other procedures governing meetings and the conduct of business as it shall deem appropriate.

7. Distribution and Allocations.

A. Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Member may determine. All distributions shall be made to the Member.

B. Allocations of Profits or Losses. Except as may be required by the Internal Revenue Code of 1986, as amended, each item of income, gain, profit, loss, deduction or credit to the Company shall be allocated to the Member.

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8. Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

A. the determination of the Member to dissolve the Company; or

B. the occurrence of any event causing a dissolution of the Company under the Act.

9. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member. The failure of a limited liability company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for liabilities of the limited liability company.

10. Corporate Opportunities. The Company waives any and all requirements that the Member bring all investment or business opportunities to the Company of which the Member becomes aware and which are competitive with the business. The Company and the Member agree that the Member may pursue or consummate (directly or indirectly) any such opportunities. This Section 10 shall not in any way affect, limit or modify any liabilities, obligations, duties or responsibilities of any person or entity under any employment agreement, consulting agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement or any similar agreement with the Company.

11. Limitation of Duties; Conflict of Interest. Notwithstanding anything in this Agreement to the contrary, the Member shall not have any duty (including fiduciary duty), or any liability for a breach of duty (including fiduciary duty), to the Company; provided that the foregoing shall not limit or eliminate liability for any act or omission that constitutes a bad faith violation of any applicable implied contractual covenant of good faith and fair dealing.

12. Indemnification.

A. General Rule. To the fullest extent permitted by law, the Company shall indemnify an “indemnified representative” (as defined below) against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an “indemnified capacity” (as defined below), including liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement or act giving rise to strict products liability; provided, however, that any indemnity under this Section 12 shall be provided out of and to the extent of the Company’s assets only, and the Member shall not have any personal liability on account thereof; provided further that no indemnity shall be payable hereunder against any liability incurred by such indemnified representative by reason of any action or omission that constitutes fraud, willful misconduct or gross negligence or for which a corporation, incorporated under the General Corporations Law of the State of Delaware, would not be permitted under applicable law to indemnify. If an indemnified representative is entitled to indemnification in respect of a portion, but not all, of any liabilities to which such indemnified representative may be subject, the Company shall indemnify such indemnified representative to the maximum extent legally permissible for such liabilities. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the indemnified representative is not entitled to indemnification under this Section 12.

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B. Definitions. For purposes of this Section 12:

i.	“indemnified capacity” means any and all past, present and future actions or inactions by an indemnified representative in one or more capacities as a member, manager, director, observer, officer or agent of the Company, or, at the request of the Company, as a member, manager, director, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

ii.	“indemnified representative” means the Member, any and all other members (and any and all officers, directors and employees of the Member or such other members), managers and officers of the Company, and any other person designated as an indemnified representative by a member (which may, but need not, include any person serving, at the request of the Company, as a member, manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise)

iii.	“liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to any employee benefit plan or cost or expense of any nature (including attorneys’ fees and disbursements)

iv.	“proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, the Member or otherwise.

C. Advancing Expenses. To the fullest extent permitted by law, the Company may pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an indemnified representative in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the indemnified representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the Company pursuant to this Section 12.

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D. Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided in this Section 12 or otherwise, the Company may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Company or use any other mechanism or arrangement whatsoever in such amounts, at such costs and upon such other terms and conditions as the Member shall deem appropriate.

E. Scope of Section. The rights granted by this Section 12 shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, by approval of the Member or otherwise, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Section 12 shall continue as to a person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and shall inure to the benefit of the successors, heirs, executors, administrators and personal representatives of such a person.

13. Amendments. This Agreement may be amended only upon the written consent of the Member.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

15. Singular; Plural; Gender. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

16. Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

[Signature Page Follows]

5

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

AIR INDUSTRIES GROUP

By:
Name:
Title:

6

Schedule I

Air Industries Group
1460 Fifth Avenue
Bay Shore, New York 11706

7

EXHIBIT E

Form of AIR Charter Amendment

[See attached]

EXHIBIT E

PROPOSED AMENDMENTS TO THE

ARTICLES OF INCORPORATION OF

AIR INDUSTRIES GROUP

1.	The first paragraph of Article 3 of the Articles of Incorporation is hereby amended to read in its entirety as follows:

“The Corporation shall be authorized to issue 203,000,000 shares of capital stock, of which 200,000,000 shares shall be shares of common stock, $0.001 par value per share (“Common Stock”), and 3,000,000 shares shall be shares of preferred stock, $0.001 par value per share (“Preferred Stock”).”

Except as and to the extent set forth above, the other provisions of Article 3 are unchanged.

2.	A new Article 14 is hereby added after Article 13 of the Articles of Incorporation, which new Article 14 shall read in its entirety as follows:

“14. Action by Written Consent of the Stockholders:

Subject to the rights of the holders of any series of Preferred Stock:

(a)	at any time while Majority Ownership (as defined below) exists, any action required or permitted to be taken by the stockholders of the Corporation at any special or annual meeting of stockholders may be taken (without a meeting and without notice or a vote) if, before or after the action, written consent to such action is signed by stockholders holding at least such voting power as would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote on such action were present and voted; and

(b)	at any time while Majority Ownership does not exist, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders and may not be taken by written consent.

For purposes of this Article 14:

“control” (including with correlative meanings, “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors, managers, managing general partners or the equivalent, or (b) to direct or cause direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Controlled Affiliates” means (x) as to Thomas Foley or Taran Bakker, (i) any trust primarily for the benefit of such Person’s spouse and/or lineal descendants (each, a “Family Trust”), (ii) any Person that is a subsidiary of a Family Trust or (iii) such Person’s estate; and (y) as to any Person, any other Person that directly or indirectly is in control of, is controlled by or is under common control with such Person.

“Majority Ownership” means that The NTC Group, Inc., Thomas Foley and Taran Bakker and their respective Controlled Affiliates, collectively, beneficially own at least a majority of the voting power of the issued and outstanding shares of Common Stock.

“Person” means and includes any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity.”

* * * *

EXHIBIT F

Form of Redemption Rights Agreement

[See attached]

EXHIBIT F

REDEMPTION RIGHTS AGREEMENT

by and between

Air Industries Group

and

Broadridge Corporate Issuer Solutions, LLC,

as Rights Agent

Dated as of [*], 2026

Exhibits

Exhibit A	Summary of Rights to Redeem Common Stock
Exhibit B	Form of Rights Certificate
Exhibit C	Form of Notice of Redemption

i

REDEMPTION RIGHTS AGREEMENT

This REDEMPTION RIGHTS AGREEMENT, dated as of [*], 2026 (this “Agreement”), is by and between Air Industries Group, a Nevada corporation (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, as rights agent (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, on July 2, 2026, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) with Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”), and Transitory Air Sub LLC, a Delaware limited liability company (“Merger Sub”), pursuant to which the Company, Tenax and Merger Sub agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Tenax, with Tenax surviving as a wholly-owned subsidiary of the Company (the “Merger”), in consideration for the issuance of shares of Company common stock, par value $0.001 per share (“Common Stock”), to the holders of membership units of Tenax;

WHEREAS, pursuant to the terms of the Merger Agreement, the Company agreed to enter into a redemption rights agreement with the Rights Agent, pursuant to which beneficial owners of Common Stock as of the close of business on the business day immediately preceding the closing of the Merger (such beneficial owners, the “Existing Stockholders”), will have the right, subject to the satisfaction of certain conditions, to cause the Company to redeem their shares of Common Stock for an amount in cash equal to $[*]1 following the first anniversary of the closing of the Merger; and

WHEREAS, on [*], 2026, the board of directors of the Company (the “Board”) authorized and declared a dividend, to be distributed to the Existing Stockholders on [*], 2026 (the “Rights Distribution Date”), of one right for each share of Common Stock owned as of the close of business on the trading day immediately preceding the closing of the Merger, pursuant to which an Existing Stockholder may, during the period specified in this Agreement, require the Company to purchase such share of Common Stock for an amount in cash equal to the applicable redemption price, on the terms and subject to the conditions set forth in the relevant rights certificate issued hereunder and this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions.

For purposes of this Agreement, the following terms have the meanings indicated:

“Affiliate” of a Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Anniversary Date” shall mean the first anniversary of the Closing.

“Board” shall have the meaning set forth in the recitals to this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Charter” shall mean the Company’s Amended and Restated Articles of Incorporation, as amended, as the same may be further amended or amended and restated from time to time.

[1]	To be equal to 107.3% of the Debt Adjusted AIR Share Price (as defined in the Merger Agreement).

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“Close of Business” on any given date shall mean 5:00 P.M., New York City time, on such date; provided, however, that if such date is not a Business Day, “Close of Business” shall mean 5:00 P.M., New York City time, on the next succeeding Business Day.

“Closing” shall mean the closing of the Merger.

“Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Act Regulations” shall mean the general rules and regulations promulgated under the Exchange Act.

“Existing Stockholders” shall have the meaning set forth in the recitals to this Agreement.

“Expiration Time” shall mean the Close of Business on the last day of the Redemption Period.

“Measurement Period” shall have the meaning set forth in Section 7(c).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Merger Sub” shall have the meaning set forth in the recitals to this Agreement.

“Notice of Redemption” shall have the meaning set forth in Section 8(a).

“Person” shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, limited liability partnership, joint venture, unincorporated organization or other entity, including (i) any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act and any group under Rule 13d-5(b) of the Exchange Act Regulations and (ii) any successor (by merger or otherwise) of such entity.

“Record Date” shall mean the Trading Day immediately preceding the date of Closing.

“Redemption Period” shall mean the ten consecutive Trading Days commencing on the Trading Day immediately following the Anniversary Date.

“Redemption Price” shall have the meaning set forth in Section 7(b).

“Right” shall mean the right of an Existing Stockholder, during the Redemption Period, to require the Company to purchase a Subject Share for an amount in cash equal to the Redemption Price, on the terms and subject to the conditions set forth in the relevant Rights Certificate and this Agreement.

“Rights Agent” shall have the meaning set forth in the preamble to this Agreement.

“Rights Certificates” shall have the meaning set forth in Section 3(b).

“Rights Distribution Date” shall have the meaning set forth in the recitals to this Agreement.

“Securities Act” shall have the meaning set forth in Section 29.

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“Subject Shares” shall mean each share of Common Stock beneficially owned by each Existing Stockholder as of the Close of Business on the Record Date and continuously owned by such Existing Stockholder until the exercise of the Right with respect thereto.

“Subsidiary” of any specified Person shall mean an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Tenax” shall have the meaning set forth in the recitals to this Agreement.

“Trading Day” shall mean a day on which the principal national securities exchange on which shares of an issuer’s common stock (or other security) are listed or admitted to trading is open for the transaction of business or, if such shares of common stock (or other security) are not listed or admitted to trading on any national securities exchange, a Business Day.

“VWAP” shall mean the volume weighted average per-share price (as reported by Bloomberg), rounded to the nearest cent, of Common Stock on the principal national securities exchange on which shares of Common Stock are listed or admitted to trading.

Section 2. Appointment of Rights Agent.

The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions of this Agreement, and the Rights Agent hereby accepts such appointment. The Rights Agent represents and warrants to the Company that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and that it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that this Agreement has been duly authorized, executed and delivered by the Rights Agent and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 3. Issuance of the Rights.

(a) Until certificates evidencing the Rights are distributed to Existing Stockholders, the Rights shall be evidenced by the certificates for shares of Common Stock registered in the names of the Existing Stockholders (or, in the case of uncertificated shares of Common Stock, by the book-entry account that evidences record ownership of such shares) (which certificates or book entries for Common Stock shall be deemed also to be certificates or book entries for Rights), and not by separate certificates (or book entries), and registered holders of such shares of Common Stock shall also be the registered holders of the associated Rights. As of and after the Rights Distribution Date, the Rights shall be evidenced solely by the Rights Certificates.

(b) The Company shall promptly notify the Rights Agent of the Rights Distribution Date and request its transfer agent (if its transfer agent is not the Rights Agent) to give the Rights Agent a list of Existing Stockholders together with all other relevant information. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Rights Distribution Date has not occurred; provided, however, that, for the avoidance of doubt, the failure of the Company to timely deliver such notice shall not alter, amend or modify the rights, privileges and obligations of the Existing Stockholders. As soon as practicable after the Rights Agent is notified of the Rights Distribution Date and receives such information, the Rights Agent shall send by first-class, postage prepaid mail, to the last address of each holder of record of Common Stock as of the Close of Business on the Business Day immediately preceding the Closing as it appears on the records of the Company or its transfer agent or registrar for Common Stock, with instructions to each holder of record to deliver such notice to the applicable Existing Stockholder, one or more certificates (the “Rights Certificates”), evidencing one Right for each share of Common Stock owned as of the Close of Business on the Record Date.

(c) No Rights shall be issued in respect of shares of Common Stock that are issued (whether originally issued or from the Company’s treasury) after the Record Date.

(d) In the event the Company purchases or acquires any shares of Common Stock after the Record Date but prior to the Rights Distribution Date, any Rights associated with such shares shall be deemed cancelled and of no further effect.

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(e) The Rights and the Rights Certificates may not be sold, assigned or transferred, in whole or in part, in any manner. Any Right held by an Existing Stockholder shall automatically cease to exist upon any transfer, sale or assignment of beneficial ownership of the Subject Share to which such Right relates (it being understood that any administrative surrender of certificates for reissuance, consolidation or similar purposes that does not result in a change of beneficial ownership shall not cause such cessation).

(f) The Company shall make available, as promptly as practicable following the Rights Distribution Date, a copy of a Summary of Rights to Redeem Common Stock, in substantially the form attached as Exhibit A, to any Existing Stockholder who may request such information prior to the Expiration Time.

Section 4. Rights Certificates.

(a) The Rights Certificates shall be in substantially the form attached as Exhibit B and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate (but which do not affect the rights, duties, liabilities or responsibilities of the Rights Agent) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto, or to conform to customary usage. The Rights Certificates, whenever distributed, shall be dated as of the Record Date, and on their face shall entitle the holders thereof to require the Company to purchase the Subject Shares related thereto for an amount in cash equal to the Redemption Price during the Redemption Period.

(b) The Rights Certificates shall be executed on behalf of the Company by its Chief Executive Officer, President, Chief Financial Officer, Secretary or Treasurer, or any other authorized officer of the Company, either manually or by facsimile or other electronic signature. The Rights Certificates shall be countersigned manually or by facsimile or other electronic signature by the Rights Agent and shall not be valid for any purpose unless so countersigned. In case any authorized officer of the Company who shall have signed or attested any of the Rights Certificates shall cease to be an authorized officer of the Company before countersignature by the Rights Agent, such Rights Certificates may nevertheless be countersigned by the Rights Agent and issued and delivered with the same force and effect as though the Person who signed or attested such Rights Certificates had not ceased to be an authorized officer of the Company. In addition, any of the Rights Certificates may be signed or attested on behalf of the Company by any Person who, at the actual date of the execution of such Rights Certificate, is an authorized officer of the Company even if such Person was not an authorized officer of the Company at the date of the execution of this Agreement.

(c) Following the Rights Distribution Date, the Rights Agent shall keep or cause to be kept, at its principal office or offices designated as the appropriate place for surrender of Rights Certificates upon exercise, books for registration of the Rights Certificates issued hereunder. Such books shall show the names and addresses of the respective Existing Stockholders, the number of Rights evidenced on its face by each of the Rights Certificates held by each Existing Stockholder and the certificate number and the date of each of the Rights Certificates. The Rights Agent shall make such books available for inspection by the Company at any time during normal business hours upon reasonable prior written notice.

Section 5. Mutilated, Destroyed, Lost or Stolen Rights Certificates.

Upon receipt by the Company and the Rights Agent of (a) evidence reasonably satisfactory to the Company and the Rights Agent of the loss, theft, destruction or mutilation of a valid Rights Certificate, (b) (i) in the case of mutilation, the Rights Certificate or (ii) in the case of loss, theft or destruction, indemnity or security reasonably satisfactory to the Company and the Rights Agent and (c) reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and, in the case of mutilation, upon cancellation of the Rights Certificate so surrendered, the Company shall prepare, execute and deliver a new Rights Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.

Section 6. Cancellation and Destruction of Rights Certificates.

All Rights Certificates surrendered for the purpose of exercise shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form or, if surrendered to the Rights Agent, shall be cancelled by it, and no Rights Certificates shall be issued in lieu thereof, except as expressly permitted by this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificates purchased or acquired by the Company otherwise than upon the exercise thereof. At the expense of the Company, the Rights Agent shall deliver all cancelled Rights Certificates to the Company or shall, at the written request of the Company, destroy or cause to be destroyed such cancelled Rights Certificates, and in such case shall deliver a certificate of destruction thereof, executed by the Rights Agent, to the Company.

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Section 7. Redemption Price; Measurement Period.

(a) Exercise of the Rights is subject to the following conditions:

(i)	such Existing Stockholder must have been a beneficial owner of shares of Common Stock as of the Close of Business on the Record Date;

(ii)	such Existing Stockholder must have remained continuously a beneficial owner of such shares of Common Stock to be redeemed from the Record Date until the expiration of the Redemption Period (i.e., such Existing Stockholder cannot have sold and repurchased such shares); and

(iii)	during the 20 Trading Days prior to the first anniversary of the Closing, the volume weighted average price per share of the Common Stock must have been lower than the Redemption Price, rounded to the nearest cent, as the same may have been adjusted pursuant to Section 12.

(b) The price that the Company shall pay to purchase each Subject Share duly submitted to the Rights Agent for redemption upon the exercise of a Right is, subject to adjustment as provided in Section 12, an amount in cash equal to $[*]2 per share (the “Redemption Price”), and shall be payable in accordance with Section 8(b).

(c) The Company shall give written notice to the Existing Stockholders of the VWAP for the 20 full Trading Days ending on (and including) the Trading Day immediately preceding the Anniversary Date (the “Measurement Period”) not later than the second Business Day after the end of the Measurement Period by mailing such notice to the last address of each holder of record of Common Stock as of the Close of Business on the Business Day immediately preceding the Closing as it appears upon the registry books of the Rights Agent and instructing each holder of record to deliver such notice to the applicable Existing Stockholder, and (i) if the VWAP for the Measurement Period, rounded to the nearest cent, was lower than the Redemption Price (as the same may be amended from time to time in accordance with the provisions hereof), such notice shall confirm that the Rights may be exercised prior to the Expiration Time, or (ii) if the VWAP for the Measurement Period was equal to or in excess of the Redemption Price, such notice shall state that the Rights may not be exercised and have expired and that the Company has terminated this Agreement.

(d) No later than the Trading Day immediately following the Anniversary Date, the Company shall issue a press release and file a Current Report on Form 8-K reporting the VWAP for the Measurement Period, stating whether the VWAP for the Measurement Period, rounded to the nearest cent, was lower than the Redemption Price and, if so, instructing Existing Stockholders as to the procedure for exercising their Rights in accordance with Section 8.

(e) If, prior to the Anniversary Date, the Common Stock ceases to be listed on a national securities exchange or quoted on over-the-counter markets, so that Existing Stockholders and the Company cannot readily determine the VWAP for the Measurement Period, an Existing Stockholder may exercise the Rights associated with such Existing Stockholder’s Subject Shares and receive the Redemption Price for such Subject Shares.

Section 8. Exercise of Rights.

(a) An Existing Stockholder may exercise the Rights evidenced by its Rights Certificate (except as otherwise provided herein, including the restrictions on exercisability set forth in Section 7) in whole or in part at any time during the Redemption Period upon delivery to the Rights Agent and the Company a Notice of Redemption in the form annexed hereto as Exhibit C (the “Notice of Redemption”), properly completed and duly executed, together with the surrender of such Rights Certificate and the certificates representing the Subject Shares to be redeemed (to the extent such Subject Shares are certificated) duly endorsed for transfer to the Company, and any other certifications or supporting information requested by the Company to be furnished by such Person to support that it is in fact an Existing Stockholder of such shares of Common Stock to be redeemed from the Record Date until the expiration of the Redemption Period in accordance with the provisions of this Agreement. Upon receipt of such Notice of Redemption and surrender of such certificates, the Company shall determine, in good faith, whether the exercise otherwise complies with the other terms and conditions of this Agreement. If the Company determines in good faith that the proposed exercise does not comply with the other terms and conditions of this Agreement, the Company shall provide the Rights Agent with written notice of such determination, which notice shall include, in reasonable detail, the rationale for such determination, including which provisions of this Agreement the proposed exercise does not comply. The Rights Agent and the Company shall advise the Existing Stockholders who timely submit a Notice of Redemption of any defects in the documentation delivered with the Notice of Redemption and grant such Existing Stockholders a period of three (3) Business Days following delivery of notice of such defects to cure such defects, provided that in no event shall such cure period extend beyond the Expiration Time.

[2]	To be equal to 107.3% of the Debt Adjusted AIR Share Price (as defined in the Merger Agreement).

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(b) Not later than the Business Day immediately following the expiration of the Redemption Period, the Rights Agent shall provide the Company with a detailed list of the names of the Existing Stockholders who have submitted valid Notices of Redemption (including any defects cured in accordance with Section 8(a)) and the number of Subject Shares to be redeemed from such Existing Stockholders in accordance with such Notices of Redemption, together with copies thereof, and within two Business Days following receipt of such information, the Company shall deposit with the Rights Agent by wire transfer of immediately available funds an amount sufficient to pay the Redemption Price for all of the Subject Shares to be redeemed. The Rights Agent shall, subject to Section 14(k), thereupon cause an amount in cash representing the aggregate Redemption Price for the Subject Shares redeemed by each Existing Stockholder to be delivered to or upon the order of such Existing Stockholder not later than five Business Days after the Expiration Time. The payment of the Redemption Price for the Subject Shares redeemed shall be made via wire transfer of immediately available funds, ACH payment or check payable to the order of the Existing Stockholder who is the beneficial owner of the Subject Shares redeemed. Upon such payment, the Rights Agent shall cancel the certificates representing such Subject Shares or otherwise reflect the cancellation of such Subject Shares as were uncertificated at the time of redemption.

Section 9. Tax Compliance and Withholding.

The Company hereby authorizes the Rights Agent to deduct from all payments disbursed by the Rights Agent to the Existing Stockholders, if applicable, the tax required to be withheld pursuant to the Internal Revenue Code of 1986, as amended, or by any other applicable federal or state statutes in effect as of the date hereof or subsequently enacted, and to make the necessary returns and payments of such tax to the relevant taxing authority. The Company will provide withholding and reporting instructions in writing to the Rights Agent from time to time as relevant, and upon request of the Rights Agent. The Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except as specifically instructed by the Company.

Section 10. Rights Holders.

Every holder of a Right, by accepting such Right, consents and agrees with the Company and the Rights Agent that:

(a) The Company and the Rights Agent may deem and treat the Existing Stockholder in whose name a Rights Certificate (or, prior to the Rights Distribution Date, any associated Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificates or any associated Common Stock certificates made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be required to be affected by any notice to the contrary.

(b) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any Existing Stockholder or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree, judgment or ruling (whether interlocutory or final) issued by a court of competent jurisdiction or by a governmental, regulatory, self-regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company shall use commercially reasonable efforts to have any such injunction, order, decree, judgment or ruling lifted or otherwise overturned as promptly as practicable.

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Section 11. Rights of Action.

All rights of action in respect of this Agreement, other than rights of action vested in the Rights Agent pursuant to the terms of this Agreement, are vested in the respective Existing Stockholders holding the Rights Certificates, and any such Existing Stockholder, without the consent of the Rights Agent or of any other Existing Stockholder may, in such Existing Stockholder’s own behalf and for such Existing Stockholder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company or any other Person to enforce, or otherwise act in respect of, such Existing Stockholder’s right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the Existing Stockholders, it is specifically acknowledged that the Existing Stockholders may not have an adequate remedy at law for any breach of this Agreement and shall be entitled to seek specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations of any Person subject to this Agreement.

Section 12. Occurrence of Certain Corporate Actions and Events. If, after the Record Date but prior to the Anniversary Date, the Company, at any time while the Rights are outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on its Common Stock or any other equity or equity equivalent securities payable in Common Stock, (ii) subdivides its outstanding Common Stock into a larger number of shares, (iii) combines (including by way of reverse share split) its outstanding Common Stock into a smaller number of shares or (iv) issues by reclassification of its Common Stock any shares of its Common Stock, then in each case the Redemption Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately after such event, such that upon exercise of all of the Rights the aggregate Redemption Prices with respect to all Subject Shares shall remain unchanged. Any adjustment made pursuant to this Section 12 shall become effective immediately after the record date for the determination of stockholders of the Company entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

Section 13. Notice of Certain Events.

In the event the Company proposes, at any time after the Closing and before the Anniversary Date, (i) to effect any consolidation or merger into or with any other Person (other than a direct or indirect wholly-owned Subsidiary of the Company) or (ii) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to the Rights Agent and to each Existing Stockholder, to the extent feasible and in accordance with Section 20, a notice of such proposed action, which shall specify the date on which such consolidation, merger, liquidation, dissolution or winding up is to take place; provided, however, that no action shall be taken pursuant to this Section 13 that will or would conflict with any provision of the Charter.

Section 14. Duties of Rights Agent.

The Rights Agent undertakes to perform only the duties and obligations expressly imposed by this Agreement, upon the following terms and conditions, by all of which the Company and the Existing Stockholders, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel selected by it (who may be legal counsel for the Rights Agent or the Company or an employee of the Rights Agent), and the opinion of such counsel shall be full authorization and protection to the Rights Agent as to any action taken, suffered or omitted to be taken by it in good faith and in accordance with such advice or opinion, and the Rights Agent shall incur no liability with respect to any actions taken, suffered or omitted to be taken in accordance with such advice or opinion and in the absence of gross negligence, bad faith or willful misconduct by the Rights Agent (each as determined by a final, non-appealable judgment, order, decree or ruling of a court of competent jurisdiction).

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(b) Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, President, Chief Financial Officer, General Counsel, Secretary or Treasurer of the Company, or any other authorized officer of the Company, and delivered to the Rights Agent, and such certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in good faith under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent shall be liable hereunder only for its own and its employees’, directors’, officers’ and agents’ negligence, bad faith or willful misconduct (each as determined by a final, non-appealable judgment, order, decree or ruling of a court of competent jurisdiction). Notwithstanding anything to the contrary herein, absent fraud, any liability of the Rights Agent under this Agreement will be limited to the amount of fees paid by the Company to the Rights Agent pursuant to Section 15 during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. In no case, however, will the Rights Agent be liable for special, indirect, punitive, incidental or consequential losses, even if the Rights Agent has been advised of the possibility of such losses or damages.

(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates or be required to verify the same (except as to its countersignature on such Rights Certificates), but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Rights Agent shall not be under any liability or responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be liable or responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be liable or responsible for any calculation required under Section 7 or responsible for the manner, method or amount of any such calculation or the ascertaining of the existence of facts required for any such calculation; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Rights Certificate or as to whether any shares of Common Stock will, when so issued, be validly authorized and issued, fully paid and non-assessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Rights Agent for the carrying out or performance by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, President, Chief Financial Officer, General Counsel, Secretary or Treasurer of the Company, or any other authorized officer of the Company, and to apply to such authorized officers for advice or instructions in connection with its duties, and such instructions shall be full authorization to the Rights Agent, and the Rights Agent shall be fully authorized and incur no liability for or in respect of any action taken, suffered or omitted by it in good faith in accordance with instructions of any such authorized officer. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted to be taken by the Rights Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received from any such authorized officer and shall not be liable for any action taken, suffered or omitted to be taken by the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any such authorized officer of the Company actually receives such application, unless any such authorized officer has consented in writing to an earlier date) unless, prior to taking any such action (or the effective date, in the case of an omission), the Rights Agent has received written instructions in response to such application specifying the action to be taken or omitted.

(h) The Rights Agent and any stockholder, director, Affiliate, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, director, Affiliate, officer or employee from acting in any other capacity for the Company or for any other Person.

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(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default or misconduct, absent negligence, bad faith or willful misconduct of such attorney or agent (each as determined by a final non-appealable judgment, order, decree or ruling of a court of competent jurisdiction).

(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there are reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k) The Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable law, regulation or court order.

(l) The Rights Agent shall not assume any obligations or relationship of agency or trust with any of the Existing Stockholders.

(m) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise, the Notice of Redemption has not been completed, the Rights Agent shall not take any further action with respect to such requested exercise without first consulting with the Company.

Section 15. Concerning the Rights Agent.

(a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Rights Agent, its reasonable and documented expenses and counsel fees and disbursements and other disbursements incurred in the preparation, negotiation, execution, delivery and amendment of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel and reasonable fees and expenses incurred in enforcing its rights hereunder) incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent (each as determined by a court of competent jurisdiction in a final, non-appealable decision) for any action taken, suffered or omitted to be taken by the Rights Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability and the enforcement of its rights hereunder. The Rights Agent shall not be deemed to have any knowledge of any event of which it was entitled to receive notice under this Agreement, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in accordance with this Agreement.

(b) The Rights Agent shall be authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in connection with its acceptance and administration of this Agreement in reliance upon any Rights Certificate or certificate representing Common Stock or other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be duly signed, executed and, where necessary, guaranteed, verified or acknowledged by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 14. The Rights Agent may rely on and shall be held harmless by the Company in acting upon written (including electronically transmitted) instructions from the Company with respect to any matter related to its acting as Rights Agent.

(c) Notwithstanding anything in this Agreement to the contrary, in no case shall the Company be liable with respect to any action, proceeding, suit or claim against the Rights Agent unless, to the extent the Company is not also a party to such action, proceeding, suit or claim, the Rights Agent has notified the Company in accordance with Section 20 of the assertion of such action, proceeding, suit or claim against the Rights Agent, promptly after the Rights Agent has actual notice of such assertion of an action, proceeding, suit or claim or has been served with the summons or other legal process giving information as to the nature and basis of the action, proceeding, suit or claim; provided that the failure to provide such notice promptly shall not affect the rights of the Rights Agent hereunder, except to the extent such failure actually prejudiced the Company. The Company shall be entitled to participate, at its own expense, in the defense of any such action, proceeding, suit or claim, and, if the Company so elects, the Company shall assume the defense of any such action, proceeding, suit or claim. In the event the Company assumes such defense, the Company shall not thereafter be liable for the fees and expenses of any counsel retained by the Rights Agent, so long as the Company retains counsel satisfactory to the Rights Agent, in the exercise of its reasonable judgment, to defend such action, proceeding, suit or claim, and so long as the Rights Agent does not have defenses that are adverse to any defenses of the Company. The Rights Agent agrees not to settle any litigation in connection with any action, proceeding, suit or claim with respect to which it may seek indemnification from the Company without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

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(d) The provisions of Section 14 and this Section 15 shall survive the termination of this Agreement, the resignation, replacement or removal of the Rights Agent and the exercise, termination and expiration of the Rights.

Section 16. Change of Rights Agent.

The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon sixty (60) days’ notice to the Company (or such earlier notice period as the Company may request in writing in its sole discretion) and, if such resignation or discharge occurs after the Rights Distribution Date, to the Existing Stockholders. In the event that any transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination. The Company may remove the Rights Agent or any successor Rights Agent upon no less than thirty (30) days’ notice to the Rights Agent or successor Rights Agent, as the case may be, to the transfer agent of the Common Stock in accordance with Section 20 and, if such removal occurs after the Rights Distribution Date, to the Existing Stockholders. If the Rights Agent resigns or is removed or otherwise becomes incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any Existing Stockholder (who shall, with such notice, submit such Existing Stockholder’s Rights Certificate for inspection by the Company), then any Existing Stockholder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a Person (i) organized and doing business under the laws of the United States or of any state of the United States, (ii) in good standing and authorized to do business as a banking institution in such state or authorized under such laws to exercise corporate trust, stock transfer or stockholder services powers, (iii) subject to supervision or examination by federal or state authority and (iv) which has at the time of its appointment as Rights Agent a combined capital and surplus or net assets, on a consolidated basis, of at least $50,000,000 or (b) an Affiliate of such Person. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent under this Agreement without further act or deed. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and, if such appointment occurs after the Rights Distribution Date, mail a notice thereof in writing to the Existing Stockholders. Immediately following receipt of such notice, the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and shall execute and deliver any further reasonable assurance, conveyance, act or deed necessary for that purpose. Failure to give any notice provided for in this Section 16 or any defect therein shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 17. Merger or Consolidation or Change of Name of Rights Agent.

(a) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such Person would be eligible for appointment as a successor Rights Agent under Section 16. If, at the time such successor Rights Agent succeeds to the agency created by this Agreement, any of the Rights Certificates has been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned, and if at such time any of the Rights Certificates has not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor or in the name of the successor Rights Agent, and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

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(b) If at any time the name of the Rights Agent is changed, and at such time any of the Rights Certificates has been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned, and if at that time any of the Rights Certificates has not been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name, and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

Section 18. Determination and Action by the Board.

The Board, or a duly authorized committee thereof, shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including the right and power to (a) interpret the provisions of this Agreement and (b) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination whether or not to amend this Agreement). Without limiting any of the rights and immunities of the Rights Agent, all such actions, calculations, interpretations and determinations (including for purposes of the following clause (ii), all omissions with respect to the foregoing) which are done or made by the Board in good faith shall (i) be final, conclusive and binding on the Company, the Rights Agent, the Existing Stockholders and all other Persons and (ii) not subject the Board to any liability to the Existing Stockholders. Notwithstanding anything herein to the contrary, in no event shall a determination of the Board that would reasonably be expected to adversely affect the rights of the Rights Agent under this Agreement be binding upon the Rights Agent without the written consent of the Rights Agent, in its sole discretion.

Section 19. Supplements and Amendments.

Except as otherwise provided in this Section 19, the Company may, by action of the Board and in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, from time to time supplement or amend this Agreement in any respect without the approval of any Existing Stockholders (a) to make any changes that the Company may deem necessary or desirable that do not materially adversely affect the interests of the Existing Stockholders, (b) to cure any ambiguity or (c) to correct or supplement any provision contained herein that may be inconsistent with any other provision herein, including any change in order to satisfy any applicable law, rule or regulation. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent and the Company. The Rights Agent shall duly execute and deliver any supplement or amendment hereto requested by the Company in writing; provided that the Company has delivered to the Rights Agent a certificate from the Chief Executive Officer, President, Chief Financial Officer, General Counsel, Secretary or Treasurer of the Company, or any other authorized officer of the Company, that states that the proposed supplement or amendment complies with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that adversely affects the Rights Agent’s own rights, duties, immunities or obligations under this Agreement.

Section 20. Notices.

Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by any Existing Stockholder to or on the Company shall be sufficiently given or made if in writing and sent by first-class or express United States mail, FedEx or United Parcel Service or any other nationally recognized courier service, postage prepaid, or by email, addressed (until another address is filed in writing with the Rights Agent) as follows:

Air Industries Group

1460 Fifth Avenue

Bay Shore, New York 11706

Attention: Scott Glassman

Telephone: 631-968-5000

Email: Scott.Glassman@airindustriesgroup.com

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Subject to Section 16, any notice or demand authorized by this Agreement to be given or made by the Company or by any Existing Stockholder to or on the Rights Agent shall be sufficiently given or made if in writing and sent by first-class or express United States mail, FedEx or United Parcel Service or any other nationally recognized courier service, postage prepaid, or by email, addressed (until another address is filed in writing with the Company) as follows:

Broadridge Corporate Issuer Solutions, LLC

P.O. Box 1342

Brentwood, New York 11717

Attention: Corporate Actions Department

With copies to:

Broadridge Corporate Issuer Solutions, LLC

51 Mercedes Way

Edgewood, New York 11717

and

Broadridge Financial Solutions, Inc.

2 Gateway Center

Newark, New Jersey 07102

Attention: General Counsel

E-mail: legalnotices@broadridge.com

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to any Existing Stockholder shall be sufficiently given or made if in writing and sent by first-class or express United States mail, FedEx or United Parcel Service or any other nationally recognized courier service, postage prepaid, addressed to such Existing Stockholder at the address of such Existing Stockholder as shown on the registry books of the Company.

Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the intended recipient receives such notice.

Section 21. Beneficiaries of this Agreement.

Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the Existing Stockholders any legal or equitable right, remedy or claim under this Agreement, but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the Existing Stockholders; provided, however, that the Existing Stockholders must enforce any such legal or equitable right, remedy or claim under this Agreement against the Company and not against the Rights Agent.

Section 22. Successors.

All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 23. Severability.

If any term, provision, covenant or restriction of this Agreement or the Rights Certificates is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement and the Rights Certificates shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Agreement or the Rights Certificates would adversely affect the purpose or effect of this Agreement, the right of redemption set forth in Section 8 shall be reinstated and shall not expire until the Close of Business on the tenth (10th) day following the date of such determination by the Board; provided further that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

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Section 24. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed entirely within the State of Nevada. The Company and the Rights Agent hereby irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada located in Clark County, Nevada, or, if such court lacks subject matter jurisdiction, the United States District Court for the District of Nevada, over any suit, action or proceeding arising out of or relating to this Agreement. The Company and the Rights Agent acknowledge that the forum designated by this Section 24 has a reasonable relation to this Agreement and to such Persons’ relationship with one another. The Company and the Rights Agent hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in any court referred to in this Section 24. The Company and the Rights Agent undertake not to commence any action subject to this Agreement in any forum other than the forum described in this Section 24. The Company and the Rights Agent agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such Persons.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 24(b). EVERY HOLDER OF A RIGHT, BY ACCEPTING SUCH RIGHT, IS DEEMED TO HAVE AGREED TO THE WAIVERS IN THIS SECTION 24(b).

Section 25. Counterparts.

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of the Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

Section 26. Descriptive Headings; Interpretation.

Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive (i.e., it means “and/or”). Each reference in this Agreement to a period of time following or after a specified date or event shall be calculated without including such specified date or the day on which such specified event occurs.

Section 27. Force Majeure.

Notwithstanding anything to the contrary contained herein, the Rights Agent will not have any liability for not performing, or for a delay in the performance of, any act, duty, obligation or responsibility by reason of any occurrence beyond the reasonable control of the Rights Agent (including acts of God, terrorist acts, supply shortages, breakdowns, interruptions or malfunctions of computer facilities, loss of data due to power failures, mechanical difficulties with information storage or retrieval systems, labor difficulties, war and civil unrest).

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Section 28. Termination.

This Agreement shall automatically terminate and be of no further force or effect and shall be deemed satisfied and discharged, and the parties hereto shall have no liability hereunder (other than with respect to the rights, powers and immunities of the Rights Agent, and the Company’s obligations in connection therewith) on the date that is five Business Days after the Expiration Time; provided that all disputes with respect to amounts payable to the Existing Stockholders brought pursuant to the terms and conditions of this Agreement have been resolved, and the Company has paid or caused to be paid or deposited with the Rights Agent all amounts payable to the Existing Stockholders under this Agreement. Notwithstanding the satisfaction and discharge of this Agreement, the provisions of Section 14 and Section 15 shall survive.

Section 29. Securities Act Exemption.

The Rights are being distributed to the Existing Stockholders as a dividend in a transaction that the Company believes is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(9) thereof or another available exemption. The Company shall not take any action, and shall not permit any of its Subsidiaries or Affiliates to take any action, that would cause the distribution of the Rights or the issuance of shares of Common Stock upon exercise thereof to require registration under the Securities Act. The Rights Agent shall have no obligation to verify or confirm whether the distribution of the Rights complies with the Securities Act or any applicable state securities laws.

* * * * * * *

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AIR INDUSTRIES GROUP		BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC

By:		By:
	Name:		Name:
	Title:		Title:

Exhibit A

SUMMARY OF RIGHTS TO REDEEM COMMON STOCK

Set forth below is a summary of the material terms and conditions of the rights granted to certain shareholders of Air Industries Group, a Nevada corporation (the “Company”), to cause the Company to redeem certain shares of the common stock of the Company (the “Common Stock”) in accordance with the Redemption Rights Agreement, dated as of [*], 2026 (as amended from time to time in accordance with its terms, the “Rights Agreement”), by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (and any successor rights agent, the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings set forth in the Rights Agreement.

Redemption Rights. The Company has granted each beneficial owner (an “Existing Stockholder”) of shares of Common Stock as of the Close of Business on the Trading Day immediately prior to the date of the Closing of the Merger (the “Record Date”) a right to require the Company to purchase such shares of Common Stock for cash (a “Right”). The Company has granted these Rights by means of a dividend declared by the Company’s Board immediately prior to the Closing, with each Existing Stockholder receiving one Right for each share of Common Stock owned as of the Close of Business on the Record Date. Such Rights shall be represented by Rights Certificates substantially in the form attached as Exhibit B to the Rights Agreement.

Redemption Period. Subject to the conditions set forth below, Existing Stockholders may exercise their Rights during the 10 Trading Days following the first anniversary of the Closing. Any Rights not exercised prior to the expiration of the Redemption Period shall automatically terminate and be of no further force or effect.

Redemption Price. The Redemption Price will be $[*]3 per share.

Conditions to Exercise. The ability for Existing Stockholders to exercise their Rights shall be subject to the following conditions:

•	Such Existing Stockholder must have been a beneficial owner of shares of Common Stock as of the Close of Business on the Record Date;

•	Such Existing Stockholder must have remained continuously a beneficial owner of such shares of Common Stock to be redeemed from the Record Date until the expiration of the Redemption Period (i.e., such Existing Stockholder cannot have sold and repurchased such shares); and

•	During the 20 Trading Days prior to the first anniversary of the Closing, the volume weighted average price per share of the Common Stock must have been lower than the Redemption Price, rounded to the nearest cent.

Exercise Procedure. To exercise a Right pertaining to a Subject Share, an Existing Stockholder must deliver to the Rights Agent and the Company a written notice in the form attached as Exhibit C to the Rights Agreement, together with the relevant Rights Certificates, the certificates (if any) representing such Subject Shares, duly endorsed for transfer to the Company, and any other certifications or supporting information requested by the Company to be furnished by such person to support that it is in fact an Existing Stockholder of such shares of Common Stock to be redeemed from the Record Date until the expiration of the Redemption Period (i.e., such Existing Stockholder cannot have sold and repurchased such shares) in accordance with the provisions of the Rights Agreement.

Payment. The Company shall deposit with the Rights Agent by wire transfer of immediately available funds an amount sufficient to pay the Redemption Price for all of the Subject Shares to be redeemed. The Rights Agent shall thereupon cause an amount in cash representing the aggregate Redemption Price for the Subject Shares redeemed by each Existing Stockholder to be delivered to or upon the order of such Existing Stockholder not later than five Business Days after the Expiration Time. The payment of the Redemption Price for the Subject Shares redeemed shall be made via wire transfer of immediately available funds, ACH payment or check payable to the order of the Existing Stockholder who is the beneficial owner of the Subject Shares redeemed.

Non-Transferability. The Rights and the Rights Certificates may not be sold, assigned or transferred, in whole or in part, in any manner.

Additional Information. A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K. A copy of the Rights Agreement is also available free of charge from the Company. This description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Rights Certificates, which are incorporated herein by reference.

[3]	To be equal to 107.3% of the Debt Adjusted AIR Share Price (as defined in the Merger Agreement).

Exhibit B

[Form of Rights Certificate]

RIGHTS CERTIFICATE

AIR INDUSTRIES GROUP

Certificate No. R-___

Number of Rights: _________

NOT EXERCISABLE AFTER [*], 2027, OR ANY EARLIER “EXPIRATION TIME” (AS DEFINED IN THE RIGHTS AGREEMENT). THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE OWNED BY A PERSON WHO WAS AN “EXISTING STOCKHOLDER” ON THE “RECORD DATE” (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY SHALL BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 3(e) OF SUCH AGREEMENT.

This certifies that __________ is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Redemption Rights Agreement, dated as of [*], 2026 (as amended from time to time in accordance with its terms, the “Rights Agreement”), by and between Air Industries Group, a Nevada corporation (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, as rights agent (and any successor rights agent, the “Rights Agent”), to require the Company to redeem such owner’s shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at any time prior to 5:00 P.M. (New York City time) on [*], 2027, at the office or offices of the Rights Agent designated for such purpose, at a redemption price of $[*]4 per share (the “Redemption Price”), upon presentation and surrender of this Rights Certificate, together with the Notice of Redemption properly completed and duly executed and the certificate(s), if any, representing the Subject Shares to be redeemed, duly endorsed for transfer to the Company. The number of Rights evidenced by this Rights Certificate (and the number of Subject Shares which may be redeemed upon exercise thereof) set forth above, and the Redemption Price per share set forth above, are the number and Redemption Price set forth in the Rights Agreement. Capitalized terms used but not defined herein shall have the meanings specified in the Rights Agreement.

The Rights may not be exercised and will be null and void if the holder of this Rights Certificate was not a beneficial owner of shares of Common Stock as of the Close of Business on the Record Date. The Rights may not be exercised and will be null and void if the holder of this Rights Certificate did not remain continuously a beneficial owner of such shares of Common Stock to be redeemed from the Record Date until the expiration of the Redemption Period (i.e., such holder cannot have sold and repurchased such shares). The Rights may not be exercised and will be null and void if the VWAP of the Common Stock for the 20 full Trading Days ending on (and including) the Trading Day immediately preceding the Anniversary Date, rounded to the nearest cent, is equal to or greater than the Redemption Price.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the Existing Stockholders. Copies of the Rights Agreement are on file at the office of the Company and are also available upon written request to the Company.

If this Rights Certificate shall be exercised in part, the holder of this Rights Certificate shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

This Rights Certificate shall not be valid or obligatory for any purpose until it has been countersigned manually or by facsimile signature by the Rights Agent.

[4]	To be equal to 107.3% of the Debt Adjusted AIR Share Price (as defined in the Merger Agreement).

WITNESS the facsimile signature of the proper officer of the Company.

Dated as of ___________________, 2026

AIR INDUSTRIES GROUP

By:
Name:
Title:

COUNTERSIGNATURE:

Dated as of ___________________, 2026

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC

By:
Name:
Title:

Exhibit C

[Form of Notice of Redemption]

NOTICE OF REDEMPTION

The undersigned hereby irrevocably (i) exercises his, her or its Rights as to the number of shares of Common Stock (the “Subject Shares”) of Air Industries Group (the “Company”) set forth on the signature page hereto in accordance with the terms of that certain Redemption Rights Agreement, dated [*], 2026 (the “Agreement”), between the Company and Broadridge Corporate Issuer Solutions, LLC, (ii) transfers and surrenders such Subject Shares and all right, title and interest of the undersigned therein to the Company and (iii) directs that the Redemption Price payable upon exercise of the Rights with respect to such Subject Shares be delivered to the address specified below. Attached hereto are the Rights Certificate(s) with respect to such Subject Shares and the certificate(s), if any, representing such Subject Shares, duly endorsed for transfer to the Company.

The undersigned hereby represents, warrants, certifies and agrees that (i) the undersigned has good and marketable title to such Subject Shares, free and clear of all liens; (ii) the undersigned has the full right, power and authority to transfer and surrender such Subject Shares as provided herein and such transfer and surrender has been authorized by all necessary action; (iii) the undersigned has obtained the consent or approval of all persons or entities, if any, having the right to consent to or approve such transfer and surrender; and (iv) the Subject Shares delivered for redemption by the undersigned were owned by the undersigned on the Record Date, have not been transferred, assigned, sold or repurchased to any person or entity at any time since the Record Date and continue to be owned by the undersigned on the date hereof.

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Dated: ____________________

Number of Subject Shares to be redeemed: ____________________

By:
Name:
Title:

(Street Address)

(City, State, Zip Code)

Signature Guaranteed: ____________________________________________

NOTICE: The signature to the foregoing Notice of Redemption must correspond to the name as written upon the face of the relevant Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

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EXHIBIT G

Form of Registration Rights Agreement

[See attached]

EXHIBIT G

REGISTRATION RIGHTS AGREEMENT

by and among

AIR INDUSTRIES GROUP,

CERTAIN INVESTORS

and

THE NTC GROUP, INC.,

as Investors’ Representative

Dated as of [●], 2026

i

REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2026 (this “Agreement”), among:

A.	Air Industries Group, a Nevada corporation (the “Company”);

B.	NTC Equity Holdings, LLC, a Delaware limited liability company (together with its Permitted Transferees that become party hereto, the “NTC Investor”);

C.	The other Persons set forth on Schedule 1 hereto (subject to their delivery of an executed signature page hereto) (each, an “Other Investor”); and

D.	The NTC Group, Inc., a Delaware corporation, in its capacity as agent, proxy and attorney-in-fact for the Investors (“Investors’ Representative”) and any successor appointed in accordance with Section 3.16(b).

and any Permitted Transferees (as defined below) that execute joinders to this Agreement pursuant to Section 3.10 after the date of this Agreement.

WHEREAS, upon the closing (the “Closing”) of the transactions contemplated under that certain Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 2, 2026, among the Company, Tenax Aerospace Acquisition, LLC, a Delaware limited liability company, and Transitory Air Sub LLC, a Delaware limited liability company, the Investors (as defined below) will become holders of shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) or Warrants (as defined herein) exercisable for Common Stock, as the case may be; and

WHEREAS, the parties hereto desire to enter into this Agreement to establish certain rights, duties and obligations of the parties hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby acknowledge, covenant and agree with each other as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. (a) As used in this Agreement, the following terms will have the following meanings:

“Action” means any litigation, suit, claim, action, proceeding or investigation.

An “Affiliate” of any Person means another Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of any Investor for any reason under this Agreement. As used in this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise.

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“beneficial owner” or “beneficially own” or “beneficial ownership” and words of similar import have the meaning assigned to such terms in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement, and a Person’s beneficial ownership of Equity Securities shall be calculated in accordance with the provisions of such Rule.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Bylaws” means the Bylaws of the Company, as in effect from time to time.

“Charter” means the Articles of Incorporation of the Company, as in effect from time to time.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

“Encumbrance” means any security interest, pledge, mortgage, lien or other material encumbrance, except for any restrictions arising under any applicable securities Laws.

“Equity Security” of any Person means, without duplication, (i) any common shares or other Voting Securities of such Person, (ii) any options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire common shares or other Voting Securities of such Person or (iii) any other rights that give the holder thereof any economic interest of a nature accruing to the holders of common shares or other Voting Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” means any transnational, national, federal, state, provincial, local or other government, domestic or foreign, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system on which securities issued by the Company or any of its Subsidiaries are listed or quoted.

“Investor” means each of the NTC Investor, the Other Investors and any Permitted Transferee of any Investor that executes a joinder to this Agreement pursuant to Section 3.10 after the date of this Agreement, and all of them, collectively, the “Investors”.

“Issuer FWP” has the meaning assigned to “issuer free writing prospectus” in Rule 433 under the Securities Act.

“Key Holders” means (a) the NTC Investor, for so long as it holds Registrable Securities, and (b) Thomas Foley, Taran Bakker and their controlled Affiliates (and any of their respective Permitted Transferees) so long as, in the case of this clause (b), such Person has executed a joinder to this Agreement pursuant to Section 3.10 in such Person’s capacity as a Permitted Transferee.

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“Law” and “law” means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, authorization or determination enacted, entered, promulgated, enforced or issued by any Governmental Entity.

“NYSE American” means the NYSE American stock exchange.

“Offering Expenses” means all reasonable fees and expenses incident to the Company’s performance of or compliance with the obligations of Article II, including all fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for any Underwriters in connection with qualification of Registrable Securities under applicable blue sky laws), printing expenses, messenger and delivery expenses of the Company, any registration or filing fees payable under any Federal or state securities or blue sky laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of the Financial Industry Regulatory Authority, fees and disbursements of counsel for the Company, its independent registered certified public accounting firm and any other public accountants who are required to deliver comfort letters (including the expenses required by or incident to such performance), transfer taxes, fees of transfer agents and registrars, costs of insurance, and the fees and expenses of other Persons retained by the Company in connection with complying with the obligations of Article II; provided that in no event shall Offering Expenses include (i) the Company’s internal expenses (including all salaries and expenses of its officers and employees) or (ii) fees and expenses that would have otherwise been incurred absent any Demand Offering (including any and all fees and expenses to prepare and file any underlying Registration Statement pursuant to Section 2.01 or any amendment thereto necessary to maintain the effectiveness of such Registration Statement), which, for the avoidance of doubt, in each case shall be borne by the Company.

“Permitted Transferee” means (i) with respect to any Investor that is not a natural person, an Affiliate of such Investor or the (direct or indirect) partners, limited liability company members, stockholders or other equity holders of such Investor, and (ii) with respect to any Investor who is a natural person: (A) in the event of such Investor’s death, such Investor’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries, (B) a trust, the beneficiaries of which include only such Investor and the spouse, parents, siblings and descendants (whether natural or adopted) (“Family Members”) of such Investor and (C) any partnerships or limited liability companies where the only partners or members are such Investor, such Investor’s Family Members or any trust described in clause (B) above. For the avoidance of doubt, Permitted Transferees will include the direct and indirect equity owners of the NTC Investor or any controlled Affiliate of any of them.

“Person” means any individual, firm, corporation, partnership, limited partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization, syndicate or other entity, foreign or domestic.

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“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

“Registrable Securities” means, with respect to any Investor (including its Permitted Transferees), (i) shares of Common Stock issued to such Investor pursuant to the Merger Agreement, (ii) Common Stock issuable upon the exercise of the Warrants and (iii) any Equity Securities that may be received by such Investor (or its Permitted Transferees) with respect to or on account of the shares or units covered in clauses (i) and (ii). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (w) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement; (x) such securities shall have been Transferred to the public pursuant to Rule 144; (y) the aggregate number of such securities held by the applicable Investor and its Affiliates is less than the number that would subject the distribution thereof to any volume limitation or other restrictions on transfer under Rule 144 and such Investor is able to immediately distribute such securities publicly without any restrictions on transfer (including without application of paragraphs (c), (d), (e), (f) and (h) of Rule 144); or (z) such securities shall have ceased to be outstanding.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

“Representative” means, with respect to a specified Person, any officer, agent, advisor (including legal counsel, accountants and financial advisors) or employee of such Person or any partner, member or shareholder of such Person or any director, officer, employee, partner, affiliate, member, manager, shareholder, assignee or representative of any of the foregoing.

“Rule 144” means Rule 144 under the Securities Act or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such Rule.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means another Person (i) in which such first Person’s beneficial ownership of Voting Securities, other voting ownership or voting partnership interests is in an amount sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which are beneficially owned directly or indirectly by such first Person) or (ii) which is required to be consolidated with such Person under U.S. generally accepted accounting principles.

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“Third Party” means any Person other than the Company, the Investors or any of their respective Affiliates.

“Transfer” means, with respect to any security, any sale, assignment, transfer, distribution or other disposition thereof, or other conveyance, creation, incurrence or assumption of a legal or beneficial interest therein, or a participation or Encumbrance therein, or creation of any short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instrument, whether voluntarily or by operation of Law, whether in a single transaction or a series of related transactions; provided that in no event shall a Transfer be deemed to include any transfer to a brokerage account where the Investor is the beneficial owner of the brokerage account and of the securities contained therein. The terms “Transferred”, “Transferring” and “Transferee” have meanings correlative to the foregoing.

“Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Public Offering in which an Underwriter, placement agent or other intermediary participates in the distribution of such securities.

“Voting Securities” of any Person means securities having the right to vote generally in any election of directors or comparable governing Persons of such Person. The percentage of Voting Securities of any Person owned by any holder or holders shall equal the percentage represented by the quotient of (i) the aggregate voting power of all Voting Securities of such Person beneficially owned by such holder or holders and (ii) the aggregate voting power of all outstanding Voting Securities of such Person.

“Warrants” means, collectively, (i) Warrant to Purchase Class A-2 Units No. W-1, dated as of January 7, 2026, held by AEAMF Aero Funding LLC; (ii) Warrant to Purchase Class A-2 Units No. W-2, dated as of January 7, 2026, held by ACSF Aero Funding LLC; (iii) Warrant to Purchase Class A-2 Units No. W-3, dated as of January 7, 2026, held by MMPDFII Aero Blocker, LLC; and (iv) Warrant to Purchase Class A-2 Units No. W-4, dated as of January 7, 2026, held by MetLife Middle Market Private Debt Fund II, LP, in each case as converted, exchanged or otherwise modified in connection with the transactions contemplated by the Merger Agreement such that, following the Closing, each such Warrant represents the right to acquire shares of Common Stock in accordance with its terms.

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SECTION 1.02. As used in this Agreement, the terms set forth below will have the meanings assigned in the corresponding Section listed below:

Term	Section
Agreement	Preamble
Closing	Recitals
Common Stock	Recitals
Company	Preamble
Company Subsidiaries	Annex A
Confidential Information	Section 3.13(a)
Consent	Annex A
Contract	Annex A
Deferral Period	Section 2.06(a)
Demand Notice	Section 2.01(a)
Demand Offering	Section 2.01(a)
Demand Registration Statement	Section 2.01(a)
Demanding Key Holder	Section 2.01(a)
indemnified party	Section 2.08(c)
Indemnified Persons	Section 2.08(a)
indemnifying party	Section 2.08(c)
Inspectors	Section 2.04(a)(x)
Investors’ Representative	Preamble
Joinder Agreement	Exhibit A
Joining Party	Exhibit A
Liens	Annex A
Lock-up	Section 2.09
Losses	Section 2.08(a)
Merger Agreement	Recitals
NTC Investor	Preamble
Other Investor	Preamble
Piggyback Notice	Section 2.02
Piggyback Offering	Section 2.02
Records	Section 2.04(a)(x)
Registration Rights Agreement	Exhibit A
Required Financial Statements	Section 2.06(b)

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ARTICLE II

Registration Rights

SECTION 2.01. Registration and Underwritten Offerings.

(a) From and after the date of this Agreement, upon the written request (a “Demand Notice”) of any Key Holder (a “Demanding Key Holder”) requesting that the Company effect a Public Offering of Registrable Securities directly or indirectly held by the Demanding Key Holder (a “Demand Offering”), the Company shall (i) as promptly as reasonably practicable file a Registration Statement (a “Demand Registration Statement”), as specified in the Demand Notice for such Demand Offering, relating to such Demand Offering and (ii) use its commercially reasonable efforts to (A) cause such Demand Registration Statement to be declared effective under the Securities Act within 60 days and remain effective for not less than 180 days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to a Demand Offering that is an Underwritten Offering, such longer period as in the opinion of counsel for the Underwriter or Underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an Underwriter or dealer and (B) effect, as promptly as reasonably practicable following the effectiveness of such Demand Registration Statement, such Demand Offering of such Registrable Securities in accordance with such Demand Notice; provided, however, (x)  with respect to any Registrable Securities, the Company shall be obligated to effect no more than one Demand Offering that is an Underwritten Offering in any 90-day period (for the avoidance of doubt, the Demanding Key Holder shall be entitled to an unlimited number of Demand Offerings that are not Underwritten Offerings) and (y) the Registrable Securities for which a Demand Offering has been requested will have a value (based on the average closing price per share of Common Stock for the ten trading days preceding the delivery of such Demand Notice) of not less than $40,000,000 unless a lesser amount is then held by the Demanding Key Holder. Each such Demand Notice will specify the number of Registrable Securities owned by the Demanding Key Holder and the number of Registrable Securities proposed to be offered for sale and will also specify the intended method of distribution thereof. The Company will not include in any Demand Offering pursuant to this Section 2.01(a) any securities that are not Registrable Securities without the prior written consent of the Demanding Key Holder.

(b) In the event of a Demand Offering that is an Underwritten Offering, the Underwriters (including the lead Underwriter) for such Demand Offering will be a nationally recognized investment bank selected by the Investors holding a majority of Registrable Securities to be included in such Demand Offering; provided that such managing underwriter or underwriters shall be reasonably acceptable to the Company, such acceptance not to be unreasonably withheld, conditioned or delayed.

(c) Notwithstanding anything to the contrary in this Agreement, a Demanding Key Holder may not request a Demand Offering during a period commencing upon the date of the public announcement of (or such earlier date that is not more than 30 days prior to such public announcement if the Company has given notice to the Investors’ Representative that it so intends to publicly announce) an Underwritten Offering of Common Stock by the Company (for its own account or for any other security holder in each case provided the Investors are entitled to participate in such offering pursuant to Section 2.02) and ending on the earliest of (i) 90 days after the consummation of such Underwritten Offering, (ii) 30 days after the Company has given notice to the Investors’ Representative that it intends to publicly announce an Underwritten Offering if no such Underwritten Offering has been publicly announced within such 30-day period, (iii) upon withdrawal of such Underwritten Offering if it has been publicly announced but not commenced or (iv) upon written notice to the Investors’ Representative that the Company no longer intends to conduct an Underwritten Offering.

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(d) The Demanding Key Holder shall be permitted to rescind a Demand Notice or request the removal of any Registrable Securities held by them from any Demand Offering at any time (in the event the Demanding Key Holder determines in good faith to withdraw (prior to the effective date of the Demand Registration Statement relating to such request) a Demand Notice due to marketing conditions or regulatory reasons prior to the execution of an underwriting agreement or purchase agreement relating to such request, it would not constitute a Demand Offering). Upon receipt of a notice to such effect from a Demanding Key Holder (or if there is more than one Demanding Key Holder, from all such Demanding Key Holders) with respect to all of the Registrable Securities included by such Demanding Key Holder(s) in such Demand Offering, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement. Further, any Demand Offering in which the Demanding Key Holder is subject to cutback in accordance with Section 2.03 in excess of 25% of the Registrable Securities it requested to register shall not be considered as exercised for purposes of Section 2.01(a).

SECTION 2.02. Piggyback Offering. If the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its Equity Securities for its own account or for the account of any other Persons (including an offering under Section 2.01(a), but excluding (a) any registration or offering pursuant to a Registration Statement on Form S-4 or Form S-8 or any successor form to such Forms and (b) a registration of securities solely relating to an offering and sale to employees or directors of the Company or its Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than 10 Business Days prior to the proposed date of filing of such Registration Statement or, in the case of any such Public Offering, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to the Investors, and such Piggyback Notice shall offer the Investors the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Investor may request in writing (a “Piggyback Offering”). Subject to Section 2.03, the Company shall include in such Registration Statement or in such Public Offering, as applicable, all such Registrable Securities that are requested to be included therein within three Business Days after the receipt by the Investors of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such registration, or the pricing or trade date of such Public Offering, the Company shall determine for any reason not to register or sell or to delay registration or the sale of such securities, the Company shall give written notice of such determination to the Investors and, thereupon, (i) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such registration or Public Offering (but not from its obligation to pay the Offering Expenses in connection therewith) and (ii) in the case of a determination to delay registration or sale, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. If the offering pursuant to such Registration Statement or Public Offering is to be an Underwritten Offering, then each Investor making a request for a Piggyback Offering pursuant to this Section 2.02 shall, and the Company shall, make such arrangements with the managing Underwriter or Underwriters so that each such Investor may participate in such Underwritten Offering. If the offering pursuant to such Registration Statement or Public Offering is to be on any other basis, then each Investor making a request for a Piggyback Offering pursuant to this Section 2.02 shall, and the Company shall, make such arrangements so that each such Investor may participate in such offering on such basis. Any Investor shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Offering by giving written notice to the Company of its request to withdraw; provided that such request must be made in writing prior to the effectiveness of such Registration Statement or, in the case of a Public Offering, at least three Business Days prior to the earlier of the anticipated filing of the “red herring” prospectus, if applicable, and the anticipated pricing or trade date.

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SECTION 2.03. Reduction of Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, if the lead Underwriter of an Underwritten Offering described in Section 2.01 or Section 2.02 advises the Company in writing that in its reasonable opinion, the number of Equity Securities of the Company (including any Registrable Securities) that the Company, the Investors and any other Persons intend to include in any Underwritten Offering is such that the success of any such Underwritten Offering would be materially and adversely affected, including the price at which the securities can be sold or the number of Equity Securities of the Company that any participant may sell, then the number of Equity Securities of the Company to be included in the Underwritten Offering for the account of the Company, the Investors and any other Persons will be reduced pro rata by proposed participation (unless otherwise provided below) in the Underwritten Offering to the extent necessary to reduce the total number of securities to be included in any such Underwritten Offering to the number recommended by such lead Underwriter; provided, however, that (a) priority for inclusion of Equity Securities of the Company in a Demand Offering pursuant to Section 2.01 will be (i) first to be included, the Registrable Securities requested to be included in the Demand Offering for the account of the Demanding Key Holder and Registrable Securities of the Company requested to be included for the account of Investors pursuant to Section 2.02 (pro rata for the Demanding Key Holder and such other Investors based on then ownership of Voting Securities of the Company) and (ii) second to be included, securities of the Company (pro rata based on then ownership of Voting Securities of the Company) requested to be included for the account of other holders having contractual piggyback registrations rights (other than the Investors), so that the total number of securities to be included in any such Demand Offering for the account of all such Persons (including the Investors) will not exceed the number recommended by such lead Underwriter; (b) priority in the case of an Underwritten Offering initiated by the Company for its own account which gives rise to a Piggyback Offering pursuant to Section 2.02 will be (i) first to be included, securities initially proposed to be offered by the Company for its own account, (ii) second to be included, the Registrable Securities requested to be included in the Piggyback Offering for the account of the Investors (pro rata based on then ownership of Voting Securities of the Company) and (iii) third to be included, securities of the Company requested to be included in the Piggyback Offering for the account of other holders having contractual piggyback registrations rights (other than the Investors), so that the total number of securities to be included in any such offering for the account of all such Persons (including the Investors) will not exceed the number recommended by such lead Underwriter; and (c) priority with respect to inclusion of securities in an Underwritten Offering initiated by the Company for the account of holders other than the Investors pursuant to contractual rights afforded such holders will be (i) first to be included, securities (including Registrable Securities) of the Company (pro rata by proposed participation) requested to be included in the Underwritten Offering for the account of such initiating holders, (ii) second to be included, securities of the Company requested to be included in such Underwritten Offering for the account of other holders having contractual piggyback registrations rights (in the case of the Key Holders and the other Investors, including the Investors pursuant to Section 2.02) (pro rata based on then ownership of Voting Securities of the Company) and (iii) third to be included, securities requested to be included in such Underwritten Offering by the Company for its own account, so that the total number of securities to be included in any such offering for the account of all such Persons (including the Investors) will not exceed the number recommended by such lead Underwriter.

SECTION 2.04. Registration Procedures.

(a) Subject to the provisions of Section 2.01 and Section 2.02 hereof, in connection with the registration of the sale of Registrable Securities hereunder, the Company will as promptly as reasonably practicable:

(i) furnish to the Investors’ Representative and the Demanding Key Holder (in the case of Demand Offerings) without charge, if requested, prior to the filing of a Registration Statement or any related prospectus or any amendment or supplement thereto, (A) copies of all such documents proposed to be filed (in each case including all exhibits thereto and documents incorporated by reference therein, except to the extent such exhibits or documents are incorporated by reference and currently available electronically on EDGAR or any successor system of the SEC), which documents (other than those incorporated by reference) will be subject to the review and good faith objection and comment of the Investors’ Representative, Demanding Key Holder (in the case of Demand Offerings) and their counsel prior to filing, (B) copies of any and all transmittal letters or other correspondence with the SEC relating to such documents (except to the extent such letters or correspondence is currently available electronically via EDGAR or any successor system of the SEC) and (C) such other documents as the Investors’ Representative or Demanding Key Holder (in the case of Demand Offerings) may reasonably request, in each case in such quantities as the Investors’ Representative or Demanding Key Holder may reasonably request;

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(ii) use its commercially reasonable efforts to (A) prepare and file with the SEC such amendments, including post-effective amendments, and supplements to each Registration Statement and the prospectus used in connection with the offer and sale of the Registrable Securities as may be necessary under applicable law with respect to the disposition of all Registrable Securities covered by such Registration Statement to keep such Registration Statement continuously effective as to the applicable Registrable Securities for the period such Registration Statement is required to remain effective pursuant to Section 2.01(a) in accordance with the Investors’ intended method of distribution set forth in such Registration Statement for such period, (B) cause the related prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 under the Securities Act and (C) respond as promptly as reasonably practicable to any comments received from the SEC with respect to each Registration Statement or any amendment thereto;

(iii) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Investors’ Representative or the Demanding Key Holder (in the case of Demand Offerings) reasonably requests or as may be necessary by virtue of the business and operations of the Company and its Subsidiaries and do any and all other acts and things as may be reasonably necessary or advisable to enable the Investors to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that neither the Company nor any of its Subsidiaries will be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.04(a)(iii), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

(iv) notify the Investors’ Representative and the Demanding Key Holder (in the case of Demand Offerings), at any time when a prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in a Registration Statement or the Registration Statement or amendment or supplement relating to such Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company will promptly prepare and file with the SEC a supplement or amendment to such prospectus and Registration Statement (and comply fully with the applicable provisions of Rules 424, 430A and 430B under the Securities Act in a timely manner) so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) advise the Underwriters, if any, and the Investors’ Representative and the Demanding Key Holder (in the case of Demand Offerings) promptly and, if requested by such Persons, confirm such advice in writing, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation or threatening in writing of any proceeding for any of the preceding purposes;

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(vi) use its commercially reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of (A) any order suspending the effectiveness of a Registration Statement or (B) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as promptly as reasonably practicable;

(vii) in connection with a Demand Offering, enter into customary agreements and use commercially reasonable efforts to take such other actions as are reasonably requested by the Demanding Key Holder in order to expedite or facilitate the disposition of such Registrable Securities in such Demand Offering, including, subject to Section 2.01(a), preparing for and participating in road shows and all such other customary selling and marketing efforts as the Demanding Key Holder (in the case of Demand Offerings) or Underwriters, if any, reasonably request in order to expedite or facilitate such disposition;

(viii) if requested by the Investors’ Representative, the Demanding Key Holder (in the case of Demand Offerings) or the Underwriters, if any, promptly include in any Registration Statement or prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as the Investors’ Representative and the Demanding Key Holder or Underwriters, if any, may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities, information with respect to the number of Registrable Securities being sold to such Underwriters, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after the Company is notified of the matters to be included in such prospectus supplement or post-effective amendment;

(ix) make available for inspection by the Investors’ Representative, the Demanding Key Holder (in the case of Demand Offerings) and its counsel, any Underwriter participating in any disposition of such Registrable Securities, any attorney for any of the Investors or such Underwriter and any accountant or other agent retained by the Investors or such Underwriter (collectively, the “Inspectors”) all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries (collectively, the “Records”) as will be reasonably necessary to enable them to conduct customary due diligence with respect to the Company and its Subsidiaries and the related Registration Statement and prospectus, and cause the Representatives of the Company and its Subsidiaries to be made available to the Inspectors for such diligence and supply all information reasonably requested by any such Inspector; provided, however, that (A) Records and information obtained hereunder will be used by such Inspector only to conduct such due diligence and (B) Records or information that the Company determines, in good faith, to be confidential will not be disclosed by such Inspector unless (I) the disclosure of such Records or information is necessary to avoid or correct a material misstatement or omission in a Registration Statement or related prospectus, (II) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction, (III) necessary for defense in a legal action or (IV) such Inspector enters into a confidentiality agreement (x) in form and substance reasonably satisfactory to the Company and (y) of which the Company is a third-party beneficiary;

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(x) (A) cause the Representatives of the Company and its Subsidiaries to supply all information reasonably requested by the Investors’ Representative, the Demanding Key Holder (in the case of Demand Offerings) or any Underwriter, attorney, accountant or agent in connection with the Registration Statement and (B) provide the Investors’ Representative, the Demanding Key Holder (in the case of Demand Offerings) and their counsel with the opportunity to participate in the preparation of such Registration Statement and the related prospectus;

(xi) in connection with a Demand Offering, use its commercially reasonable efforts to obtain and deliver to each Underwriter, if any, the Demanding Key Holder and the Investors’ Representative a comfort letter from the independent registered public accounting firm for the Company (and additional comfort letters from the independent registered public accounting firm for any company acquired by the Company whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters or as such Underwriter, if any, the Demanding Key Holder and the Investors’ Representative may reasonably request, including (A) that the financial statements included or incorporated by reference in the Registration Statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (B) as to certain other financial information for the period ending no more than five Business Days prior to the date of such letter;

(xii) in connection with a Demand Offering, use its commercially reasonable efforts to obtain and deliver to each Underwriter, if any, the Demanding Key Holder and the Investors’ Representative a 10b-5 statement and legal opinion from the Company’s counsel in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions as such Underwriter, if any, the Demanding Key Holder and the Investors’ Representative may reasonably request;

(xiii) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, within the required time period, an earnings statement (which need not be audited) covering a period of 12 months beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;

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(xiv) use its commercially reasonable efforts to cause such Registrable Securities to be listed or quoted on the NYSE American or, if Common Stock are not then listed on the NYSE American, then on any other securities exchange or national quotation system on which similar securities issued by the Company are listed or quoted (or if similar securities are not so listed, use its commercially reasonable efforts to cause all such Registrable Securities to be listed on the NYSE American or on any other national securities exchange or national quotation system as determined by the Company in its sole discretion); and

(xv) use its commercially reasonable efforts to take or cause to be taken all other actions and do and cause to be done all other things necessary or reasonably advisable to effect the registration of such Registrable Securities contemplated hereby.

(b) In connection with a Demand Offering that is an Underwritten Offering, (i) the Company and the participating Investors agree to enter into a written agreement with each Underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such Underwriter and companies of the Company’s size and investment stature and, to the extent practicable, on terms consistent with underwriting agreements entered into by the Company (it being understood that, unless required otherwise by the Securities Act or any other Law, the Company will not require any Investor to make any representation, warranty or agreement in such agreement other than with respect to such Investor, the ownership of such Investor’s securities being registered and such Investor’s intended method of disposition) and (ii) the Investors agree to complete and execute all such other documents customary in similar offerings, including any reasonable questionnaires, holdback agreements, letters or other documents customarily required under the terms of such underwriting arrangements (but specifically excluding custody agreements and powers of attorney). In the event a Demand Offering that is an Underwritten Offering is not consummated because any condition to the obligations under any related written agreement with such Underwriter is not met or waived in connection with a Demand Offering, and such failure to be met or waived is not primarily attributable to the fault of the Investors, such Demand Offering will not be deemed exercised.

SECTION 2.05. Conditions to Offerings.

(a) The Company shall be entitled to (x) defer any registration of Registrable Securities and shall have the right not to file and not to cause the effectiveness of any registration statement covering any Registrable Securities, (y) suspend the use of any prospectus and registration statement covering any Registrable Securities and (z) require the Investor of Registrable Securities to suspend any offerings or sales of Registrable Securities pursuant to a registration statement with respect to an offering of Registrable Securities for so long as either of the following conditions are not satisfied; provided that, in the case of clauses (ii) and (iii) below, any such suspension or deferral shall only be permitted with respect to such non-complying Investor:

(i) the Company shall be subject to the requirements of Sections 13, 14 or 15(d) of the Exchange Act;

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(ii) the Company may require the participating Investors to furnish to the Company such information regarding the participating Investors or the distribution of such Registrable Securities as the Company may from time-to-time reasonably request in writing, in each case only as required by the Securities Act or under state securities or blue sky laws; and

(iii) in any Demand Offering that is an Underwritten Offering, the participating Investors, together with the Company (for the avoidance of doubt, not a condition to its obligations hereunder), will enter into an underwriting agreement in accordance with Section 2.04(b) above with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings.

(b) The Investors agree that, upon receipt of any notice from the Company to such Investor of the happening of any event of the kind described in Section 2.04(a)(iv) or Section 2.04(a)(v) hereof or a condition described in Section 2.06 hereof, such Investors will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering the sale of such Registrable Securities until the Investors’ receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(a)(iv) hereof or notice from the Company of the termination of the stop order or Deferral Period, and the requesting Investor shall be entitled to withdraw such request and, if such request is withdrawn, such Registration Statement shall not count for the purposes of the limitations set forth in Section 2.01.

SECTION 2.06. Blackout Period.

(a) The Company shall be entitled to (x) defer any registration of Registrable Securities and shall have the right not to file and not to cause the effectiveness of any registration statement covering any Registrable Securities, (y) suspend the use of any prospectus and registration statement covering any Registrable Securities and (z) require the Investor of Registrable Securities to suspend any offerings or sales of Registrable Securities pursuant to a registration statement (i) upon the receipt of comments from the SEC on any document incorporated by reference in the Registration Statement, if the effect of such comments were to indicate that such document was materially misleading, until it has received copies of a corrective supplemented or amended prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice) or (ii) if compliance with such obligations would (A) violate applicable Law or otherwise prevent the Company from complying with applicable Law, (B) require the Company to disclose a bona fide and material financing, acquisition, disposition or other transaction or corporate development (other than the contemplated offering), and the chief executive officer of the Company has determined, in the good faith exercise of his reasonable business judgment, that such disclosure is not in the best interest of the Company or (C) upon advice of counsel, otherwise require premature disclosure of information, the disclosure of which the chief executive officer of the Company has determined, in the good faith exercise of his reasonable business judgment, is not in the best interests of the Company; provided, however, that such suspensions pursuant to this Section 2.06 will occur on no more than one occasion during every 12-month period and any and all such suspensions will not exceed a total of 90 days in the aggregate in any 12-month period (any period during which such obligations are suspended, a “Deferral Period”). The Company will promptly give the Investors written notice of any such suspension containing the approximate length of the anticipated delay, and the Company will notify the Investors’ Representative upon the termination of any Deferral Period. Upon receipt of any notice from the Company of any Deferral Period, each of the Investors shall forthwith discontinue disposition of the Registrable Securities pursuant to the Registration Statement relating thereto until the Investors’ Representative receives copies of the supplemented or amended prospectus contemplated hereby or until they are advised in writing by the Company that the use of the prospectus may be resumed and have received copies of any additional or supplemented filings that are incorporated by reference in the prospectus, and, if so directed by the Company, the Investors will, and will request the lead Underwriter or Underwriters, if any, to, deliver to the Company all copies, other than permanent file copies, then in the Investors’ or such Underwriter’s or Underwriters’ possession of the current prospectus covering such Registrable Securities. If the Company so postpones its obligations, the requesting Investor shall be entitled to withdraw such request in writing and, if such request is so withdrawn, such registration request shall not count for the purposes of the limitations set forth in Section 2.01. The Company shall pay all expenses incurred in connection with any such aborted registration or prospectus.

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(b) The parties hereto further agree and acknowledge that any suspension or non-use of the Registration Statement covering the sale of Registrable Securities due to the updating of such Registration Statement to include any financial statement that such Registration Statement is required to contain (the “Required Financial Statements”) shall not be deemed to be a suspension for purposes of Section 2.06(a), unless and until the seven Business Day period referenced in Section 2.06(c) shall have passed without the updating of financial statements required by Section 2.06(c).

(c) The Company shall use its reasonable best efforts to update the Registration Statement on each date on which it shall be necessary to do so to cause the Registration Statement covering the sale of Registrable Securities to contain the Required Financial Statements; provided, however, that, with respect to any financial period ending after the date of this Agreement, the Company shall not be obligated to update the Required Financial Statements pursuant to Section 2.06(b) and shall not be deemed to be in default under this sentence until seven Business Days after (or such earlier date as may be reasonably practicable) the date upon which such updated financial statements are required to be filed with the SEC.

(d) A Demanding Key Holder may not, without the Company’s prior written consent, submit any Demand Notice requesting to launch an Underwritten Offering within the period commencing 14 days prior to and ending two days following the Company’s scheduled earnings release date for any fiscal quarter or year.

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SECTION 2.07. Offering Expenses. All Offering Expenses will be borne by the Company upon the request of Investors’ Representative. The Company shall not be required to pay any fees and disbursements to Underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

SECTION 2.08. Indemnification; Contribution.

(a) In connection with any registration of Registrable Securities pursuant to this Article II, the Company agrees to indemnify and hold harmless, to the fullest extent permitted by Law, each of the Investors and their respective Affiliates, the Investors’ Representative and each of its Affiliates, each Person who controls an Investor or the Investors’ Representative within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and the directors, officers, employees, partners, affiliates, members, managers, trustees, shareholders, assignees and representatives of each of the foregoing (collectively, the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including reasonable attorneys’ fees and other expenses actually incurred by them in connection with investigating, defending or settling any such losses, claims, damages, liabilities, actions or proceedings) (“Losses”) joint or several arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any part of any Registration Statement, any preliminary or final prospectus or other disclosure document used in connection with the Registrable Securities, any Issuer FWP or any amendment or supplement to any of the foregoing, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any violation or alleged violation by the Company or any of its Subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its Subsidiaries and relating to action or inaction in connection with any such registration, Registration Statement, other disclosure document or Issuer FWP; provided, however, that the Company will not be required to indemnify any Indemnified Person for any losses, claims, damages, liabilities, judgments, actions or expenses resulting from any such untrue statement or omission if such untrue statement or omission was made in conformity with information with respect to such Indemnified Person or related Investors furnished to the Company in writing by or on behalf of such related Investors expressly for use therein.

(b) In connection with any Registration Statement covering the sale of Registrable Securities, preliminary or final prospectus or Issuer FWP in which an Investor is participating, each such Investor agrees to indemnify, severally and not jointly, the Company, its directors, its officers who sign such Registration Statement and each Person, if any, who controls the Company (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from the Company to the Investors, but only with respect to information with respect to such Investor furnished to the Company in writing by such Investor expressly for use in such Registration Statement, preliminary or final prospectus or Issuer FWP to the extent such information is included therein in reliance upon and in conformity with the information furnished to the Company by such Investor expressly for use therein; provided, however, that in no event shall any Investor’s liability pursuant to this Section 2.08 in respect of the offering to which such loss, claim, damages, liabilities, judgments, actions or expenses relate exceed an amount equal to the proceeds to such Investor (after deduction of all Underwriters’ discounts and commissions) from such offering less the amount of any damages which such Investor has otherwise been required to pay by reason of such information.

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(c) In case any claim, action or proceeding (including any governmental investigation) is instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.08(a) or Section 2.08(b), such Person (hereinafter called the “indemnified party”) will (i) promptly notify the Person against whom such indemnity may be sought (hereinafter called the “indemnifying party”) in writing; provided, however, that the failure to give such notice shall not relieve the indemnifying party of its obligations pursuant to this Agreement except to the extent such indemnifying party has been prejudiced in any material respect by such failure and (ii) permit the indemnifying party to assume the defense of such claim, action or proceeding with counsel reasonably satisfactory to the indemnified party to represent the indemnified party (in which case, the indemnifying party shall pay the fees and disbursements of such counsel related to such claim, action or proceeding). In any such claim, action or proceeding, any indemnified party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such indemnified party (without prejudice to such indemnified party’s indemnity and other rights under the Charter, Bylaws and applicable Law, if any) unless (A) the indemnifying party and the indemnified party have mutually agreed to the retention of such counsel, (B) the named parties to any such claim, action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel, with a copy provided to the Company, that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them, (C) the indemnifying party has failed to assume the defense of such claim and employ counsel reasonably satisfactory to the indemnified party or (D) any such, claim, action or proceeding is a criminal or regulatory enforcement action. It is understood that the indemnifying party will not, in connection with any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the indemnified parties (in addition to any local counsel at any time for all such indemnified parties) and that all such reasonable fees and expenses will be reimbursed reasonably promptly following a written request by an indemnified party stating under which clause of (A) through (D) above reimbursement is sought and delivery of documentation of such fees and expenses. In the case of the retention of any such separate firm for the indemnified parties, such firm will be designated in writing by the indemnified parties. The indemnifying party will not be liable for any settlement of any claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if such claim, action or proceeding is settled with such consent or if there has been a final non-appealable judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party will have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel as contemplated by the third sentence of this Section 2.08(c), the indemnifying party agrees that it will be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party has not reimbursed the indemnified party in accordance with such request or reasonably objected in writing, on the basis of the standards set forth herein, to the propriety of such reimbursement prior to the date of such settlement. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding (i) in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding or (ii) which involves the imposition of equitable remedies on the indemnified party or the imposition of any obligation on the indemnified party, other than as a result of the imposition of financial obligations for which the indemnified person will be indemnified hereunder and provides for no admission of wrongdoing on the part thereof.

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(d) If the indemnification provided for in this Section 2.08 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities, judgments, actions or expenses referred to in this Section 2.08, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, judgments, actions or expenses (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of the Company, on the one hand, and the Investors, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities, judgments, actions or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above will be deemed to include, subject to the limitations set forth in Section 2.08(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(e) The parties agree that it would not be just and equitable if contribution pursuant to Section 2.08(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 2.08(d). No Person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the provisions of Section 2.08(d) and this Section 2.08(e), each Investor’s liability pursuant to Section 2.08(d) in respect of the offering to which such loss, claim, damages, liabilities, judgments, actions or expenses relate shall not exceed an amount equal to the proceeds to such Investor (after deduction of all Underwriters’ discounts and commissions) from such offering less the amount of any damages which such Investor has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. Each Investor’s obligation to contribute pursuant to this Section 2.08 is several in proportion to the respective number of Registrable Securities held by such Investor hereunder and not joint.

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(f) For purposes of this Section 2.08, each Indemnified Person shall have the same rights to contribution as such Investor, and each officer, director and Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act shall have the same rights to contribution as the Company, subject in each case to the limitations set forth in the immediately preceding paragraph. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 2.08, notify such party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 2.08 or otherwise except to the extent that it has been prejudiced in any material respect by such failure. No party shall be liable for contribution with respect to any action or claim settled without its written consent; provided, however, that such written consent was not unreasonably withheld.

(g) If indemnification is available under this Section 2.08, the indemnifying party will indemnify each indemnified party to the full extent provided in Section 2.08(a) and Section 2.08(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in Section 2.08(d) or Section 2.08(e).

SECTION 2.09. Lock-up. If and to the extent reasonably requested by the lead Underwriter of a Demand Offering that is an Underwritten Offering of Equity Securities of the Company, the Company and each Investor who has a right to participate in such Underwritten Offering agrees to enter into an agreement, at the time of execution of the applicable underwriting agreement, not to effect, and to cause their respective Affiliates not to effect, except as part of such registration and subject to such other carve-outs sufficient to permit charitable gifting and transfers to Permitted Transferees, any offer, sale, pledge, transfer or other distribution or disposition or any agreement with respect to the foregoing of the issue being registered or offered, as applicable, or of a similar security of the Company, or any securities into which such Equity Securities are convertible, or any securities convertible into, or exchangeable or exercisable for, such Equity Securities, including a sale pursuant to Rule 144, during a period of up to seven days prior to, and during a period of up to 90 days after, the effective date of such registration (the “Lock-up”); provided, however, that no Investor shall be obligated to enter into a Lock-up more than one time in any 12-month period. The lead Underwriter shall give the Company and each Investor prior notice of any such request.

SECTION 2.10. Termination of Registration Rights. This Article II (other than Sections 2.08, 2.10 and 2.11) will terminate on the date on which all Equity Securities of the Company subject to this Article II cease to be Registrable Securities; provided, however, that if a Lock-up is in effect at the time of such termination then such Lock-up shall expire in accordance with its terms.

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SECTION 2.11. Rule 144. For so long as the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company agrees that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and it will take such further action as the Investors’ Representative (on behalf of the Investors) or any Investor reasonably may request, all to the extent required from time to time to enable the Investors to sell Registrable Securities within the limitation of exemptions provided by (a) Rule 144, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of the Investors’ Representative (on behalf of the Investors) or any Investor, the Company will deliver to the Investors a written statement as to whether it has complied with such requirements.

ARTICLE III

Miscellaneous

SECTION 3.01. Adjustments. References to shares, equity interests or other Equity Securities or to numbers or prices of shares and to sums of money, in each case, including percentages thereof, contained herein will be deemed adjusted to account for any reclassification, exchange, conversion, substitution, combination, consolidation, subdivision, stock or unit split or reverse stock or unit split, stock or unit dividend, share or unit distribution, rights offering or similar transaction (including to property received therein in connection with a merger, consolidation or business combination).

SECTION 3.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person; (b) when transmitted (except if not a Business Day, then the next Business Day) via email (to such email address set out below) and sender shall bear the burden of proof of delivery, which shall be deemed satisfied if such notice is also delivered by hand, deposited in registered or certified mail (postage prepaid, return receipt requested) or delivered prepaid to a reputable national overnight air courier service on or before the date that is one (1) Business Day after its transmission by email; and (c) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.02):

If to the NTC Investor or the Investors’ Representative, to:

The NTC Group, Inc.

104 Field Point Road

Greenwich, Connecticut 06830

Attention:	Thomas Foley
Email:	thomasfoley@att.net

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with a copy (which shall not constitute notice to the NTC Investor or to the Investors’ Representative) to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, New York 10001

Attention:	Thomas E. Dunn; Matthew L. Ploszek
Email:	tdunn@cravath.com; mploszek@cravath.com

If to the other Investors, at the address most recently provided in writing to the Company for the purposes of notice.

If to the Company, to:

Air Industries Group
1460 Fifth Avenue
Bay Shore, New York 11706

Attention:	Scott Glassman
Email:	scott.glassman@airindustriesgroup.com

with a copy (which shall not constitute notice to the Company) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105

Attention:	Vincent J. McGill; Charles Goodwin
Email:	vmcgill@egsllp.com; cgoodwin@egsllp.com

SECTION 3.03. Expenses. Except as otherwise set forth herein, each party to this Agreement shall pay its own expenses incurred following the date of this Agreement in connection with this Agreement. The Company shall bear all documented out-of-pocket expenses of the Investors in connection with this Agreement incurred prior to the date of this Agreement.

SECTION 3.04. Amendments; Waivers; Consents.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Investors’ Representative, the NTC Investor and the Company; provided, however, that any amendment or waiver that materially adversely affects the rights or obligations of an individual Investor hereunder in a manner different than the other Investors shall also require the signature of such affected Investor or, in the case of a waiver, by the party against whom the waiver is to be effective.

(b) The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights, nor will any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law or otherwise.

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SECTION 3.05. Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules, Exhibits and Annexes attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to [●], 2026. Unless the context requires otherwise, (a) any definition of or reference to any contract, instrument or other document or any Law herein shall be construed as referring to such contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Schedules, Exhibits and Annexes shall be construed to refer to Articles and Sections of, and Schedules, Exhibits and Annexes to, this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

SECTION 3.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the purpose of this Agreement is fulfilled to the fullest extent possible.

SECTION 3.07. Counterparts. This Agreement may be executed and delivered (including by electronic, facsimile transmission, DocuSign or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument will raise the use of electronic delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

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SECTION 3.08. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to and does not confer upon any Person other than the parties hereto (and their respective Permitted Transferees) any rights or remedies, except as expressly provided in this Agreement (it being understood and agreed that the Persons referred to in any Section of this Agreement as having such rights and who or which are not parties hereto shall be entitled to the benefits of, and to enforce the provisions of, such Section).

SECTION 3.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto; (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named courts; and (c) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 3.02 shall be effective service of process for any such Action (without limiting other means).

SECTION 3.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, except rights, interests and obligations in respect of Equity Securities may be assigned in conjunction with a Transfer of such Equity Securities to a Permitted Transferee who has executed and delivered a joinder to this Agreement substantially in the form of Exhibit A hereto. Any purported assignment in violation of the preceding sentence will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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SECTION 3.11. Enforcement. The parties agree that the parties would be irreparably damaged if any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief, and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, none of the parties would have entered into this Agreement.

SECTION 3.12. Effectiveness; Termination; Survival. This Agreement shall become effective upon its execution and delivery by the Company, the NTC Investor and the Investors’ Representative. Notwithstanding anything to the contrary contained in this Agreement, this Agreement will automatically terminate upon the date on which Article II terminates pursuant to Section 2.10, and this Agreement shall thereafter be null and void, except that this Article III and Section 2.08 and Section 2.11 shall survive any such termination indefinitely. Nothing in this Section 3.12 will be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to such termination or impair the right of any party to compel specific performance by the other parties of their respective obligations under this Agreement occurring prior to such termination.

SECTION 3.13. Confidentiality.

(a) The Investors and their respective Affiliates shall, and shall direct their respective Representatives to, (i) hold confidential and not disclose, without the prior written approval of the Company, all confidential or proprietary written, recorded or oral information or data (including research, developmental, technical, marketing, sales, financial, operating, performance, cost, business and process information or data, knowhow and computer programming and other software techniques) provided by or on behalf of the Company or any of its Subsidiaries to the Investors or their respective Affiliates or Representatives, whether such confidentiality or proprietary status is indicated orally or in writing or if such Investor should reasonably have understood that the information should be treated as confidential, whether or not the specific words “confidential” or “proprietary” are used (“Confidential Information”), and (ii) use such Confidential Information only for the purpose of performing its obligations hereunder, managing and monitoring such Investor’s investment in the Company and its Subsidiaries and carrying on the business of the Company and its Subsidiaries; provided that the Investors and their respective Affiliates and Representatives may disclose or use such Confidential Information (x) in their capacity as directors, officers or employees of the Company or its Subsidiaries, (y) to each other, in their capacities as such and, with respect to Representatives that are attorneys, accountants, consultants and other professional advisors, to the extent necessary to their services in connection with monitoring its investment in the Company and its Subsidiaries, to any affiliate of such Investor and their respective directors, employees, consultants and representatives, in each case in the ordinary course of business (provided that the recipients of such Confidential Information are subject to customary confidentiality and non-disclosure obligations) or (z) as may be necessary in connection with such Investor’s enforcement of its rights in connection with this Agreement. Each Investor acknowledges and agrees that it shall be liable for any breach of the terms of this Section 3.13 applicable to Affiliates and Representatives by its Affiliates and Representatives (solely to the extent that such Representative received the applicable Confidential Information from such Investor), except with respect to an Affiliate or Representative who enters into or has entered into a confidentiality agreement with the Company with respect to the subject matter of this Section 3.13.

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(b) Notwithstanding the foregoing, the confidentiality and non-use obligations of Section 3.13(a) will not apply to Confidential Information:

(i) which any Investor or any of its Representatives is required to disclose by judicial or administrative process, or by other requirements of applicable Law or regulation or any governmental authority (including any applicable rule, regulation or order of a self-governing authority, such as the NYSE American); provided that, where and to the extent legally permitted and reasonably practicable, such Investor shall (A) give the Company reasonable notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (B) reasonably cooperate with the Company, at the Company’s sole cost and expense, in attempting to obtain such protective measures;

(ii) which becomes available to the public other than as a result of a breach of Section 3.13;

(iii) which can be demonstrated has been independently developed by such Investor without use of or reliance upon Confidential Information; or

(iv) which has been provided to any Investor or any of its Representatives by a Third Party who is not known after reasonable inquiry to be subject to confidentiality obligations to the Company or any of its Affiliates.

SECTION 3.14. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 3.14.

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SECTION 3.15. Representations and Warranties.

(a) The Company hereby makes the representations and warranties set forth in Annex A to the Investors, each of which is true and correct as of the date of this Agreement.

(b) Each Investor, severally and not jointly, hereby makes the representations and warranties set forth in Annex B to the Company solely as to itself, each of which is true and correct as of the date of this Agreement.

SECTION 3.16. Investors’ Representative.

(a)  The Investors’ Representative is hereby irrevocably appointed as the representative, agent, proxy and attorney-in-fact for all the Investors for all purposes under this Agreement, including the full power and authority on the Investors’ behalf (i) to perform the rights and acts described as being within its authority, discretion or power as set forth herein, including all such actions which are contemplated to be performed, reviewed or otherwise within its discretion herein, including the right to negotiate and settle disputes arising under, or relating to, this Agreement (except as otherwise expressly set forth herein by reference to a different standard or requirement for approval) and (ii) to take all other actions to be taken by or on behalf of the Investors in connection with this Agreement and consistent with the foregoing authority. The Investors, by execution of this Agreement, further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Investors’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Investor. All decisions and actions by the Investors’ Representative pursuant to the authority granted herein shall be binding upon all of the Investors, and no Investor shall have the right to object, dissent, protest or otherwise contest the same. The Company may conclusively rely, without independent verification or investigation, upon any such decision or action of the Investors’ Representative as being the binding decision or action of every Investor. The Investors’ Representative shall have no duties or obligations to the Investors hereunder, except as expressly set forth in this Agreement. By its execution of this Agreement, each Investor hereby irrevocably approves and adopts the appointment of the Investors’ Representative as such Investor’s representative, agent, proxy and attorney-in-fact to act in accordance with the authority granted in this Section 3.16.

(b) Following the date hereof, a majority-in-interest of the Investors (as determined by their relative entitlement to Merger Consideration (as defined in the Merger Agreement) as of the Closing) may, by written consent, appoint a new representative as the Investors’ Representative. Notice, together with a copy of the written consent appointing such new representative and bearing the signatures of such majority-in-interest of the Investors, must be delivered to the Company not less than 15 days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by the Company. In the event that the Investors’ Representative becomes unable or unwilling to continue in its capacity as Investors’ Representative, or if the Investors’ Representative resigns as the Investors’ Representative, a majority-in-interest of the Investors (determined as set forth above) may by written consent appoint a new representative as the Investors’ Representative.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Investors’ Representative in its capacity as such shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Investor shall otherwise exist against the Investors’ Representative. No bond shall be required of the Investors’ Representative, and the Investors’ Representative shall receive no compensation for its services. The Investors’ Representative shall not be liable to any Investor for any act done or omitted hereunder as the Investors’ Representative except for its willful misconduct or actual fraud with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of the absence of willful misconduct or actual fraud). The Investors’ Representative shall be entitled to be indemnified by the Investors (among them in accordance with their respective pro rata share of entitlement to Merger Consideration (as defined in the Merger Agreement) as of the Closing) for any loss, liability or expense incurred without willful misconduct or actual fraud on the part of the Investors’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder (including the hiring of legal counsel and the incurring of legal fees and costs). The Investors’ Representative shall be entitled to recover from the Investors (among them in accordance with their respective pro rata share of entitlement to Merger Consideration (as defined in the Merger Agreement) as of the Closing) any out-of-pocket costs and expenses incurred by the Investors’ Representative in good faith and in connection with actions taken by the Investors’ Representative pursuant to this Agreement or the acceptance or administration of its duties hereunder (including the hiring of legal counsel and the incurring of legal fees and costs).

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the day and year first above written.

AIR INDUSTRIES GROUP, as the Company,

by

Name:
Title:

[INVESTORS],

by

Name:
Title:

THE NTC GROUP, INC., as the Investors’ Representative,

by

Name:
Title:

Schedule 1

[To insert all Tenax Members and Tenax Warrantholders as of immediately prior to Closing]

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Registration Rights Agreement dated as of [●], 2026 (as the same may be amended from time to time, the “Registration Rights Agreement”) among Air Industries Group, a Nevada corporation, and the other parties thereto. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Registration Rights Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and an “Investor” under the Registration Rights Agreement as of the date hereof and, without limiting the generality of the foregoing, shall be subject to the Registration Rights Agreement and shall have all of the rights and obligations of an Investor thereunder as if it had executed the Registration Rights Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Registration Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: __________, ____

[NAME OF JOINING PARTY],

by

Name:
Title:

Address for Notices:

AGREED ON THIS [_____] day of [__________], 20[_]:

AIR INDUSTRIES GROUP,

by

Name:
Title:

ANNEX A

1.	Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.	Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to comply with the terms hereof. The execution and delivery by the Company of this Agreement and the compliance by the Company with this Agreement have been, or prior to the date of this Agreement will have been, duly authorized by all necessary company action on the part of the Company. The Company has duly executed and delivered this Agreement, which, assuming due authorization, execution and delivery by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

3.	No Conflicts; Consents.

(i) The execution and delivery by the Company of this Agreement do not, and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of the Company or any of its subsidiaries (the “Company Subsidiaries”) under, any provision of (A) the Charter, the Bylaws or the comparable organizational documents of any Company Subsidiary, (B) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (C) subject to the filings and other matters referred to in paragraph (3)(ii) below, any Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the Company to comply with the terms of this Agreement.

(ii) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the compliance with the terms hereof, other than (A) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, (B) such filings as may be required under the rules and regulations of the NYSE American and (C) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the Company to comply with the terms of this Agreement.

ANNEX B

1.	Organization, Standing and Power. Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.	Authority; Execution and Delivery; Enforceability. Such Investor has all requisite limited liability company or similar power and authority to execute and deliver this Agreement and to comply with the terms hereof. The execution and delivery by such Investor of this Agreement and its compliance with the terms hereof have been duly authorized by all necessary limited liability company or similar action on the part of such Investor. All required approvals, if any, from the limited partners, members or other stockholders of such Investor to enter into this Agreement and comply with its terms have been granted. Such Investor has duly executed and delivered this Agreement, which, assuming due authorization, execution and delivery by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

3.	No Conflicts; Consents.

(i)  The execution and delivery by such Investor of this Agreement do not, and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Investor or any of its subsidiaries under, any provision of (A) the organizational documents of such Investor or any of such Investor’s subsidiaries, (B) any Contract to which such Investor or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (C) subject to the filings and other matters referred to in paragraph (3)(ii) below, any Law applicable to such Investor or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Investor to comply with the terms of this Agreement.

(ii) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to such Investor or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the compliance with the terms hereof, other than (A) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, (B) such filings as may be required under the rules and regulations of the NYSE American and (C) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Investor to comply with the terms of this Agreement.

4.	Ownership of Equity Securities. Except as has been disclosed to the Company in writing prior to the date of this Agreement, neither such Investor nor any of its Affiliates (i) beneficially owns any Equity Securities of the Company or (ii) holds any rights to acquire any Equity Securities of the Company except pursuant to the Merger Agreement or other Transaction Agreements (as defined in the Merger Agreement).